Exhibit 99.3

PRO FORMA VALUATION REPORT STANDARD CONVERSION SR Bancorp, Inc. Bound Brook, New Jersey HOLDING COMPANY FOR: Somerset Savings Bank, SLA Bound Brook, New Jersey Dated as of September 19, 2022 1311-A Dolley Madison Boulevard Suite 2A McLean, Virginia 22101 703.528.1700 rpfinancial.com

September 19, 2022

Boards of Directors

SR Bancorp, Inc.

Somerset Savings Bank, SLA

220 West Union Avenue

Bound Brook, New Jersey 08805

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the requirements stipulated in the Code of Federal Regulations and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” (the “Valuation Guidelines”) of the Office of Thrift Supervision (“OTS”) and accepted by the Federal Reserve Board (“FRB”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”) and the New Jersey Department of Banking and Insurance (the “Department”), and applicable regulatory interpretations thereof.

Description of Plan of Conversion

On July 25, 2022, the Board of Directors of Somerset Savings Bank, SLA, Bound Brook, New Jersey (“Somerset Savings” or the “Bank”) adopted the plan of conversion, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a New Jersey-chartered mutual savings association to a New Jersey-chartered stock savings association and become a wholly-owned subsidiary of SR Bancorp, Inc. (“SR Bancorp” or the “Company”), a Maryland corporation organized by Somerset Savings.

SR Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans including Somerset Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Voting Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of common stock will be used to purchase all of the then to be issued and outstanding capital stock of the Bank and the balance of the net proceeds will be retained by the Company.

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Board of Directors

September 19, 2022

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will equal 6% of the shares of common stock sold in the offering and will be funded with SR Bancorp common stock contributed by the Company in an amount equal to 5.0% of the shares of common stock sold in the offering and cash in an amount equal to 1.0% of the shares of common stock sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Somerset Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Pursuant to the conversion, the Boards of Directors of Somerset Savings and SR Bancorp entered into a definitive agreement to acquire Regal Bancorp, Inc., Livingston, New Jersey (“Regal Bancorp”) and its subsidiary Regal Bank. In the acquisition, Regal Bancorp will merge with and into SR Bancorp, with SR Bancorp as the surviving entity, and Regal Bank will merge with and into Somerset Savings, with Somerset Savings as the surviving institution under the name Somerset Regal Bank. In connection with the conversion and acquisition, Somerset Savings also intends to convert to a New Jersey chartered commercial bank.

Pursuant to the terms of the merger agreement, Regal Bancorp shareholders may elect to receive 1.93 shares of SR Bancorp common stock, based on a $10.00 per share offering price, or $19.30 in cash for each share of Regal Bancorp common stock, subject to the allocation and proration procedures set forth in the merger agreement, which require that 80% of the merger consideration be Company common stock and 20% of the merger consideration be cash. If SR Bancorp issues a number of shares of its common stock in its conversion stock offering that is above the midpoint of the offering range, then the aggregate stock portion of the merger consideration will be increased to 90%. The aggregate transaction value of the acquisition is approximately $58.4 million.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for the Appraisal, we are independent of the Bank, the Company, Regal Bancorp and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of the Company and the Bank, including the prospectus as filed with the FRB, the FDIC, the Department and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Bank that has included a review of audited financial information for the fiscal years ended June 30, 2018 through June 30, 2022, and a review of various unaudited information and internal financial reports through June 30, 2022, and due diligence related discussions with the Bank’s management; Baker Tilly US, LLP, the Company’s independent auditor; Luse Gorman, PC, the Company’s conversion counsel and Keefe Bruyette & Woods,

Board of Directors

September 19, 2022

Inc., the Company’s marketing advisor in connection with the stock offering. We have also analyzed the pro forma financial impact of Somerset Savings’ pending acquisition of Regal Bancorp, based on financial data set forth in the Company’s prospectus, a review of Regal Bancorp’s audited financial information for the past five years through the year ended December 31, 2021, a review of various unaudited information and internal financial reports through June 30, 2022, and due diligence related discussions with Regal Bancorp’s management. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Somerset Savings operates and have assessed Somerset Savings’ relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Somerset Savings and the industry as a whole. We have analyzed the potential effects of the stock conversion and using a portion of the conversion proceeds on the Regal Bancorp acquisition on Somerset Savings’ operating characteristics and financial performance as they relate to the pro forma market value of SR Bancorp. We have reviewed the economic and demographic characteristics of Somerset Savings’ and Regal Bancorp’s primary market areas. We have compared Somerset Savings’ financial performance and condition, incorporating the impact of the Regal Bancorp acquisition, with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues and initial public offerings by thrifts and thrift holding companies. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

The Appraisal is based on Somerset Savings’ representation that the information contained in the regulatory applications and additional information furnished to us by Somerset Savings, Regal Bancorp and their respective independent auditors, legal counsels and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by Somerset Savings and Regal Bancorp, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Somerset Savings and Regal Bancorp. Our valuation was also predicated on following the offering, Somerset Savings using a portion of the proceeds to complete the acquisition of Regal Bancorp in a manner consistent with the merger agreement and the pro forma financial information set forth in the prospectus. The valuation considers Somerset Savings only as a going concern and should not be considered as an indication of Somerset Savings’ liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Somerset Savings, Regal Bancorp and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Somerset Savings’ stock alone. It is our understanding that there are no current plans for selling control of Somerset Savings’ following completion of the conversion. To the extent that such factors can be foreseen, they have been factored into our analysis.

Board of Directors

September 19, 2022

The estimated pro forma market value is defined as the price at which the Company’s common stock, immediately upon completion of the stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 19, 2022, the estimated pro forma market value of the shares to be issued immediately pursuant to the conversion offering, including shares to be issued to the Foundation, equaled $86,625,000 at the midpoint, equal to 8,662,500 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum conversion value of $73,631,250 and a maximum conversion value of $99,618,750. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,363,125 at the minimum and 9,961,875 at the maximum. In the event the appraised value is subject to an increase, the conversion pro forma market value may be increased up to a super maximum value of $114,561,560 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 11,456,156. Based on this valuation range, the offering range is as follows: $70,125,000 at the minimum, $82,500,000 at the midpoint, $94,875,000 at the maximum and $109,106,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 7,012,500 at the minimum, 8,250,000 at the midpoint, 9,487,500 at the maximum and 10,910,625 at the super maximum.

Taking into account the Bank’s use of proceeds, as of September 19, 2022, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 4,668,082 merger shares issued to Regal Bancorp’s shareholders as part of the $58.4 million cash and stock acquisition of Regal Bancorp and the 412,500 shares of common stock contributed to the Foundation – was $133,305,820 at the midpoint, equal to 13,330,582 shares at a per share value of $10.00. Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as follows:

	Offering Valuation Range			Merger Shares	Shares Issued To Foundation		Pro Forma Market Value After Merger	Merger Shares Pct. Of Total
Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Issued To Regal		Total Shares Issued
Supermaximum	10,910,625	10.00	$109,106,250	5,251,592	545,531	16,707,748	$167,077,480	31.43%
Maximum	9,487,500	10.00	94,875,000	5,251,592	474,375	15,213,467	152,134,670	34.52%
Midpoint	8,250,000	10.00	82,500,000	4,668,082	412,500	13,330,582	133,305,820	35.02%
Minimum	7,012,500	10.00	70,125,000	4,668,082	350,625	12,031,207	120,312,070	38.80%

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company’s common stock. Moreover, because such valuation is determined in accordance with applicable regulatory guidelines and is

Board of Directors

September 19, 2022

necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion offering will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of SR Bancorp immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the stock offering.

RP Financial’s valuation was based on the financial condition and operations of Somerset Savings and Regal Bancorp as of June 30, 2022, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Somerset Savings and Regal Bancorp, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of SR Bancorp’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS i

TABLE OF CONTENTS

SR BANCORP, INC.

SOMERSET SAVINGS BANK, SLA

Bound Brook, New Jersey

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion		I.1
Acquisition of Regal Bancorp, Inc.		1.2
Strategic Overview		I.3
Reasons for the Acquisition of Regal Bancorp		1.4
Reasons for the Conversion and Use of Proceeds		1.5
Balance Sheet Trends		I.6
Pro Forma Balance Sheet Impact of Regal Bancorp Acquisition		1.9
Income and Expense Trends		I.9
Pro Forma Earnings Impact of Regal Bancorp Acquisition		1.13
Interest Rate Risk Management		I.14
Lending Activities and Strategy		I.15
Asset Quality		I.17
Funding Composition and Strategy		I.17
Subsidiaries		I.18
Legal Proceedings		I.18

CHAPTER TWO	MARKET AREA ANALYSIS

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.7
Regional Economy		II.9
Unemployment Trends		II.11
Market Area Deposit Characteristics and Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.5
Income and Expense Components		III.8
Loan Composition		III.11
Interest Rate Risk		III.13
Credit Risk		III.13
Summary		III.16

RP® Financial, LC.	TABLE OF CONTENTS ii

TABLE OF CONTENTS

SR BANCORP, INC.

SOMERSET SAVINGS BANK, SLA

Bound Brook, New Jersey

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.6
5. Dividends		IV.7
6. Liquidity of the Shares		IV.8
7. Marketing of the Issue		IV.8
A. The Public Market		IV.9
B. The New Issue Market		IV.14
C. The Acquisition Market		IV.15
8. Management		IV.17
9. Effect of Government Regulation and Regulatory Reform		IV.17
Summary of Adjustments		IV.18
Valuation Approaches		IV.18
1. Price-to-Earnings (“P/E”)		IV.19
2. Price-to-Book (“P/B”)		IV.20
3. Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings		IV.22
Valuation Conclusion		IV.23

RP® Financial, LC.	LIST OF TABLES iii

LIST OF TABLES

SR BANCORP, INC.

SOMERSET SAVINS BANK, SLA

Bound Brook, New Jersey

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.7
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Largest Employers in Local Market Area	II.10
2.4	Unemployment Trends	II.11
2.5	Deposit Summary	II.12
2.6	Market Area Deposit Competitors	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.6
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.9
3.4	Loan Portfolio Composition and Related Information	III.12
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.14
3.6	Credit Risk Measures and Related Information	III.15

4.1	Market Area Unemployment Rates	IV.7
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Versus Peer Group	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Somerset Savings Bank, SLA, (“Somerset Savings” or the “Bank”), chartered in 1887, is a New Jersey-chartered mutual savings bank headquartered in Bound Brook, New Jersey. Somerset Savings serves central New Jersey through the main office in Bound Brook and six full-service banking offices. The primary market area served by the Bank’s branches include the New Jersey counties of Somerset, Hunterdon and Middlesex. Somerset Savings is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of June 30, 2022, Somerset Savings had total assets of $648.6 million, total deposits of $522.1 million and total equity of $118.2 million, equal to 18.23% of total assets. The Bank’s audited financial statements are incorporated by reference as Exhibit I-1.

Plan of Conversion

On July 25, 2022, the Board of Directors of Somerset Savings adopted the plan of conversion, incorporated herein by reference. Pursuant to the plan of conversion, the Bank will convert from a New Jersey-chartered mutual savings association to a New Jersey-chartered stock savings association and become a wholly-owned subsidiary of SR Bancorp, Inc. (“SR Bancorp” or the “Company”), a Maryland corporation organized by Somerset Savings.

SR Bancorp will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Plans including Somerset Savings’ employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Voting Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Somerset Savings and the balance of the net proceeds will be retained by the Company.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

At this time, following the conversion no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, SR Bancorp may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion provides for the establishment of a new charitable foundation (the “Foundation”). The Foundation contribution will equal 6% of the shares of common stock sold in the offering and will be funded with SR Bancorp common stock contributed by the Company in an amount equal to 5.0% of the shares of common stock sold in the offering and cash in an amount equal to 1.0% of the shares of common stock sold in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Somerset Savings operates and to enable those communities to share in the Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

Acquisition of Regal Bancorp, Inc.

In connection with the conversion, the Boards of Directors of Somerset Savings and SR Bancorp entered into a definitive agreement to merge with Regal Bancorp, Inc., Livingston, New Jersey (“Regal Bancorp”) and its subsidiary, Regal Bank. In the acquisition, Regal Bancorp will merge with and into SR Bancorp, with SR Bancorp as the surviving entity, and Regal Bank will merge with and into Somerset Savings, with Somerset Savings as the surviving institution under the name Somerset Regal Bank. Following the conversion, Somerset Savings also intends to convert to a New Jersey chartered commercial bank.

Pursuant to the terms of the merger agreement, Regal Bancorp shareholders may elect to receive 1.93 shares of SR Bancorp common stock, based on a $10.00 per share offering price, or $19.30 in cash for each share of Regal Bancorp common stock, subject to the allocation and proration procedures set forth in the merger agreement, which require that 80% of the merger consideration be Company common stock and 20% of the merger consideration be cash. If SR Bancorp issues a number of shares of its common stock in its conversion stock offering that is above the midpoint of the offering range, then the aggregate stock portion of the merger consideration will be increased to 90%. The aggregate transaction value of the merger is approximately $58.4 million. Based on Regal Bancorp’s consolidated balance sheet at June 30, 2022 and estimated purchase accounting adjustments, total intangible assets resulting from the acquisition have been estimated to equal $19.9 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

Regal Bancorp, Inc.

Regal Bancorp is the New Jersey chartered bank holding company for Regal Bank. Regal Bancorp owns 100% of the issued and outstanding common stock of Regal Bank, which is the primary asset of Regal Bancorp. Regal Bancorp is a privately-held company, in which there is no active trading market for its stock. To date, Regal Bancorp has not engaged in any material operations other than to hold all of the issued and outstanding stock of Regal Bank and issuance of subordinated debt . As of June 30, 2022, Regal Bancorp reported consolidated assets of $538.2 million, net loans receivable of $338.7 million, deposits of $473.7 million, borrowings of $5.0 million, subordinated debt of $9.9 million and stockholders’ equity of $47.8 million, equal to 8.88% of total assets. Regal Bancorp reported earnings for the twelve months ended June 30, 2022 of $3.1 million or approximately 0.55% of average assets.

Regal Bank

Regal Bank is a New Jersey commercial bank headquartered in Livingston, New Jersey. Regal Bank serves northern and central New Jersey through ten full-service branch offices. Regal Bank is subject to regulation, examination and supervision by the New Jersey Department of Banking and Insurance (the “Department”) and the FDIC.

Strategic Overview

Somerset Savings maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Somerset Savings’ operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank’s assets and liabilities, respectively.

Investments serve as a supplement to the Bank’s lending activities and the investment portfolio is considered to be indicative of a low risk investment strategy. The Bank’s investment activities have emphasized investment in mortgage-backed securities, which are guaranteed or insured by Government Sponsored Enterprises (“GSEs”). Other investments maintained by the Company consist of corporate debt securities and a small balance of equity securities.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Deposits have consistently served as the primary funding source for the Bank, as borrowings have not been utilized as a funding source in recent years. Core deposits, consisting of transaction and savings account deposits, constitute the largest portion of the Bank’s deposit base.

Somerset Savings’ earnings base is largely dependent upon net interest income and operating expense levels. The Bank’s net interest margin has come under pressure in recent years, which has been in part attributable to a shift in the composition of its interest-earning assets towards a higher concentration of relatively lower yielding cash and investments. Operating expenses and revenues derived from sources of non-interest operating income have been maintained at relatively low levels as percent of average assets, as the Bank’s traditional thrift operating strategy and resulting limited diversification into areas that generate non-interest income revenues has supported containment of the Company’s operating expenses and restrained revenues generated through sources of non-interest operating income. Loan loss provisions and non-operating gains and losses have not been a significant factor in the Bank’s earnings during recent years.

Through the acquisition of Regal Bancorp, the Bank will expand its market presence in northern and central New Jersey. The acquisition will provide the Company with a larger, more diversified community bank and a larger customer base to cross-sell products and services, as well as opportunities to develop new banking relationships that can be realized from maintaining a larger geographic market presence. A map of the Bank’s branch network following the acquisition of Regal Bancorp is set forth in Exhibit I-2.

Reasons for the Acquisition of Regal Bancorp

The acquisition of Regal Bancorp is expected to be beneficial to Somerset Savings’ operations in a number of ways. Most notably, the acquisition will serve to expand and strengthen the Company’s market presence in northern and central New Jersey. Other reasons for the merger are set forth below.

•	The larger branch network and expanded geographic presence will enhance customer convenience and facilitate opportunities for growth at all of the Bank’s branches.

•

Loan portfolio diversification will be realized through the acquisition of Regal Bancorp’s loan portfolio, particularly with respect to the commercial real estate and multi-family loans that will added to the Bank’s loan portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

•	The combined entity will have a larger customer base for purposes of cross-selling the Bank’s product and services.

•	The larger asset size, geographic presence and market capitalization that will result from the acquisition will better position the Bank to pursue other strategic acquisitions.

•	Certain operating synergies, net of certain consolidation costs, are anticipated as a result of the merger, including:

•	Elimination of certain duplicative professional services, such as legal, audit and tax and consulting; and

•	Spreading securities, shareholder reporting and regulatory reporting and examination expenses over a larger asset base.

Pursuant to the completion of the acquisition of Regal Bancorp, Regal Bancorp’s Executive Chairman and two other current Regal Bancorp board members will join the Boards of Directors of the Company and the Bank. Regal Bancorp’s Executive Chairman will serve as Executive Chairman of SR Bancorp’s Board of Directors and Executive Vice Chairman of Somerset Regal Bank’s Board of Directors. Somerset Savings’ Chairman and Chief Executive Officer (“CEO”) will be CEO and Chairman of Somerset Regal Bank and CEO and a director of SR Bancorp. The President and Chief Operating Officer (“COO”) of Somerset Savings will continue in that position following the acquisition and will also continue to serve as a director for SR Bancorp and Somerset Regal Bank.

Reasons for Conversion and Use of Proceeds

A key component of the Bank’s business plan is to complete a conversion offering. The conversion will support growth of market share and enhance competitive position, most notably through the acquisition of Regal Bancorp. A portion of the conversion proceeds will be utilized to fund the cash consideration to be paid for the acquisition and other merger costs. Additionally, the conversion and increased capital resources that will result from the sale and issuance of common stock will support: (1) expansion of lending and deposit gathering activities with a broader geographic distribution and more diversified lending platform; (2) potential expansion and diversification of operations through acquisitions of other financial institutions or de novo branching as opportunities arise; (3) strengthen competitive position; and (4) earnings enhancements that will be realized from the combined institutions through leveraging of infrastructure and implementation of operating efficiencies. The projected use of proceeds is highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

•

SR Bancorp. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP and the cash contribution to the Foundation, will be used to fund the cash portion of the merger consideration and other related merger costs incurred to effect the acquisition of Regal Bancorp. The remaining balance of cash is expected to be invested into a deposit at the Bank. The approximate cash cost to be paid for the acquisition is $16.3 million, assuming 20% of the consideration is cash, and includes $4.6 million of merger related transaction expenses. Over time, the funds held in a deposit at the Bank may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock and the payment of cash dividends.

•

Somerset Savings. Approximately 50% of the net offering proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds infused into the Bank will initially become part of general funds, the substantial portion of which will be deployed into loans and investments. Under the terms of the merger agreement, Regal Bank will be merged into Somerset Savings.

Balance Sheet Trends

Table 1.1 shows the Bank’s historical balance sheet data for the past five fiscal years through June 30, 2022, as well as the Bank’s pro forma balance sheet at June 30, 2022. The pro forma balance sheet gives effect to the acquisition of Regal Bancorp before incorporating the capital to be raised in the stock offering. The following paragraphs describe the historical balance sheet trends for Somerset Savings on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Regal Bancorp will be discussed at the end of this section.

From fiscal year-end 2018 through fiscal year-end 2022, Somerset Savings’ assets increased at an annual rate of 3.24%. Asset growth consisted primarily of investment securities, which was supplemented with loan growth. Deposit growth constituted the primary funding source for the Bank’s asset growth, while funding for growth of loans and investments also included redeployment of liquidity and retention of earnings. A summary of Somerset Savings’ key operating ratios is presented in Exhibit I-3.

Somerset Savings’ loans receivable portfolio increased at a 2.11% annual rate from fiscal year-end 2018 through fiscal year-end 2022, in which loan growth was only realized in fiscal years 2019 and 2022. The Bank’s lower loan growth rate relative to asset growth provided for a slight decrease in the concentration of loans comprising assets, with loans-to-assets ratios equaling 53.90% and 51.58% at June 30, 2018 and June 30, 2022, respectively. Somerset Savings’ historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 97.60% of total loans receivable consisted of 1-4 family loans at June 30, 2022. Diversification into other types of lending has been very limited and, as of June 30, 2022, other types of loans held by the Bank consisted of consumer loans (2.26% of total loans) and commercial real estate and multi-family loans (0.14% of total loans).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS Page I.7

Table 1.1

Somerset Savings Bank, SLA

Historical Balance Sheet Data

	At June 30,										6/30/18- 6/30/22 Annual. Growth Rate	Pro Forma Combined At June 30,(2)
	2018		2019		2020		2021		2022			2022
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)	($000)	(%)
Total Amount of:
Assets	$570,996	100.00%	$583,494	100.00%	$610,087	100.00%	$639,358	100.00%	$648,631	100.00%	3.24%	$1,173,743	100.00%
Cash and cash equivalents	95,084	16.65%	106,744	18.29%	97,664	16.01%	56,751	8.88%	35,344	5.45%	-21.92%	175,592	14.96%
Investment securities	145,802	25.53%	120,293	20.62%	150,873	24.73%	240,378	37.60%	240,779	37.12%	13.36%	258,951	22.06%
Loans receivable, net	307,759	53.90%	334,412	57.31%	327,892	53.75%	307,613	48.11%	334,558	51.58%	2.11%	668,118	56.92%
Bank owned life insurance	14,483	2.54%	14,840	2.54%	26,823	4.40%	27,441	4.29%	28,056	4.33%	17.98%	35,326	3.01%
FHLB/ACBB stock	557	0.10%	586	0.10%	607	0.10%	635	0.10%	702	0.11%	5.95%	1,486	0.13%
Intangible assets	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	NM	19,897	1.70%
Deposits	451,353	79.05%	458,201	78.53%	481,216	78.88%	509,993	79.77%	522,072	80.49%	3.71%	994,584	84.74%
Borrowings	—	0.00%	—	0.00%	—	0.00%	—	0.00%	—	0.00%	NM	5,000	0.43%
Equity	111,297	19.49%	117,344	20.11%	121,012	19.84%	121,943	19.07%	118,231	18.23%	1.52%	164,042	13.98%
Tangible equity	111,297	19.49%	117,344	20.11%	121,012	19.84%	121,943	19.07%	118,231	18.23%	1.52%	144,145	12.28%
Loans/Deposits		68.19%		72.98%		68.14%		60.32%		64.08%			67.18%
Full Service Banking Offices Open	7		7		7		7		7			17

(1)	Ratios are as a percent of ending assets.
(2)	Includes purchase accounting adjustments for the acquisition of Regal Bancorp.

Sources:	Somerset Savings’ prospectus, Somerset Savings’ and Regal Bancorp’s audited & unaudited financial statements, Somerset Savings’ and Regal Bank’s FDIC Call Reports and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

The intent of the Bank’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Somerset Savings’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level, net of the proceeds used to fund the acquisition of Regal Bancorp, will primarily be invested into short-term liquid funds held as a deposit at the Bank. Since fiscal year-end 2018, the Bank’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 39.01% of assets at fiscal year-end 2019 to a high of 46.57% of assets at fiscal year-end 2021 and equaled 42.68% of assets at fiscal year-end 2022. Mortgage-backed securities totaling $233.0 million comprised the large majority of the Bank’s investment portfolio at June 30, 2022, with the balance of the investment portfolio consisting of $7. 8 million of subordinated debt and $19,000 of equity securities. As of June 30, 2022, investments maintained as held to maturity and available for sale totaled $192.9 million and $47.9 million, respectively. Investments maintained as available for sale had a net unrealized loss of $3.6 million at June 30, 2022. As of June 30, 2022, the Bank also held $35.3 million of cash and cash equivalents and $702,000 of FHLB stock.

The Bank also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of certain executive officers of the Bank. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of June 30, 2022, the cash surrender value of the Bank’s BOLI equaled $28.1 million or 4.33% of assets.

Over the past five fiscal years, Somerset Savings’ funding needs have been largely addressed through retail deposits, internal cash flows and retained earnings. From fiscal year-end 2018 through fiscal year-end 2022, the Bank’s deposits trended higher throughout the period and increased at an annual rate of 3.71%. Deposits have been maintained at approximately 80% of assets over the past five fiscal years and equaled 80.49% of assets at June 30, 2022. Transaction and savings account deposits comprise the largest concentration of the Bank’s deposits and accounted for 72.45% of the Bank’s total deposits at June 30, 2022, with the remaining 27.55% of deposits consisting of certificates of deposit (“CDs”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Since fiscal year-end 2018, retention of earnings and the adjustment for accumulated other comprehensive income/loss translated into an annual equity growth rate of 1.52% for the Bank. Somerset Savings’ lower capital growth rate relative to asset growth provided for a decrease in the equity-to-assets ratio from 19.49% at fiscal year-end 2018 to 18.23% at fiscal year-end 2022. All of the Bank’s capital is tangible capital, and the Bank maintained capital surpluses relative to all of its regulatory capital requirements at June 30, 2022. The addition of stock proceeds will serve to strengthen the Bank’s capital position, as well as support growth opportunities. At the same time, as the result of the increase that will be realized in the Bank’s pro forma capital position, Somerset Savings’ ROE will initially be depressed following its stock conversion.

Pro Forma Balance Sheet Impact of Regal Bancorp Acquisition

The pro forma balance sheet impact of the Regal Bancorp acquisition is shown in Table 1.1 as of June 30, 2022. On the asset side of the balance sheet, the ratio of loans-to-assets will increase and the level of cash and investments comprising total assets will decline before factoring in the infusion of the net conversion proceeds. The decline in the pro forma level of cash and investments includes the impact of funding the cash consideration, related acquisition costs and retirement of Regal Bancorp’s subordinated debt, which have been estimated to total $26.2 million in the pro forma adjustments. Intangible assets increased from a zero balance to $19.9 million or 1.70% of assets on a pro forma combined basis. On the liability side of the balance sheet, deposits increase from 80.49% of assets to 84.74% of assets on a pro forma combined basis, while borrowings increase from a zero balance to 0.43% of assets on a pro forma combined basis. Before factoring in the impact of the net conversion proceeds, the Bank’s equity-to-asset ratio decreases from 18.23% to 13.98% on a pro forma combined basis and the tangible equity-to-assets ratio decreases from 18.23 to 12.28% on a pro forma combined basis.

Income and Expense Trends

Table 1.2 shows the Bank’s historical income statements for the past five fiscal years, as well as a pro forma income statement for the twelve months ended June 30, 2022 giving effect to the acquisition of Regal Bancorp. The following discussion describes the historical income statements of Somerset Savings on a pre-acquisition basis. The pro forma income statement impact of the acquisition of Regal Bancorp is discussed at the end of this section.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS Page I.10

Table 1.2

Somerset Savings Bank, SLA

Historical Income Statements

											Pro Forma Combined For the 12 months Ended 06/30/22(5)
	Fiscal Year Ended June 30,
	2018		2019		2020		2021		2022
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$14,864	2.60%	$16,653	2.88%	$15,939	2.67%	$13,180	2.12%	$13,432	2.07%	$35,599	2.98%
Interest expense	(1,513)	-0.26%	(2,442)	-0.42%	(3,400)	-0.57%	(2,415)	-0.39%	(1,535)	-0.24%	($4,399)	-0.37%

Net interest income	$13,351	2.34%	$14,211	2.46%	$12,539	2.10%	$10,765	1.73%	$11,897	1.83%	$31,200	2.61%
Provision for loan losses	0	0.00%	(150)	-0.03%	(200)	-0.03%	0	0.00%	0	0.00%	$0	0.00%

Net interest income after provisions	$13,351	2.34%	$14,061	2.44%	$12,339	2.07%	$10,765	1.73%	$11,897	1.83%	$31,200	2.61%
Non-interest operating income	$1,052	0.18%	$1,041	0.18%	$1,008	0.17%	$1,185	0.19%	$1,359	0.21%	$2,508	0.21%
Non-interest operating expense	(10,265)	-1.80%	(10,409)	-1.80%	(10,796)	-1.81%	(10,582)	-1.70%	(11,014)	-1.70%	(23,351)	-1.95%

Net operating income	$4,138	0.72%	$4,693	0.81%	$2,551	0.43%	$1,368	0.22%	$2,242	0.35%	$10,357	0.87%

Non-Operating Income(Loss)
Gain (loss) on securities	$0	0.00%	$0	0.00%	$10	0.00%	$27	0.00%	($8)	0.00%	($8)	0.00%
Gain on loan transactions, net	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%
Gain (loss) on sale of OREO, net	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%	0	0.00%

Net non-operating income	—	0.00%	$0	0.00%	$10	0.00%	$27	0.00%	(8)	0.00%	($8)	0.00%

Net income before tax	$4,138	0.72%	$4,693	0.81%	$2,561	0.43%	$1,395	0.22%	$2,234	0.34%	$10,349	0.87%
Income tax provision	(1,745)	-0.31%	(1,267)	-0.22%	(505)	-0.08%	(145)	-0.02%	(363)	-0.06%	($2,554)	-0.21%

Net income (loss)	$2,393	0.42%	$3,426	0.59%	$2,056	0.34%	$1,250	0.20%	$1,871	0.29%	$7,795	0.65%

Adjusted Earnings
Net income	$2,393	0.42%	$3,426	0.59%	$2,056	0.34%	$1,250	0.20%	$1,871	0.29%	$7,795	0.65%
Add(Deduct): Net gain/(loss) on sale	0	0.00%	0	0.00%	(10)	0.00%	(27)	0.00%	8	0.00%	8	0.00%
Tax effect (2)	0	0.00%	0	0.00%	3	0.00%	7	0.00%	(2)	0.00%	(2)	0.00%

Adjusted earnings	$2,393	0.42%	$3,426	0.59%	$2,049	0.34%	$1,230	0.20%	$1,877	0.29%	$7,801	0.65%

Expense Coverage Ratio (3)	1.30x		1.37x		1.16x		1.02x		1.08x		1.34x
Efficiency Ratio (4)	71.43%		68.25%		79.69%		88.55%		83.33%		56.96%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 25.0% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus non-interest operating income.
(5)	Reflects pro forma impact of Regal Bancorp acquisition.

Sources:	Somerset Savings’ prospectus, Somerset Savings’ and Regal Bancorp’s audited & unaudited financial statements, Somerset Savings’ and Regal Bank’s FDIC Call Reports and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

Over the past five fiscal years, the Bank’s reported earnings ranged from a low of $1.3 million or 0.20% average assets during fiscal year 2021 to a high of $3.4 million or 0.59% of average assets during fiscal year 2019. For fiscal year 2022, the Bank reported net income of $1.9 million or 0.29% of average assets. Net interest income and operating expenses represent the primary components of the Bank’s earnings. Non-interest operating income has been somewhat of a limited source of earnings for the Bank. Loan loss provisions and non-operating income and losses have generally been relatively minor factors in the Bank’s earnings over the past five fiscal years.

Over the past five fiscal years, the Bank’s net interest income to average assets ratio ranged from a low of 1.73% during fiscal year 2021 to a high of 2.46% during fiscal year 2019 and equaled 1.83% during fiscal year 2022. The decrease in the Bank’s net interest income ratio during fiscal years 2020 and 2021 was due to interest rate spread compression that resulted from a more significant decrease in the yield earned on interest-earning assets relative to the cost of interest-bearing liabilities, which increased during fiscal year 2020 and then decreased during fiscal year 2021. The slight increase in the net interest income ratio during fiscal year 2022 was realized through a more significant decrease in the cost of interest-bearing liabilities relative to the yield earned on interest-earning assets. Overall, the composition of the Bank’s interest-earning assets has largely accounted for maintenance of relatively low net interest income to average assets ratios during the past five fiscal years. In particular, the Bank’s interest-earning asset composition consists of a relatively high concentration of lower yielding cash and investments and a relatively low concentration of comparative higher yielding loans. As of June 30, 2022, cash and investments equaled 42.57% of assets and loans equaled 51.58% of assets. Additionally, the Bank’s loan composition, which is highly concentrated in 1-4 family permanent mortgage loans, has also been a factor in the relatively low yields earned on interest-earning assets, given that 1-4 family loans tend to earn lower yields relative to other types of loans such as commercial real estate, commercial business and consumer loans. Historical trends in the Bank’s net interest margin and interest spreads are set forth in Exhibit I-3 and Exhibit I-4.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Non-interest operating income has been somewhat of a minor contributor to the Bank’s earnings over the past five fiscal years, reflecting the Bank’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of $1.0 million or 0.17% of average assets during fiscal year 2020 to a high of $1.4 million or 0.21% of average assets during fiscal year 2022. Fees and service charges and income from BOLI constitute the major sources of the Bank’s non-interest operating revenues.

Implementation of a traditional thrift operating strategy has also facilitated relatively low levels of operating expenses, as the lack of diversification has limited staffing requirements and, in turn, has supported maintenance of a relatively high ratio of assets per employee. Over the past five fiscal years, operating expenses have generally trended slightly higher which combined with asset growth has provided for some leveraging of the operating expense ratio. Operating expenses decreased from 1.80% of average assets during fiscal year 2018 to 1.70% of average assets during fiscal year 2022. Upward pressure will be placed on the Bank’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same time, the increase in capital realized from the stock offering will increase the Bank’s capacity to leverage operating expenses through implementation of planned growth strategies following the stock offering and the acquisition of Regal Bancorp.

Overall, the general trends in the Bank’s net interest income and operating expense ratios since fiscal year 2018 reflect a slight decrease in core earnings, as indicated by the Bank’s expense coverage ratios (net interest income divided by operating expenses). Somerset Savings’ expense coverage ratio equaled 1.30 times during fiscal year 2018, versus a ratio of 1.08 times during fiscal year 2022. However, it should be noted, that the Bank’s expense coverage ratio increased during fiscal year 2022 after reaching a low of 1.02x times during fiscal year 2021. The decrease in the expense coverage ratio since fiscal year 2018 was the result of a more significant decrease in the net interest income ratio relative to the decrease in the operating expense ratio. Similarly, Somerset Savings’ efficiency ratio (operating expenses as a percent of the sum of net interest income and other operating income) of 71.43% during fiscal year 2018 was more favorable compared to its efficiency ratio of 83.33% during fiscal year 2022, while the Bank’s 2022 efficiency ratio was more favorable compared to the 88.55% efficiency ratio recoded for fiscal year 2021.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

Over the past five fiscal years, maintenance of favorable credit quality measures has served to limit the amount of loss provisions established during the period and, in fact. no loan loss provisions were established by the Bank during fiscal years 2018, 2021 and 2022. The highest amount of loan loss provisions established over past five fiscal years occurred during fiscal year 2020, in which the Bank recorded loan loss provisions of $200,000 or 0.03% of average assets. The higher loan loss provisions established during fiscal year 2020 was largely related to the potential negative impact that the Covid-19 pandemic could have on the Bank’s credit quality. As of June 30, 2022, the Bank maintained an allowance for loan losses of $1.1 million, equal to 0.33% of total loans outstanding. As of June 30, 2022, the Bank maintained a zero balance of non-performing loans. Exhibit I-5 sets forth the Bank’s loan loss allowance activity during the past two fiscal years.

Non-operating income and losses have been a minimal factor in the Bank’s earnings over the past five fiscal years, consisting of nominal gains and losses recorded on the sale of investment securities. For the fiscal year ended June 30, 2022, the Bank recorded an $8,000 loss on investment securities. Gains and losses on investment securities are not viewed to be part of the Bank’s core or recurring earnings base.

The Bank’s effective tax rate ranged from a low of 10.39% during fiscal year 2021 to a high of 42.17% during fiscal year 2018 and equaled 16.25% during fiscal year 2022. As set forth in the prospectus, the Bank’s marginal effective tax rate is 25.0%.

Pro Forma Earnings Impact of Regal Bancorp Acquisition

The pro forma income statement impact of the Regal Bancorp acquisition is shown in Table 1.2 for the twelve month period ended June 30, 2022. Pro forma net interest income reflects the yield adjustments for interest rate sensitive assets and liabilities, based on mark-to-market valuation adjustments on Regal Bancorp’s balance sheet as of June 30, 2022. Pro forma net interest income was also adjusted for the cash cost of the acquisition. Non-interest expense was adjusted to account for the amortization of intangibles. On a pro forma basis, before factoring in the reinvestment of conversion proceeds, Somerset Savings’ earnings increased from $1.9 million or 0.29% of average assets to $7.8 million or 0.65% of average assets. The increase in the Bank’s pro forma earnings was realized through higher net interest income (increasing from 1.83% of average assets to 2.61% of average assets), which was partially offset by higher operating expenses (increasing from 1.70% of average assets to 1.95% of average assets). Approximately $4.5 million of the increase in net interest income was attributable to the net earnings impact of Regal Bancorp’s fair value accounting adjustments, less the cash cost of the merger consideration and expenses incurred for the acquisition of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Regal Bancorp. Pro forma non-interest operating income, loan loss provision and non-operating income were substantially unchanged as a percent of average assets. The pro forma earnings do not reflect any potential cost savings that may be realized, as such estimates are considered to be speculative and therefore are not disclosed in the pro forma financial statements set forth in the prospectus.

Interest Rate Risk Management

The Bank’s balance sheet is currently liability-sensitive. As interest rates remained at or near historically low levels for an extended period of time, the Bank experienced some interest spread compression during recent periods due to the average yield earned on interest-earning assets declining more relative to the average rate paid on interest-bearing liabilities as a significant portion of the Bank’s 1-4 family loan portfolio was refinanced into lower rate loans. The Bank’s interest rate risk analysis indicated that as of June 30, 2022, in the event of a 200 basis point instantaneous parallel increase in interest rates, economic value of equity would decrease by 24.7% (see Exhibit I-6).

The Bank pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Bank manages interest rate risk from the asset side of the balance sheet through underwriting originations 1-4 family loans to conform to secondary market standards that would facilitate the sale of those loans as warranted, originating adjustable rate 1-4 family loans, maintaining a portion of the investment portfolio as available for sale and maintaining a relatively high level of liquidity in the prevailing rising interest rate environment. As of June 30, 2022, of the Bank’s total loans due after June 30, 2023, adjustable rate loans comprised 8.62% of those loans (see Exhibit I-7). On the liability side of the balance sheet, management of interest rate risk has been primarily pursued through emphasizing growth of lower costing and less interest rate sensitive transaction and savings account deposits. Transaction and savings accounts comprised 72.45% of the Bank’s total deposits at June 30, 2022.

Management of the Bank’s interest rate risk is also facilitated by maintenance of a strong capital position and resulting favorable IEA/IBL ratio. The infusion of stock proceeds will serve to further limit the Bank’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Bank’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Lending Activities and Strategy

Somerset Savings’ lending activities have emphasized 1-4 family permanent mortgage loans and such loans comprise the major portion of the Bank’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has been primarily limited to consumer loans which consist of home equity loans and lines of credit. Lending diversification for the Bank also includes a small balances of commercial real estate/multi-family loans. Comparatively, Regal Bancorp’s loan portfolio is concentrated in commercial real estate/multi-family loans, with commercial business loans and consumer loans constituting areas of lending diversification. Lending strategies following the acquisition are expected to emphasize origination of 1-4 family permanent mortgage loans and commercial real estate/multi-family loans; whereby, growth will be pursued through expansion of Somerset Savings’ 1-4 family lending expertise into markets currently served by Regal Bancorp and expansion of Regal Bancorp’s commercial real estate/multi-family lending expertise into markets currently served by Somerset Savings. Exhibit I-8 and Exhibit I-8A provide historical detail of Somerset Savings’ and Regal Bancorp’s loan portfolio compositions. Exhibit I-9 provides the contractual maturity of the Bank’s loan portfolio by loan type as of June 30, 2022.

1-4 Family Residential Loans. Somerset Savings Bancorp offers fixed rate and adjustable rate 1-4 family permanent mortgage loans with terms of up to 30 years. Loans are generally underwritten to secondary market guidelines, so as to allow for the sale of such loans if such a strategy is warranted for purposes of interest rate risk management. Adjustable rate loans offered by the Bank generally have repricing terms of 3/3, 5/1 or 6/1 and are indexed to the U.S. Treasury Security Index. As of June 30, 2022, the Bank’s outstanding balance of 1-4 family loans totaled $325.7 million equal to 97.60% of total loans outstanding.

Commercial Real Estate and Multi-Family Loans. The acquisition of Regal Bancorp will significantly increase the Bank’s diversification into commercial real estate and multi-family loans and, as such, Regal Bancorp’s underwriting criteria for commercial real estate and multi-family loans will be implemented by the Bank. Commercial real estate and multi-family loans consist largely of loans originated by the Regal Bancorp, which are generally collateralized by properties in Regal Bancorp’s primary market area. On a limited basis, Regal Bancorp supplements originations of commercial real estate and multi-family loans with purchased loan participations from local banks. Loan participations are subject to the same underwriting criteria and loan approvals as applied to loans originated by Regal Bancorp. Regal Bancorp generally

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

originates commercial real estate and multi-family loans up to a loan-to-value (“LTV”) ratio of 75% for purchase transactions and 70% for refinancings, and generally requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate and multi-family loans are originated with amortization terms of up to 30 years and 25 years, respectively, and are originated as 5-year adjustable rate loans, with a balloon term of 15 years. Interest rates on adjustable rate loans are generally indexed to the 5-year U.S. Treasury rate. As of June 30, 2022, Regal Bancorp’s outstanding balance of commercial real estate and multi-family loans totaled $325.2 million equal to 94.51% of total loans outstanding and included $171.8 million of multi-family loans. As of June 30, 2022, Somerset Savings maintained commercial real estate and multi-family loans totaling $459,000 equal to 0.14% of total loans outstanding.

Consumer Loans. The Bank’s and Regal Bancorp’s consumer loan portfolios consist substantially of home equity loans and lines of credit. Home equity loans are offered by the Bank as fixed rate loans with terms of up to 20 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal. The Bank will originate home equity loans and lines of credit up to a maximum LTV ratio of 70%, inclusive of other liens on the property. As of June 30, 2022, the Bank’s outstanding balance of consumer loans totaled $7.5 million equal to 2.26% of total loans outstanding. As of June 30, 2022, Regal Bancorp’s outstanding balance of consumer loans totaled $5.7 million equal to 1.65% of total loans.

Commercial Business Loans. The acquisition of Regal Bancorp will provide the Bank with diversification into commercial business loans. Expansion of commercial business lending activities will be pursued as a targeted area of loan growth following the acquisition, pursuant to which the Bank will implement Regal Bancorp’s commercial business lending platform with the strategic objective of becoming a full service community bank to its commercial loan customers through offering a full range of commercial loan products that can be packaged with lower cost commercial deposit products. Commercial business loans offered by Regal Bancorp consist of floating lines of credit indexed to The Wall Street Journal prime rate and term loans, which are extended to a variety of small and medium sized businesses in Regal Bancorp’s market area. Commercial business loans are generally secured by business assets. As of June 30, 2022, Regal Bancorp’s outstanding balance of commercial business loans totaled $13.2 million equal to 3.84% of total loans outstanding.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Asset Quality

The Bank’s 1-4 family lending strategy and emphasis on lending in local and familiar markets have supported the maintenance of favorable credit quality measures. As shown in Exhibit I-10, Somerset Savings’ balance of non-performing assets equaled $340,000 as of June 30, 2021 and a zero balance as of June 30, 2022. As shown in Exhibit I-10A, Regal Bancorp’s non-performing assets at June 30, 2022 totaled $204,000 or 0.04% of assets and consisted entirely of non-accruing consumer loans.

To track the Bank’s asset quality and the adequacy of valuation allowances, Somerset Savings has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and presented to the Board monthly. Pursuant to these procedures, when needed, the Bank establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2022, the Bank maintained valuation allowances of $1.1 million equal to 0.33% of total loans receivable. As of June 30, 2022, Regal Bancorp maintained valuation allowances of $5.6 million equal to 1.63% of total loans receivable and 2,750.49% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Bank’s primary funding source, as borrowings typically have not been utilized as a funding source by the Bank. Exhibit I-11 sets forth the Bank’s deposit composition for the past two fiscal years. Transaction and savings account deposits constituted 72.45% of total deposits at June 30, 2022, as compared to 68.82% of total deposits at June 30, 2021. The increase in the concentration of core deposits comprising total deposits during fiscal year 2022 was the result of an increase in core deposits and a decrease in CDs. During fiscal year 2022, savings account deposits were the largest source of core deposit growth for the Bank and savings account deposits comprise the largest concentration of the Bank’s core deposits. As of June 30, 2022, savings account deposits totaled $188.1 million or 49.73% of core deposits. The balance of the Bank’s deposits consists of CDs, which equaled 27.55% of total deposits at June 30, 2022 compared to 31.18% of total deposits at June 30, 2021.

Deposits have consistently served as Regal Bancorp’s primary funding source and at June 30, 2022 deposits accounted for 96.95% of Regal Bancorp’s combined balance of deposits and borrowings. Transaction and savings account deposits constituted 72.76% of total

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

deposits at June 30, 2022, and non-interest-bearing demand deposits comprise the largest concentration of the Bank’s core deposits. As of June 30, 2022, non-interest-bearing demand deposits totaled $117.9 million or 34.20% of core deposits. The balance of Regal Bancorp’s deposits consists of CDs, which equaled 27.24% of total deposits at June 30, 2022.

Regal Bancorp maintained $14.9 million of borrowings at June 30, 2022, which consisted of a $5.0 million FHLB advance and $9.9 million of subordinated debt. The FHLB advance is due August 2023 and has a fixed interest rate of 3.14%. In June 2017, Regal Bancorp completed a $10.0 million private placement of unsecured subordinated debt. The debt matures on July 1, 2027 and bears a fixed rate of interest of 7.25% from June 21, 2017 through June 30, 2022. Thereafter, the debt converts to a variable rate equal to three month LIBOR plus 5.405%.

Subsidiaries

Upon completion of the stock offering, Somerset Savings will be SR Bancorp’s only subsidiary.

Somerset Savings has one active wholly owned subsidiary, Somerset Investment Company, which was established to purchase investments. In addition, Somerset Consumer Service Corporation, which was established to sell insurance and annuity products, is current inactive.

The only activity of Regal Bancorp is ownership of Regal Bank. Regal Bank maintains one wholly-owned subsidiary, RB Properties, LLC. RB Properties, LLC was formed to hold properties acquired through foreclosure by Regal Bank.

Legal Proceedings

The Bank and Regal Bancorp are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of the Bank and Regal Bancorp.

RP® Financial, LC.	MARKET AREA II.1

II. MARKET AREA

Introduction

Somerset Savings serves central New Jersey through the main office in Bound Brook and six full-service banking offices. The primary market area served by the Bank’s branches include the New Jersey counties of Somerset (four offices), Hunterdon (two offices) and Middlesex (one office). The acquisition of Regal Bancorp will expand the Bank’s market presence in northern and central New Jersey with the addition of ten full-service banking offices, which are located in the counties of Essex (five offices), Somerset (two offices), Union (two offices) and Morris (one office). Details regarding Somerset Savings’ office properties are set forth in Exhibit II-1.

The markets served by the combined branch networks of Somerset Savings and Regal Bancorp encompass a somewhat broad geographic area in central and northern New Jersey, which are largely characterized as suburban and urban in nature. Pursuant to the diversity of the markets served by the Bank’s and Regal Bancorp’s branches, the competitive environment for financial services includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and are larger than the Bank in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Bank.

Future growth opportunities for Somerset Savings depend on the future growth and stability of the local and regional economy, demographic growth trends and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Bank, the relative economic health of the Bank’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Bank’s operations is partially dependent upon various national and local economic trends. In assessing national economic trends over the past few quarters, manufacturing activity for October 2021 slowed slightly to an index reading of 60.8 and October service sector activity accelerated to an all-time high index reading of 66.7. U.S. payrolls increased by 531,000 in October and the October unemployment rate dropped to 4.6%. Heading into the second half of October, initial weekly jobless claims fell to a new pandemic-era

RP® Financial, LC.	MARKET AREA II.2

low of 290,000 and then declined to 281,000 at the end of October. Retail sales for October were up a healthy 1.7%, as consumers continued their stepped-up spending. October existing home sales were up 0.8%, versus a 0.4% increase in October new home sales. November index readings for manufacturing and service sector activity increased to 61.1 and 69.1, respectively, which was a new record high for service sector activity. The November employment report showed an increase of 210,000 jobs, which was less than expected, and the November unemployment rate fell to 4.2%. Existing and new home sales for November showed respective increases of 1.9% and 12.4%. December manufacturing activity and service sector activity slowed to index readings of 58.7 and 62.0, respectively. U.S. payrolls increased by 199,000 in December and the December unemployment rate fell to 3.9%. The fast spreading Omicron variant of Covid-19 and surging inflation contributed to December retail sales declining 1.9%. Powered by low borrowing rates, existing home sales for all of 2021 surged to a 15-year high. However, existing home sales for December declined 4.6%, as the supply of homes for sale fell to a record low. Comparatively, new home sales rose 11.9% in December. Fourth quarter GDP increased an annual rate of 6.9%.

Manufacturing and service sector activity readings for January 2022 showed respective declines to 57.6 and 59.9. U.S. employers added 467,000 jobs in January and the January unemployment rate increased to 4.0%. Retail sales increased 3.8% in January, which marked the strongest monthly gain in retail spending since March 2021. January existing home sales rose 6.7%, versus a decline of 4.5% in January new home sales. February manufacturing activity accelerated to an index reading of 58.6, while service sector activity for February fell to its lowest reading since a year ago with an index reading of 56.5. The February employment report showed payrolls increased by 678,000 and the unemployment rate declined to 3.8%. Existing and new home sales for February declined by 7.2% and 2.0%, respectively, as affordability, available inventory and rising mortgage rates slowed sales. February retail sales increased 0.3%. Manufacturing activity for March slowed to an index reading of 57.1, versus March service sector activity accelerating to an index reading of 58.3. U.S. employers added 431,000 jobs in March and the unemployment rate for March dropped to 3.6%. Retail sales for March increased 0.5%. A combination of higher mortgage rates and an extremely low inventory of homes for sale were noted factors for the 2.7% decline in existing home sales for March, while new home sales for March showed a steeper decline of 8.6%. GDP for the first quarter of 2022 contracted at an annual rate of 1.4% (subsequently revised to 1.6%).

RP® Financial, LC.	MARKET AREA II.3

Both manufacturing and service sector activity slowed slightly in April 2022, with respective readings of 55.4 and 57.1. The employment report for April showed 428,000 jobs were added and the unemployment rate held steady at 3.6%. Retail sales for April increased 0.9%. April existing home sales fell 2.4%, as home prices jumped to a record high amid a lack of inventory. Likewise, higher prices, limited inventory and higher interest rates translated into April new homes declining by 16.9%, which was the biggest drop in nine years. Manufacturing activity for May accelerated to an index reading of 56.1, versus a slowdown in May service sector activity to an index reading 55.9. The U.S. economy added 360,000 jobs in May and the May unemployment rate held steady at 3.6%. Existing home sales declined 3.4% in May, versus a 10.7% increase in May new home sales. The pace of manufacturing activity and service sector activity both declined in June, with respective readings of 53.0 and 55.3. U.S. employers added 372,000 jobs and the June unemployment rate held steady at 3.6%, reflecting a robust labor market despite the cooling economy. Retail sales for June climbed 1.0%. Existing and new home sales for June showed respective declines of 5.4% and 8.1%. Second quarter GDP declined at a 0.9% annual rate, marking the second consecutive quarter of economic contraction and signaling the possible onset of the U.S. economy going into a recession.

Manufacturing activity for July 2022 slowed to an index reading of 52.8. Comparatively, July service sector activity increased to a three-month high to an index reading of 56.7. The employment report for July showed stronger-than-expected job growth, as the U.S. economy added 528,000 jobs and the July unemployment rate fell to 3.5%. Retail sales for July were flat. July existing home sales marked the sixth straight month of declining sales with a decrease of 5.9%, which was the longest streak of declines in more than eight years. Rising prices and higher mortgage rates also depressed July new home sales, as July new home sales declined by 12.9%. August manufacturing activity was unchanged with an index reading of 52.8, while August service sector activity edged up to an index reading of 56.9. U.S. employers added 315,000 jobs in August and the August unemployment rate ticked up to 3.7%. Existing home sales declined for a seventh straight month in August, with a decline of 0.4%.

In terms of interest rates trends over the past few quarters, inflation pressures accelerating and indications from the Federal Reserve that they would begin to taper purchases of Treasuries and mortgage-backed securities translated into a flatter yield curve at the start of the fourth quarter of 2021, as short-term Treasury yields increased and long-term Treasury yields stabilized. Strong reports for home and retail sales contributed to long-term Treasury

RP® Financial, LC.	MARKET AREA II.4

yields edging higher going into the second half of October, which was followed by long-term Treasury yields declining slightly and the yield curve flattening at the end of October. Long-term Treasury yields dipped following the Federal Reserve’s early-November decision to begin winding down their $120 billion-a-month asset-purchase program and then spiked higher in mid-November as the rate of inflation hit a 31-year high, based on a 6.2% increase in the consumer price index (CPI) for October. The prospect of a second term for Federal Reserve Chairman Jerome Powell translated into Treasury yields edging higher ahead of the Thanksgiving holiday, based on expectations that the Federal Reserve would fight inflation by raising interest rates. Reports of a newly identified Omicron variant of the coronavirus coming out of South Africa pulled Treasury yields lower in late-November, while disappointing job growth reported for November fueled a further decline in long-term Treasury yields at the start of December. Treasury yields reversed course and edged higher ahead of the Federal Reserve’s mid-December meeting, as investors reacted to reports that the Omicron variant may cause milder illness than previously feared and inflation reached a nearly four-decade high in November. The Federal Reserve concluded its mid-December meeting by setting the stage for three 0.25% rate increases in 2022 and to end its program of asset purchases by March 2022. Following the Federal Reserve meeting, long-term Treasury yields were relatively stable through the end of 2021.

Federal Reserve minutes indicating a faster timetable for raising interest rates served to push Treasury yields higher at the start of 2022, as the yield on the 10-year Treasury note increased for six consecutive sessions and then increased to a two-year high in mid-January with a yield of 1.87%. Long-term Treasury yields stabilized in the second half of January and then increased during the first half of February. A strong employment report for January and inflation reaching a 40-year high in January were factors that pushed the 10-year Treasury yield above 2.0% in mid-February. After retreating slightly in the second half of February, the 10-year Treasury yield dropped to 1.71% at the start of March as investors gravitated into safe haven investments in the wake of Russia’s invasion of Ukraine. Long-term Treasury yields reversed course and moved higher in the first half of March, as inflation set a fresh 40-year high with the February CPI increasing 7.9% from a year ago. Investors becoming increasingly worried that the isolation of Russia would further add to inflation by boosting commodity prices translated into the 10-year Treasury yield increasing in mid-March to 2.14%, its highest yield since June 2019. The Federal Reserve concluded its mid-March meeting increasing its benchmark rate by 0.25% to a range between 0.25% and 0.5% and penciled in six more increases in 2022. Long-term Treasury yields continued to edge higher following the Federal Reserve meeting and then pulled backed slightly at the close of the first quarter.

RP® Financial, LC.	MARKET AREA II.5

Comments by a top Federal Reserve official that the central bank was strongly committed to reducing inflation through approving significant reductions in its $9 trillion asset portfolio and a series of interest rate increases prompted long-term Treasury yields to spike at the start of the second quarter of 2022, with the yield on the 10-year Treasury jumping to 2.55% in early-April. Long-term Treasury yields continued to climb higher going into the second half of April, as inflation surged to a 40-year high with an 8.5% increase in the CPI. The Federal Reserve signaled a more aggressive policy tightening process, including raising rates by 0.5% at their next meeting in May. Mortgage rates for 30-year mortgages increased to 5.0%, which was the highest rate since early-2011. In early-May, the yield on the 10-year Treasury reached 3.0% for the first time since late-2018. The Federal Reserve’s early-May policy meeting concluded with an increase to its target rate of 0.5% to a range between 0.75% and 1.0%. Following the Federal Reserve meeting, the selloff in Treasury bonds intensified with the yield on the 10-year Treasury increasing to 3.12% at the end of the first week of May. While an 8.3% increase in the CPI for April provided further evidence that inflation remained high, the yield on the 10-year Treasury retreated below 3.0% heading into mid-May. The 10-year Treasury yield stabilized at slightly below 3.0% during the second half of May and then edged above 3.0% in early-June, as the employment report for May was expected to keep the Federal Reserve on track to raise interest rates by 0.5% at its meetings in June and July. Inflation hit a 40-year high with an 8.6% increase in the May CPI from a year ago, which spurred the 10-year Treasury yield to an 11-year high of 3.48% in mid-June on fears that persistent inflation could push the Federal Reserve to raise rates higher and faster than expected. The Federal Reserve concluded its mid-June policy meeting with a 0.75% increase in its target rate, which was the largest increase since 1994, and signaled that it would continue to raise rates this year at the most rapid pace in decades. Following the rate hike, long-term Treasury yields edged lower in the second half of June as data pointing towards a slowing economy heightened recession fears.

Long-term Treasury yields continued to trend lower at the start of the third quarter of 2022, with the 10-year Treasury declining to 2.81% in early-July. After a strong employment report for June pushed the 10-year Treasury yield back above 3.0% at the close of the first full week of July, the 10-year Treasury yield edged back below 3.0% in mid-July on expectations that the Federal Reserve would continue to aggressively raise interest rates to bring inflation

RP® Financial, LC.	MARKET AREA II.6

down. A 9.1% increase in the June CPI translated into the 10-year Treasury yield edging back above 3.0% going into the second half of July. Long-term Treasuries rallied at the end of July, with the 10-year Treasury yield falling below 2.7% as the Federal Reserve increased its target interest rate by 0.75% to a range of 2.25% to 2.5% and signaled more tightening was likely this year to combat 40-year high inflation. Data showing a pick-up in certain sectors of the economy, including strong job growth during July, pushed Treasury yields higher in the first week of August. While the pace of price increases slowed in July, the 8.5% increase in the July CPI pressured long-term Treasury yields slightly higher going into mid-August with the yield curve remaining inverted based on expectations that the Federal Reserve would continue to raise rates in an effort to tame inflation and the possibility that could lead to a deeper recession. Indications from Federal Reserve officials that it remained hawkish in its efforts to tame inflation pushed the 10-year Treasury yield above 3.0% in late-August. Driven by expectations of tighter Federal Reserve policy, Treasury yields continued to climb higher at the beginning of September. An 8.3% increase in the August CPI pushed the 10-year Treasury yield to 2022 highs in mid-September, while mortgage rates topped 6% for the first time since 2008. The Federal Reserve approved its third consecutive interest rate increase of 0.75% at its September policy meeting and indicated that additional large interest rate increases were likely. As of September 19, 2022, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 4.05% and 3.49%, respectively, versus comparable year ago yields of 0.07% and 1.37%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of economists surveyed by The Wall Street Journal in July 2022, GDP was projected to increase 0.7% in 2022 and then increase to 1.1% annual growth in 2023. The U.S. unemployment rate was forecasted to equal 3.8% in December 2022 and then edge higher to 4.1% in June 2023. An average of 130,000 jobs were projected to be added per month over the next four quarters. On average, the economists forecasted the federal funds rate would equal 3.29% in December 2022 and then increase to 3.47% in June 2023. On average, the economists forecasted that the 10-year Treasury yield would equal 3.32% in December 2022 and then edge slightly lower to 3.30% in June 2023.

The September 2022 mortgage finance forecast from the Mortgage Bankers Association (the “MBA”) was for 2022 existing home sales to decrease by 11.7% from 2021 sales, while 2022 new home sales were forecasted to decrease by 13.1% from sales in 2021. The 2022 median sale prices for existing and new homes were forecasted to increase by 9.7% and 10.6%, respectively. Total mortgage production was forecasted to decrease in 2022 to $2.324

RP® Financial, LC.	MARKET AREA II.7

trillion, compared to $4.436 trillion in 2021. The forecasted decrease in 2022 originations was based on a 13.2% decrease in purchase volume and a 72.6% decrease in refinancing volume. Purchase mortgage originations were forecasted to total $1.618 trillion in 2022, versus refinancing volume totaling $706 billion. Housing starts for 2022 were projected to decrease by 1.6% to total 1.580 million.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market areas served by Somerset Savings and Regal Bancorp. Demographic data for Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, as well as for New Jersey and the U.S., is provided in Table 2.1.

Population and household data indicate that the market areas served by Somerset Savings’ and Regal Bancorp’s branches are a mix of urban and suburban markets. Middlesex County is the most populous county with a total population of 861,000, while Hunterdon County has the smallest population with a total population of 130,000. For the 2017 to 2022 period, Essex County recorded the strongest population growth with an annual growth rate of 0.9%. Comparatively, Middlesex County recorded the slowest population growth over the past five years, with an annual growth rate of 0.3%. Five year annual population growth rates for the U.S. and New Jersey equaled 0.6% and 0.7%, respectively.

Household growth rates for the primary market area counties generally paralleled population growth trends, with Essex County and Middlesex County displaying the highest and lowest household growth rates, respectively, for the past five years. Over the next five years, population and household growth rates for the primary area counties are generally projected to be relatively consistent with recent historical trends, although projected population and household growth rates for Middlesex County are projected to accelerate by a fair amount.

Income measures show that the counties of Hunterdon, Morris and Somerset are relatively affluent markets, with household and per capita income measures that were well above the comparable U.S. and New Jersey measures. Comparatively, household and per capita income measures for Essex County were the lowest among the primary area counties, which were also lower than the comparable New Jersey measures and similar to the comparable U.S. measures. The primary market area counties experienced income growth rates that were slightly lower than the comparable state and national growth rates for the 2017 through 2022 period. Consistent with the projected income growth rates for New Jersey and the U.S., income growth rates for the primary market area counties are projected to be lower over the next five years.

RP® Financial, LC.	MARKET AREA II.8

Table 2.1

Somerset Savings Bank, SLA

Summary Demographic Data

	Year			Growth Rate
	2017	2022	2027	2017-2022	2022-2027
				(%)	(%)
Population (000)
USA	325,139	334,280	344,999	0.6%	0.6%
New Jersey	8,999	9,301	9,796	0.7%	1.0%
Essex, NJ	802	840	888	0.9%	1.1%
Hunterdon, NJ	125	130	137	0.8%	0.9%
Middlesex, NJ	849	861	906	0.3%	1.0%
Morris, NJ	501	513	539	0.5%	1.0%
Somerset, NJ	336	345	363	0.5%	1.0%
Union, NJ	561	583	616	0.8%	1.1%

Households (000)
USA	123,357	127,074	131,388	0.6%	0.7%
New Jersey	3,294	3,412	3,598	0.7%	1.1%
Essex, NJ	292	308	327	1.1%	1.2%
Hunterdon, NJ	47	49	52	1.0%	1.0%
Middlesex, NJ	293	295	311	0.2%	1.0%
Morris, NJ	185	191	201	0.6%	1.1%
Somerset, NJ	122	124	131	0.4%	1.0%
Union, NJ	195	202	213	0.7%	1.1%

Median Household Income ($)
USA	57,462	72,465	81,230	4.7%	2.3%
New Jersey	75,854	94,000	103,216	4.4%	1.9%
Essex, NJ	58,124	70,503	75,323	3.9%	1.3%
Hunterdon, NJ	112,337	122,175	128,722	1.7%	1.0%
Middlesex, NJ	84,008	102,237	113,261	4.0%	2.1%
Morris, NJ	105,146	124,333	132,775	3.4%	1.3%
Somerset, NJ	106,919	123,658	132,805	3.0%	1.4%
Union, NJ	72,505	87,476	94,142	3.8%	1.5%

Per Capita Income ($)
USA	31,459	40,370	45,347	5.1%	2.4%
New Jersey	40,248	50,303	55,199	4.6%	1.9%
Essex, NJ	35,938	43,784	46,973	4.0%	1.4%
Hunterdon, NJ	57,648	66,896	70,453	3.0%	1.0%
Middlesex, NJ	39,405	48,580	53,772	4.3%	2.1%
Morris, NJ	54,973	66,612	70,765	3.9%	1.2%
Somerset, NJ	55,177	65,148	69,131	3.4%	1.2%
Union, NJ	38,207	45,449	48,750	3.5%	1.4%

2022 Age Distribution (%)	0-14 Yrs.	15-34 Yrs.	35-54 Yrs.	55-69 Yrs.	70+ Yrs.
USA	18.8	26.6	24.9	18.5	11.7
New Jersey	18.1	25.1	24.7	19.5	12.0
Essex, NJ	19.9	26.0	26.4	17.3	9.9
Hunterdon, NJ	15.0	22.4	20.9	25.6	13.5
Middlesex, NJ	18.0	25.8	26.4	18.6	11.1
Morris, NJ	17.1	23.9	23.8	21.3	12.8
Somerset, NJ	17.9	24.1	24.4	21.1	11.8
Union, NJ	19.5	24.9	25.9	18.4	10.5

2022 HH Income Dist. (%)	Less Than 25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000+
USA	16.4	19.1	28.8	35.8
New Jersey	12.8	14.7	25.4	47.2
Essex, NJ	19.8	18.1	25.5	36.7
Hunterdon, NJ	6.6	11.4	22.4	59.5
Middlesex, NJ	10.7	13.1	25.3	51.0
Morris, NJ	7.8	10.7	21.9	59.6
Somerset, NJ	7.3	10.6	22.9	59.2
Union, NJ	12.5	16.3	27.2	44.0

Source: S&P Global Market Intelligence.

RP® Financial, LC.	MARKET AREA II.9

A comparison of household income distribution measures provides another indication of the relative affluence of Hunterdon, Morris and Somerset Counties, which maintained significantly higher percentages of households with incomes above $100,000 compared to the U.S and New Jersey. None of the primary market area counties maintained a lower percentage of households with incomes above $100,000 compared to the U.S, while Essex County and Union County maintained a lower percentage of households with incomes above $100,000 compared to New Jersey.

Age distribution measures for the primary market area counties were fairly similar to the comparable U.S. and state measures, with Hunterdon County exhibiting a somewhat older population and Union and Essex Counties exhibiting somewhat younger populations among the primary market area counties as well as in comparison to the U.S. and New Jersey.

Regional Economy

Comparative employment data shown in Table 2.2 shows that jobs in services and education/healthcare/social services accounted for the largest and second largest employment sectors, respectively, in all of the primary market area counties and in New Jersey. Wholesale/retail trade was the third largest employment sector for all of the primary market counties followed by manufacturing jobs in the counties of Hunterdon, Morris and Somerset. Finance/insurance/real estate was the fourth largest employment sector for the counties of Essex, Middlesex and the state of New Jersey. Transportation/utility jobs were the fourth largest employment sector for Union County. Overall, the distribution of employment exhibited in the primary market area is indicative of a fairly diversified economy.

RP® Financial, LC.	MARKET AREA II.10

Table 2.2

Somerset Savings Bank, SLA

Primary Market Area Employment Sectors

(Percent of Labor Force)

Employment Sector	New Jersey	Essex County	Hunterdon County	Middlesex County	Morris County	Somerset County	Union County
Services	25.9%	25.7%	26.1%	25.8%	27.0%	25.8%	25.6%
Education, Healthcare, Soc. Serv.	24.1%	24.9%	21.6%	23.3%	22.2%	21.5%	21.7%
Government	4.2%	4.6%	3.7%	3.5%	3.1%	2.5%	4.2%
Wholesale/Retail Trade	13.9%	12.3%	13.1%	13.6%	13.8%	13.2%	13.3%
Finance/Insurance/Real Estate	8.5%	8.1%	8.8%	8.8%	10.0%	10.6%	8.0%
Manufacturing	8.1%	6.5%	12.3%	8.5%	11.5%	12.9%	8.9%
Construction	6.1%	6.7%	7.2%	5.1%	5.2%	4.4%	5.9%
Information	2.5%	2.6%	2.9%	2.7%	3.2%	4.2%	2.1%
Transportation/Utility	6.4%	8.4%	2.8%	8.5%	3.8%	4.5%	10.2%
Agriculture	0.3%	0.1%	1.6%	0.1%	0.2%	0.3%	0.1%

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: S&P Global Market Intelligence.

The market areas served by Somerset Savings and Regal Bancorp have highly developed and diverse economies. Pharmaceutical, financial services, professional services and retail companies are among the largest employers in the primary market area counties served by Somerset Savings and Regal Bancorp. Table 2.3 lists the largest companies in the primary market area counties served by the branches of Somerset Savings and Regal Bancorp.

Table 2.3

Somerset Savings Bank, SLA

Largest Employers in Local Market Area

Company	County	Industry	Fortune 500 Rank
Market Area
Johnson & Johnson	Middlesex	Pharmaceutical	36
Prudential Financial	Essex	Financial Services	55
Merck	Hunterdon	Pharmaceutical	65
PBF Energy	Morris	Energy/Utilities	203
ADP	Essex	Payroll/HR Services	208
Bed Bath & Beyond	Union	Retail	280
Public Service Enterprise Group	Essex	Energy/Utilities	318
Realogy Holdings	Morris	Real Estate Services	445
Avis Budget Group	Morris	Car Rental	498

Source: Fortune, June 2021.

RP® Financial, LC.	MARKET AREA II.11

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New Jersey, are shown in Table 2.4. July 2022 unemployment rates for the primary market area counties ranged from a low of 2.7% for Hunterdon County to a high of 4.7% for Essex County. Comparative unemployment rates for the U.S. and New Jersey equaled 3.8% and 3.7%, respectively. Pursuant to the economic recovery from the Covid-19 pandemic, July 2022 unemployment rates for all of the primary market area counties, the state of New Jersey and the U.S. were lower compared to a year ago.

Table 2.4

Somerset Savings Bank, SLA

Unemployment Trends(1)

	July 2021	July 2022
Region	Unemployment	Unemployment
USA	5.7%	3.8%
New Jersey	6.9%	3.7%
Essex, NJ	8.8%	4.7%
Hunterdon, NJ	5.0%	2.7%
Middlesex, NJ	6.3%	3.3%
Morris, NJ	5.5%	2.9%
Somerset, NJ	5.6%	3.0%
Union, NJ	7.4%	3.9%

(1)	Unemployment rates are not seasonally adjusted.

Source:	S&P Global Market Intelligence.

Market Area Deposit Characteristics and Competition

Somerset Savings’ and Regal Bancorp’s deposit bases are closely tied to the economic fortunes of central and northern New Jersey and, in particular, the areas that are nearby to one of their respective branches. Table 2.5 displays deposit market trends from June 30, 2017 through June 30, 2022 for all commercial bank and savings institution branches located in the primary market area counties, as well as New Jersey. Consistent with New Jersey, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties. Overall, from June 30, 2017 to June 30, 2022, bank and thrift deposits increased in all of the primary market area counties.

RP® Financial, LC.	MARKET AREA II.12

Table 2.5

Somerset Savings Bank, SLA

Deposit Summary

	As of June 30,
	2017			2022			Deposit Growth Rate 2017-2022
	Deposits	Market Share	No. of Branches	Deposits	Market Share	No. of Branches
	(Dollars in Thousands)						(%)
New Jersey	$331,060,493	100.0%	2,979	$463,193,810	100.0%	2,479	6.9%
Commercial Banks	$272,460,039	82.3%	2,329	$415,101,022	89.6%	2,027	8.8%
Savings Institutions	$58,600,454	17.7%	650	$48,092,788	10.4%	452	-3.9%

Essex County	$24,755,534	100.0%	242	$29,499,142	100.0%	208	3.6%
Commercial Banks	$17,351,478	70.1%	183	$25,835,935	87.6%	168	8.3%
Savings Institutions	$7,404,056	29.9%	59	$3,663,207	12.4%	40	-13.1%
Regal Bancorp	$322,256	1.3%	5	$311,248	1.1%	6	-0.7%

Hunterdon County	$4,654,877	100.0%	47	$6,485,164	100.0%	37	6.9%
Commercial Banks	$4,007,086	86.1%	37	$5,926,553	91.4%	30	8.1%
Savings Institutions	$647,791	13.9%	10	$558,611	8.6%	7	-2.9%
Somerset Savings Bank	$97,969	2.1%	2	$131,386	2.0%	2	6.0%

Middlesex County	$35,330,397	100.0%	267	$53,694,433	100.0%	232	8.7%
Commercial Banks	$30,111,932	85.2%	197	$46,983,910	87.5%	180	9.3%
Savings Institutions	$5,218,465	14.8%	70	$6,710,523	12.5%	52	5.2%
Somerset Savings Bank	$64,586	0.2%	1	$75,855	0.1%	1	3.3%

Morris County	$24,516,414	100.0%	221	$30,932,624	100.0%	178	4.8%
Commercial Banks	$21,422,159	87.4%	188	$28,041,963	90.7%	151	5.5%
Savings Institutions	$3,094,255	12.6%	33	$2,890,661	9.3%	27	-1.4%
Regal Bancorp	$24,910	0.1%	1	$31,433	0.1%	1	4.8%

Somerset County	$14,108,372	100.0%	124	$18,908,227	100.0%	107	6.0%
Commercial Banks	$12,088,768	85.7%	106	$17,930,684	94.8%	93	8.2%
Savings Institutions	$2,019,604	14.3%	18	$977,543	5.2%	14	-13.5%
Somerset Savings Bank	$293,055	2.1%	4	$319,109	1.7%	4	1.7%
Regal Bancorp	$72,092	0.5%	3	$84,485	0.4%	3	3.2%

Union County	$28,680,227	100.0%	186	$32,202,576	100.0%	163	2.3%
Commercial Banks	$21,265,055	74.1%	136	$27,716,613	86.1%	128	5.4%
Savings Institutions	$7,415,172	25.9%	50	$4,485,963	13.9%	35	-9.6%
Regal Bancorp	$31,587	0.1%	2	$46,713	0.1%	2	8.1%

Source:	FDIC.

The Bank maintains its largest balance of deposits in Somerset County, where it is headquartered and maintains its largest branch presence. Based on June 30, 2022 deposit data, Somerset Savings’ $319.1 million of deposits provided for a 1.7% market share of bank and thrift deposits in Somerset County. Regal Bancorp maintains its largest balance of deposits in Essex County, where it is headquartered and maintains its largest branch presence. Based on June 30, 2022 deposit data, Regal Bancorp’s $311.2 million of deposits provided for a 1.1% market share of bank and thrift deposits in Essex County.

RP® Financial, LC.	MARKET AREA II.13

The Bank’s deposit market share in the primary market area counties ranged from 0.1% in Middlesex County to 2.0% in Hunterdon County. Regal Bancorp’s deposit market share in the primary market area counties ranged from 0.1% in Morris County and Union County to 1.1% in Essex County. Five year annual deposit growth rates for the Bank’s and Regal Bancorp’s primary market area counties ranged from 2.3% for Union County to 8.7% for Middlesex County. Comparatively, annual deposit growth rates for the Bank ranged from 1.7% in Somerset County to 6.0% in Hunterdon County. Deposit growth rates for Regal Bancorp ranged from negative 0.7% in Essex County to 8.1% in Union County. During the five-year period covered in Table 2.5, the Bank’s deposit market share decreased slightly in all three of its primary market area counties. During the five-year period covered in Table 2.5, Regal Bancorp’s deposit market share decreased slightly in Somerset and Essex Counties, and was unchanged in Morris and Union Counties.

As implied by the Bank’s and Regal Bancorp’s relatively low market shares of deposits in their respective primary market area counties, competition among financial institutions is significant. Among the Bank’s and Regal Bancorp’s competitors are much larger and more diversified institutions, which have greater resources than will be maintained by Somerset Savings following the acquisition of Regal Bancorp. Financial institution competitors in the Bank’s and Regal Bancorp’s primary market area counties include other locally based thrifts and banks, as well as regional, super regional and money center banks. Table 2.6 lists the Bank’s and Regal Bancorp’s largest competitors in the primary market area counties, based on deposit market share.

RP® Financial, LC.	MARKET AREA II.14

Table 2.6

Somerset Savings Bank, SLA

Market Area Deposit Competitors

Location	Name	Market Share	Rank
Essex County, NJ	JPMorgan Chase & Co. (NY)	13.51
	Bank of America Corporation (NC)	12.64
	Wells Fargo & Co. (CA)	11.96
	The Toronto-Dominion Bank	9.97
	Valley National Bancorp (NY)	7.90
	Regal Bancorp Inc. (NJ)	1.06	15 out of 30

Hunterdon County, NJ	The Toronto-Dominion Bank	24.14
	Bank of America Corporation (NC)	14.82
	The PNC Finl Svcs Grp (PA)	13.19
	Unity Bancorp Inc. (NJ)	9.81
	Peapack-Gladstone Financial (NJ)	7.14
	Somerset Savings Bank SLA (NJ)	2.00	13 out of 15

Middlesex County, NJ	The PNC Finl Svcs Grp (PA)	31.49
	Bank of America Corporation (NC)	12.13
	Wells Fargo & Co. (CA)	9.78
	The Toronto-Dominion Bank	7.20
	JP Morgan Chase & Co. (NY)	6.94
	Somerset Savings Bank SLA (NJ)	0.14	32 out of 38

Morris County, NJ	Bank of America Corporation (NC)	16.59
	JPMorgan Chase & Co. (NY)	15.09
	The Toronto-Dominion Bank	10.98
	Wells Fargo & Co. (CA)	10.14
	The PNC Finl Svcs Grp (PA)	7.23
	Regal Bancorp Inc. (NJ)	0.10	26 out of 27

Somerset County, NJ	Bank of America Corporation (NC)	18.32
	Peapack-Gladstone Financial (NJ)	17.83
	The Toronto-Dominion Bank	15.03
	The PNC Finl Svcs Grp (PA)	11.39
	Wells Fargo & Co. (CA)	9.97
	Somerset Savings Bank SLA (NJ)	1.68	12 out of 22
	Regal Bancorp Inc. (NJ)	0.44	18 out of 22

Union County, NJ	Wells Fargo & Co. (CA)	34.46
	Bank of America Corporation (NC)	13.97
	The Toronto-Dominion Bank	10.00
	JPMorgan Chase & Co. (NY)	5.75
	Citizens Financial Group Inc. (RI)	5.05
	Regal Bancorp Inc. (NJ)	0.15	27 out of 28

Source:	S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Somerset Savings’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Somerset Savings is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Somerset Savings, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform. Our comparative analysis of Somerset Savings and the Peer Group took into consideration the pro forma impact of the acquisition of Regal Bancorp. Such data was derived from the prospectus and RP Financial calculations.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on the NYSE or NASDAQ, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on the NYSE or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks are typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 47 fully-converted, publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Somerset Savings will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Somerset Savings. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 Mid-Atlantic and New England with assets between $500 million and $2.0 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Eleven companies met the criteria for Screen #1 and six were included in the Peer Group: ESSA Bancorp, Inc. of Pennsylvania, HV Bancorp, Inc. of Pennsylvania, Magyar Bancorp, Inc. of New Jersey, Northeast Community Bancorp, Inc. of New York, Provident Bancorp, Inc. of Massachusetts and William Penn Bancorporation of Pennsylvania. Ponce Financial Group, Inc. of New York and ECB Bancorp, Inc. of Massachusetts were excluded due to completing conversions within the past year. PCSB Financial Corporation of New York and Randolph Bancorp, Inc. of Massachusetts were excluded due to being the targets of announced acquisitions. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic and New England thrifts.

•

Screen #2 Midwest, Southeast and Southwest institutions with assets between $500 million and $2.0 billion, tangible equity/tangible assets ratios of greater than 7.0% and positive core earnings. Four companies met the criteria for Screen #2 and all four were included in the Peer Group: Affinity Bancshares, Inc. of Georgia, HMN Financial, Inc. of Minnesota, Home Federal Bancorp, Inc. of Louisiana, and IF Bancorp, Inc. of Illinois. Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Midwest, Southeast and Southwest thrifts.

Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Somerset Savings, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Somerset Savings’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. Comparative data for all publicly-traded thrifts has been included in the Chapter III tables as well.

RP® Financial, LC.	Peer Group Analysis Page III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

As of June 30, 2022 or the Most Recent Date Available

										As of September 19, 2022
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$767	3	Dec	4/27/2017	$14.83	$99
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,846	22	Sep	4/3/2007	$20.68	$203
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$1,082	14	Dec	6/30/1994	$23.25	$101
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$590	10	Jun	1/18/2005	$20.92	$71
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$858	8	Jun	7/7/2011	$18.25	$56
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$571	9	Dec	1/11/2017	$21.03	$47
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$791	7	Sep	1/23/2006	$12.78	$91
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,222	12	Dec	7/5/2006	$12.74	$191
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,788	7	Dec	7/15/2015	$14.30	$249
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$880	14	Jun	4/15/2008	$11.60	$161

Source:	S&P Global Market Intelligence.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Somerset Savings’ characteristics is detailed below.

•	Affinity Bancshares, Inc. of Georgia. Comparable due to similar interest-bearing funding composition and limited earnings contribution from sources of non-interest operating income.

•

ESSA Bancorp, Inc. of Pennsylvania. Comparable due to similar impact of loan loss provisions on earnings and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets.

•

HMN Financial, Inc. of Minnesota. Comparable due to similar size of branch network, similar asset size, similar interest-earning asset composition, similar interest-bearing funding composition, similar impact of loan loss provisions on earnings, similar concentration of mortgage-backed securities as a percent of assets and relatively low ratio of non-performing assets as a percent of assets.

•

Home Federal Bancorp, Inc. of Louisiana. Comparable due to similar interest-bearing funding composition and similar combined concentration of mortgage-backed securities and 1-4 family loans as a percent of assets.

•

IF Bancorp, Inc. of Illinois. Comparable due to similar interest-earning asset composition, similar interest-bearing funding composition, similar return on average assets, similar concentration of mortgage-backed securities as a percent of assets and relatively low ratio of non-performing assets as a percent of assets.

•

HV Bancorp, Inc. of Pennsylvania. Comparable due to similar concentration of deposits funding assets, similar concentration of commercial real estate loans as a percent of assets and relatively low ratio of non-performing assets as a percent of assets.

•

Magyar Bancorp, Inc. of New Jersey. Comparable due central New Jersey market area, similar interest-bearing funding composition, limited earnings contribution from sources of non-interest operating income and similar concentration of 1-4 family loans as a percent of assets.

•

Northeast Community Bancorp, Inc. of New York. Comparable due to similar asset size, limited earnings contribution from sources of non-interest operating income and relative low ratio of non-performing assets as a percent of assets.

•	Provident Bancorp, Inc. of Massachusetts. Comparable due to similar interest-bearing funding composition and limited earning contribution from sources of non-interest operating income.

•

William Penn Bancorporation of Pennsylvania. Comparable due to similar size of branch network, similar interest-earning asset composition, similar return on average assets, equal impact of loan loss provisions on earnings, limited earnings contribution from sources of non-interest operating income and similar concentration of 1-4 family loans as a percent of assets.

In aggregate, the Peer Group companies maintained a slightly lower level of tangible equity as the industry average (12.50% of assets versus 13.21% for all public companies), generated similar earnings as a percent of average assets (0.88% core ROAA versus 0.85% for

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

all public companies) and earned a similar ROE (7.04% core ROE versus 6.87% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were slightly below the respective averages for all publicly-traded thrifts.

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$4,282		$1,039
Market capitalization ($Mil)	$484		$127
Tangible equity/assets (%)	13.21%		12.50%
Core return on average assets (%)	0.85		0.88
Core return on average equity (%)	6.87		7.04

	All Publicly-Traded		Peer Group
Pricing Ratios (Averages)(1)
Core price/earnings (x)	14.33	x	12.80	x
Price/tangible book (%)	108.28%		102.24%
Price/assets (%)	13.04		12.37

(1)	Based on market prices as of September 19, 2022.

Ideally, the Peer Group companies would be comparable to Somerset Savings in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Somerset Savings, as will be highlighted in the following comparative analysis. The financial data presented for Somerset Savings includes the estimated pro forma impact of the acquisition of Regal Bancorp, unless noted otherwise.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Somerset Savings and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Bank’s and the Peer Group’s ratios reflect balances as of June 30, 2022. Somerset Savings’ equity-to-assets ratio of 13.98% was above the Peer Group’s average net worth ratio of 12.89%. Comparatively, tangible equity-to-assets ratios equaled 12.28% and 12.50% for the Bank and the Peer Group, respectively, as goodwill and intangibles were a more significant factor on the Bank’s balance sheet (1.70% of assets versus 0.40% for the Peer Group). Somerset Savings’ pro forma capital position will increase with the addition of stock proceeds, which will provide the Bank with a tangible equity-to-assets ratio that will exceed the Peer Group’s ratio. The increase in Somerset Savings’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Bank’s higher pro forma capitalization will initially depress return on equity. Both Somerset Savings’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements. Somerset Savings’ tier 1 leverage ratio is on a stand alone basis.

RP® Financial, LC.	Peer Group Analysis Page III.6

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of June 30, 2022

			Balance Sheet as a Percent of Assets										Balance Sheet Annual Growth Rates							Regulatory Capital
			Cash & Equival.	MBS & Invest	BOLI	Net Loans (1)	Deposits	Borrowed Funds	Sub. Debt	Total Equity	Goodwill & Intang	Tangible Equity	Assets	MBS, Cash Invests	Loans	Deposits	Borrows. &Subdebt	Total Equity	Tangible Equity	Tier 1 Leverage	Tier 1 Risk-Based	Risk-Based Capital
Somerset Savings Bank, SLA		NJ
June 30, 2022			14.96%	22.19%	3.01%	56.92%	84.74%	0.43%	0.00%	13.98%	1.70%	12.28%	83.58%	46.43%	117.19%	95.02%	NM	34.52%	18.21%	19.35%	NA	NA

All Non-MHC Public Thrifts
Averages			7.50%	16.29%	1.81%	70.39%	77.80%	6.36%	0.46%	14.18%	0.73%	13.21%	7.09%	4.34%	10.27%	5.83%	-8.94%	24.06%	24.95%	12.30%	17.95%	19.44%
Medians			6.71%	15.86%	1.84%	72.19%	79.28%	3.87%	0.00%	11.74%	0.05%	11.12%	5.49%	-7.10%	8.10%	4.68%	-21.02%	1.47%	1.47%	10.62%	14.46%	15.62%

Comparable Group
Averages			6.99%	15.94%	1.99%	71.62%	81.75%	4.18%	0.18%	12.89%	0.40%	12.50%	5.22%	-3.44%	6.70%	5.43%	-30.31%	9.31%	9.36%	11.81%	13.41%	14.46%
Medians			7.15%	16.02%	2.04%	73.05%	82.56%	2.72%	0.00%	12.16%	0.03%	11.70%	5.69%	4.74%	4.28%	9.30%	-28.98%	-0.62%	-0.62%	10.44%	12.98%	14.18%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	7.23%	5.99%	2.03%	80.13%	81.67%	2.61%	0.00%	15.05%	2.43%	12.62%	-2.56%	-34.52%	5.45%	2.33%	-59.23%	-1.92%	-2.10%	11.88%	12.86%	14.11%
ESSA	ESSA Bancorp, Inc.	PA	4.50%	14.82%	2.06%	74.75%	74.27%	12.54%	0.00%	11.55%	0.77%	10.78%	1.33%	0.31%	0.73%	-13.76%	NM	7.03%	7.72%	10.08%	12.52%	13.75%
HMNF	HMN Financial, Inc.	MN	8.78%	25.03%	0.00%	62.96%	90.47%	0.05%	0.00%	8.86%	0.07%	8.78%	10.29%	16.78%	5.68%	13.52%	-81.68%	-11.22%	-11.28%	9.71%	12.85%	14.06%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	10.85%	18.32%	1.12%	66.36%	90.09%	0.54%	0.00%	8.87%	0.00%	8.87%	4.37%	-8.76%	11.70%	5.01%	-23.20%	-0.72%	-0.72%	9.65%	14.47%	15.62%
IROQ	IF Bancorp, Inc.	IL	8.84%	26.13%	1.68%	60.51%	87.69%	2.83%	0.00%	8.36%	0.00%	8.36%	7.55%	16.76%	1.08%	12.64%	-29.20%	-16.00%	-16.00%	9.78%	NA	NA
HVBC	HV Bancorp, Inc.	PA	6.50%	17.21%	1.84%	71.36%	84.38%	6.16%	1.75%	7.22%	0.00%	7.22%	4.03%	17.05%	0.57%	10.08%	-28.75%	-0.53%	-0.53%	9.36%	12.20%	12.90%
MGYR	Magyar Bancorp, Inc.	NJ	3.33%	12.99%	2.22%	77.99%	83.45%	2.41%	0.00%	12.77%	0.00%	12.77%	-6.14%	-33.18%	1.83%	-10.34%	-46.66%	64.83%	64.83%	10.80%	14.92%	16.18%
NECB	Northeast Community Bancorp, Inc.	NY	7.07%	3.87%	2.09%	83.39%	76.02%	1.95%	0.00%	20.98%	0.05%	20.93%	13.47%	-28.39%	23.44%	16.25%	-23.88%	59.35%	59.59%	16.62%	14.39%	14.79%
PVBC	Provident Bancorp, Inc.	MA	8.66%	1.95%	2.41%	84.69%	80.53%	5.36%	0.00%	13.42%	0.00%	13.42%	12.80%	9.18%	13.46%	8.93%	NM	3.58%	3.58%	11.92%	13.09%	14.24%
WMPN	William Penn Bancorporation	PA	4.18%	33.06%	4.45%	54.04%	68.94%	7.39%	0.00%	21.86%	0.63%	21.22%	7.00%	10.39%	3.10%	9.68%	50.09%	-11.34%	-11.54%	18.28%	NA	NA

(1)	Includes loans held for sale.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the largest concentration of interest-earning assets for both Somerset Savings and the Peer Group. The Bank’s loans-to-assets ratio of 56.92% was lower than the comparable Peer Group ratio of 71.62%. Comparatively, the Bank’s cash and investments-to-assets ratio of 37.15% was higher than the comparable Peer Group ratio of 22.93%. Overall, Somerset Savings’ interest-earning assets amounted to 94.07% of assets, which was slightly lower than the comparable Peer Group ratio of 94.55%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.99% of assets and goodwill/intangibles equal to 0.40% of assets, while the Bank maintained BOLI equal to 3.01% of assets and goodwill/intangibles equal to 1.70% of assets.

Somerset Savings’ funding liabilities reflected a funding composition that was somewhat similar to that of the Peer Group’s funding composition. The Bank’s deposits equaled 84.74% of assets, which was above the Peer Group’s ratio of 81.75%. Comparatively, the Bank maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 0.43% and 4.36% for Somerset Savings and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 85.17% and 86.11%, respectively.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Bank’s IEA/IBL approximates the Peer Group’s ratio, based on IEA/IBL ratios of 110.45% and 109.80%, respectively. The additional capital realized from stock proceeds should serve to provide Somerset Savings with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and on the asset side of the balance sheet the proceeds, net of the cash consideration to fund the acquisition of Regal Bancorp, will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Somerset Savings’ and the Peer Group’s growth rates are based on annual growth for the twelve months ended June 30, 2022. The Bank’s growth rates reflect Somerset Savings’

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

growth and the pro forma growth resulting from the acquisition of Regal Bancorp. Somerset Savings recorded an 83.58% increase in assets, versus asset growth of 5.22% recorded by the Peer Group. Asset growth for Somerset Savings was driven by a 117.19% increase in loans and was supplemented with a 46.43% increase in cash and investments. Asset growth for the Peer Group included a 6.70% increase in loans, which was partially offset by a 3.44% decrease in cash and investments.

Acquisition-related growth was also the primary driver behind the Bank’s higher deposit growth rate, with the Bank and the Peer Group posting deposit growth rates of 95.02% and 5.43%, respectively. With the acquisition of Regal Bancorp, the Bank’s borrowings increased from a zero balance to 0.43% of assets. Comparatively, the Peer Group’s deposit growth funded asset growth, as well as a 30.31% reduction in borrowings. The Bank’s tangible capital growth rate of 18.21% includes the issuance of stock to fund 80% of the consideration to be paid for the acquisition of Regal Bancorp, which was partially offset by the goodwill and intangibles resulting from the acquisition. Comparatively, the Peer Group’s tangible capital increased by 9.36%, which included a 64.83% increase in tangible capital recorded by Magyar Bancorp and a 59.59% increase in capital recorded by Northeast Community Bancorp as the result of completing second-step offerings during the twelve month period. The Bank’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Additionally, implementation of any stock repurchases and dividend payments, pursuant to regulatory limitations and guidelines, could also slow the Bank’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Bank and the Peer Group. The Bank’s and the Peer Group’s ratios are based on earnings for the twelve months ended June 30, 2022. The Bank’s earnings have been adjusted to reflect the pro forma impact of the Regal Bancorp acquisition, unless otherwise noted. Somerset Savings and the Peer Group reported net income to average assets ratios of 0.65% and 0.86%, respectively. Higher ratios of net interest income and non-interest operating income represented earnings advantages for the Peer Group, while lower ratios for loan loss provision and operating expenses were earnings advantages for the Bank.

The Peer Group’s higher net interest income to average assets ratio was substantially realized through a higher interest income ratio, which was facilitated by a higher yield earned on interest-earning assets (3.73% versus 2.12% for the Bank). Interest expense ratios equaled 0.37% and 0.27% for the Bank and the Peer Group, respectively, as the Bank’s lower cost of funds (0.32% versus 0.42% for the Peer Group) was offset by the pro forma impact of the Regal Bancorp acquisition on the Bank’s interest expense. Yields and costs reflected for the Bank were on a stand-alone basis. Overall, Somerset Savings and the Peer Group reported net interest income to average assets ratios of 2.61% and 3.16%, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.9

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended June 30, 2022 or the Most Recent 12 Months Available

			Net Income	Net Interest Income				NII After Provis.	Non-Interest Income		Total Non-Int Expense	NonOp Items		Provision for Taxes	Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
				Income	Expense	NII	Loss Provis. on IEA		Gain on Sale of Loans	Other Non-Int Income		Net Gains/ Losses (1)	Extrao. Items		Yield On IEA	Cost Of IBL	Yld-Cost Spread
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Somerset Savings Bank, SLA		NJ
June 30, 2022			0.65%	2.98%	0.37%	2.61%	0.00%	2.61%	0.04%	0.17%	1.95%	0.00%	0.00%	0.21%	2.12%	0.32%	1.80%	$8,759	24.68%

All Non-MHC Public Thrifts
Averages			0.76%	3.38%	0.32%	3.05%	0.03%	3.03%	0.36%	0.43%	2.68%	-0.06%	0.00%	0.26%	3.58%	0.45%	3.13%	$9,131	22.62%
Medians			0.80%	3.20%	0.29%	2.89%	0.02%	2.95%	0.03%	0.34%	2.49%	0.00%	0.00%	0.28%	3.39%	0.44%	3.00%	$7,739	23.80%

Comparable Group
Averages			0.86%	3.52%	0.27%	3.25%	0.09%	3.16%	0.30%	0.33%	2.64%	-0.02%	0.00%	0.27%	3.73%	0.42%	3.31%	$7,549	23.06%
Medians			0.88%	3.30%	0.29%	3.04%	0.07%	3.00%	0.05%	0.30%	2.51%	0.00%	0.00%	0.27%	3.52%	0.42%	3.13%	$7,828	23.89%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.87%	3.88%	0.20%	3.69%	0.10%	3.59%	0.00%	0.34%	2.69%	-0.08%	0.00%	0.27%	4.20%	0.36%	3.84%	$7,820	24.01%
ESSA	ESSA Bancorp, Inc.	PA	0.98%	3.20%	0.16%	3.04%	0.02%	3.03%	0.04%	0.45%	2.29%	0.00%	0.00%	0.24%	3.37%	0.24%	3.13%	$7,649	19.58%
HMNF	HMN Financial, Inc.	MN	0.91%	3.06%	0.12%	2.93%	-0.03%	2.96%	0.47%	0.61%	2.76%	0.00%	0.00%	0.36%	3.14%	0.20%	2.94%	$6,398	28.54%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.85%	3.36%	0.33%	3.03%	0.06%	2.98%	0.35%	0.27%	2.54%	0.00%	0.00%	0.20%	3.62%	0.49%	3.13%	$7,983	18.78%
IROQ	IF Bancorp, Inc.	IL	0.74%	3.16%	0.32%	2.83%	0.06%	2.77%	0.07%	0.67%	2.47%	-0.03%	0.00%	0.26%	3.26%	0.40%	2.86%	$7,657	26.10%
HVBC	HV Bancorp, Inc.	PA	0.49%	3.24%	0.40%	2.85%	0.16%	2.68%	1.96%	-0.06%	4.01%	0.06%	0.00%	0.13%	3.43%	0.45%	2.98%	$4,174	21.55%
MGYR	Magyar Bancorp, Inc.	NJ	0.89%	3.60%	0.28%	3.33%	0.08%	3.24%	0.07%	0.23%	2.28%	0.00%	0.00%	0.37%	3.81%	0.45%	3.36%	$7,986	29.41%
NECB	Northeast Community Bancorp, Inc.	NY	1.18%	4.48%	0.42%	4.05%	0.30%	3.75%	0.00%	0.26%	2.35%	-0.12%	0.00%	0.37%	4.76%	0.89%	3.87%	$8,725	23.77%
PVBC	Provident Bancorp, Inc.	MA	1.16%	4.17%	0.15%	4.02%	0.15%	3.87%	0.02%	0.33%	2.59%	-0.04%	0.00%	0.43%	4.38%	0.32%	4.06%	$9,263	27.09%
WMPN	William Penn Bancorporation	PA	0.51%	3.04%	0.30%	2.74%	0.00%	2.75%	0.00%	0.24%	2.43%	-0.01%	0.00%	0.07%	3.35%	0.44%	2.91%	$7,835	11.82%

(1)	Net gains/losses includes gain/loss on sale of securities and nonrecurring income and expense.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

In another key area of core earnings strength, the Bank maintained a lower level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Bank and the Peer Group reported operating expense to average assets ratios of 1.95% and 2.64%, respectively. The Bank’s lower operating expense ratio was viewed to be in part attributable to an interest-earning asset composition that consisted of a higher concentration of cash and investments and a lower concentration of loans relative to the Peer Group’s interest-earning asset composition. Additionally, the Bank’s less significant diversification into areas that generate sources of non-interest operating income would tend to support a lower level of operating expenses. The Bank’s lower operating expense ratio was also facilitated in part through maintaining a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $8.759 million for the Bank, versus $7.549 million for the Peer Group.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank’s earnings were slightly more favorable than the Peer Group’s earnings. Expense coverage ratios for Somerset Savings and the Peer Group equaled 1.34x and 1.23x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.21% and 0.63% of Somerset Savings’ and the Peer Group’s average assets, respectively. Taking non-interest operating income into account in comparing the Bank’s and the Peer Group’s earnings, Somerset Savings’ efficiency ratio (operating expenses, as a percent of the sum of non-interest operating income and net interest income) of 69.15% was slightly less favorable than the Peer Group’s efficiency ratio of 68.04%.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Loan loss provisions had a slightly larger impact on the Peer Group’s earnings, as no loan loss provisions were established by the Bank. Comparatively, loan loss provisions established by the Peer Group equaled 0.09% of average assets.

The Bank recorded a nominal net non-operating loss, while the Peer Group’s earnings reflected a net non-operating loss equal to 0.02% of average assets. Typically, gains and losses generated from the sale of assets and other non-operating activities are viewed as earnings with a relatively high degree of volatility, and, thus, are not considered to be part of an institution’s core earnings. Extraordinary items were not a factor in either the Bank’s or the Peer Group’s earnings.

The Bank recorded an effective tax rate of 24.68%, which was slightly higher than the Peer Group’s effective tax rate of 23.06%. As indicated in the prospectus, the Bank’s effective marginal tax rate is equal to 25.00%.

Loan Composition

Table 3.4 presents data related to the Bank’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). Somerset Savings’ ratios include the pro forma impact of the Regal Bancorp acquisition. In comparison to the Peer Group, the Bank’s loan portfolio composition reflected a higher combined concentration of 1-4 family permanent mortgage loans and mortgage-backed securities (47.85% of assets versus 31.03% for the Peer Group), as the Bank maintained higher concentrations of both 1-4 family loans and mortgage-backed securities. Loan servicing intangibles constituted a more significant balance sheet item for the Peer Group, equal to an average of $577,000 for the Peer Group compared to a zero balance for the Bank.

Diversification into higher risk and higher yielding types of lending was more significant for the Peer Group. The Peer Group’s loan portfolio composition reflected higher concentrations of commercial real estate loans (21.34% of assets versus 13.10% of assets for the Bank), construction/land loans (11.44% of assets versus 0.00% of assets for the Bank), commercial business loans (13.04% of assets versus 1.13% of assets for the Bank) and consumer loans (1.63% of assets versus 1.13% of assets for the Bank), while the Bank maintained a higher concentration of multi-family loans (14.64% of assets versus 4.85% of assets for the Peer Group). In total, construction/land, commercial real estate, multi-family, commercial business and consumer loans comprised 30.00% and 52.30% of the Bank’s and the Peer Group’s assets, respectively.

RP® Financial, LC.	Peer Group Analysis Page III.12

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of June 30, 2022

			Portfolio Composition as a Percent of Assets
			MBS	1-4 Family	Constr. & Land	Multi- Family	Comm RE	Commerc. Business	Consumer	RWA/ Assets	Servicing Assets
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)
Somerset Savings Bank, SLA		NJ
June 30, 2022			20.10%	27.75%	0.00%	14.64%	13.10%	1.13%	1.13%	NA	$0

All Non-MHC Public Thrifts
Averages			9.93%	25.45%	5.77%	12.01%	18.35%	6.98%	2.19%	69.30%	$2,664
Medians			8.38%	24.78%	3.71%	6.27%	17.37%	4.48%	0.17%	73.99%	$51

Comparable Group
Averages			11.00%	20.03%	11.44%	4.85%	21.34%	13.04%	1.63%	83.38%	$577
Medians			8.38%	21.51%	5.72%	4.32%	19.12%	8.25%	0.38%	77.96%	$51

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	2.52%	7.17%	4.75%	0.60%	36.69%	19.97%	12.13%	89.11%	$0
ESSA	ESSA Bancorp, Inc.	PA	8.62%	37.42%	7.20%	8.20%	18.08%	4.48%	0.36%	81.33%	$806
HMNF	HMN Financial, Inc.	MN	19.92%	18.73%	6.12%	4.62%	27.57%	5.57%	1.24%	73.29%	$3,234
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	17.98%	24.29%	8.35%	4.59%	21.75%	8.11%	0.11%	65.54%	$0
IROQ	IF Bancorp, Inc.	IL	21.94%	16.30%	5.33%	10.29%	18.98%	9.40%	1.05%	NA	$1,463
HVBC	HV Bancorp, Inc.	PA	3.02%	34.42%	9.82%	3.34%	12.51%	11.28%	0.74%	74.58%	$164
MGYR	Magyar Bancorp, Inc.	NJ	8.14%	28.21%	2.98%	4.05%	38.31%	5.14%	0.39%	73.16%	$1
NECB	Northeast Community Bancorp, Inc.	NY	0.60%	0.47%	63.66%	8.79%	2.18%	8.40%	0.03%	118.02%	$0
PVBC	Provident Bancorp, Inc.	MA	0.72%	1.93%	3.95%	2.52%	19.25%	58.06%	0.04%	91.98%	$0
WMPN	William Penn Bancorporation	PA	26.50%	31.42%	2.25%	1.49%	18.04%	0.00%	0.25%	NA	$101

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group. The Bank’s ratios for “Balance Sheet Measures” reflect the pro forma impact of the Regal Bancorp acquisition. The “Quarterly Change in Net Interest Income” figures reflect Somerset Savings’ operations only, due to the absence of data for the merged entity. Additionally, the historical fluctuations in Regal Bancorp’s net interest income ratios are considered to be less meaningful for purposes of analyzing interest rate risk of the combined entity, since the interest rate sensitive assets and liabilities of Regal Bancorp will be marked to fair value based on prevailing interest rates at the time the acquisition becomes effective.

In terms of balance sheet composition, Somerset Savings’ interest rate risk characteristics implied a similar degree of interest rate risk exposure relative to the comparable measures for the Peer Group. In particular, the Bank’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below and above the respective Peer Group ratios, while the Bank’s ratio of non-interest earning assets as a percent of assets was slightly above the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to strengthen the Bank’s balance sheet interest rate risk characteristics, given the increases that will be realized in Bank’s tangible equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Somerset Savings and the Peer Group. In general, the comparative fluctuations in the Bank’s and the Peer Group’s net interest income ratios implied that a similar degree of interest rate risk was associated with the Bank’s and the Peer Group’s net interest margins, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Bank’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Somerset Savings’ assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit risk measures, the Bank’s implied credit risk exposure was viewed to be less than the Peer Group’s implied credit risk exposure. Somerset Savings ratios include the pro forma impact of the Regal Bancorp acquisition. As shown in Table 3.6, the Bank’s ratios for non-performing/assets and non-performing loans/loans equaled 0.02% and 0.03%, respectively, versus comparable measures of 0.71% and 0.88% for the Peer Group. These ratios include accruing loans that are classified as troubled debt restructurings, which equaled a zero balance for the Bank. The Bank’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 547.06% and 222.28%, respectively. Loss reserves maintained as percent of loans receivable equaled 0.17% for the Bank, versus 1.12% for the Peer Group. The Bank’s lower reserve ratio reflects fair value accounting for the acquisition of Regal Bancorp. Net loan charge-offs were a slightly larger factor for the Peer Group, as net loan charge-offs for the Peer Group equaled 0.05% of loans compared to no net charge-offs for the Bank.

RP® Financial, LC.	Peer Group Analysis Page III.14

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of June 30, 2022 or the Most Recent Date Available.

			Balance Sheet Measures
			Tangible Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
						6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
			(%)	(%)	(%)	(change in net interest income is annualized in basis points)
Somerset Savings Bank, SLA		NJ
June 30, 2022			12.3%	110.5%	5.9%	17	8	6	-4	3	0

All Non-MHC Public Thrifts
Average			13.3%	111.3%	6.6%	13	-1	1	7	-6	1
Median			11.1%	114.0%	6.6%	15	-4	0	6	-6	0

Comparable Group
Average			12.5%	110.1%	5.5%	15	8	-8	7	-8	4
Median			11.7%	109.1%	5.3%	16	5	-3	11	-5	-4

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	12.6%	110.8%	6.6%	-37	77	-9	-30	-51	108
ESSA	ESSA Bancorp, Inc.	PA	10.8%	108.4%	5.9%	15	16	-11	25	1	5
HMNF	HMN Financial, Inc.	MN	8.8%	106.9%	3.2%	17	7	-51	10	-4	-21
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	8.9%	105.4%	4.5%	23	3	-2	12	-40	-6
IROQ	IF Bancorp, Inc.	IL	8.4%	105.5%	4.5%	-4	-17	4	19	-3	-5
HVBC	HV Bancorp, Inc.	PA	7.2%	103.0%	4.9%	56	-11	-23	49	49	9
MGYR	Magyar Bancorp, Inc.	NJ	12.8%	109.8%	5.7%	29	-8	-3	0	-6	17
NECB	Northeast Community Bancorp, Inc.	NY	20.9%	121.0%	5.7%	47	-21	6	-19	-11	-4
PVBC	Provident Bancorp, Inc.	MA	13.4%	111.0%	4.7%	-3	24	1	12	-13	-27
WMPN	William Penn Bancorporation	PA	21.2%	119.6%	8.7%	11	9	13	-10	-2	-34

NA=Change is greater than 100 basis points during the quarter.

Source:	S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	Peer Group Analysis Page III.15

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of June 30, 2022

			REO/ Assets	NPAs & 90+Del/ Assets (1)	NPLs/ Loans (2)	Rsrves/ Loans HFI	Rsrves/ NPLs (2)	Rsrves/ NPAs & 90+Del (1)	Net Loan Chargeoffs (3)		NLCs/ Loans
			(%)	(%)	(%)	(%)	(%)	(%)	($000)		(%)
Somerset Savings Bank, SLA		NJ
June 30, 2022			0.00%	0.02%	0.03%	0.17%	547.06%	547.06%		$0	0.00%

All Non-MHC Public Thrifts
Averages			0.03%	0.52%	0.76%	1.02%	221.55%	184.72%		$1,054	0.04%
Medians			0.00%	0.41%	0.51%	1.00%	160.51%	140.56%		$15	0.00%

Comparable Group
Averages			0.07%	0.71%	0.88%	1.12%	222.28%	160.51%		$537	0.05%
Medians			0.00%	0.66%	0.92%	1.27%	117.20%	112.63%		$23	0.01%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	0.46%	1.45%	1.21%	1.45%	119.39%	81.31%	-$	822	-0.13%
ESSA	ESSA Bancorp, Inc.	PA	0.00%	0.64%	0.83%	1.31%	157.31%	156.30%	-$	341	-0.02%
HMNF	HMN Financial, Inc.	MN	0.00%	0.42%	0.65%	1.40%	214.55%	214.55%	-$	19	0.00%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	0.00%	0.68%	1.01%	1.13%	110.97%	110.26%		$7	0.00%
IROQ	IF Bancorp, Inc.	IL	0.01%	0.17%	0.24%	1.34%	551.37%	487.69%		$39	0.01%
HVBC	HV Bancorp, Inc.	PA	0.00%	0.45%	0.63%	0.76%	115.00%	115.00%		$159	0.04%
MGYR	Magyar Bancorp, Inc.	NJ	0.04%	1.02%	1.25%	1.36%	109.22%	105.42%	-$	52	-0.01%
NECB	Northeast Community Bancorp, Inc.	NY	0.17%	0.23%	0.08%	0.53%	707.15%	196.67%		$3,220	0.34%
PVBC	Provident Bancorp, Inc.	MA	0.00%	1.18%	1.38%	1.24%	89.86%	89.86%		$2,993	0.22%
WMPN	William Penn Bancorporation	PA	0.00%	0.81%	1.48%	0.71%	47.99%	47.99%		$184	0.04%

(1)	NPAs are defined as nonaccrual loans, accruing loans 90 days or more past due, performing TDRs, and OREO.
(2)	NPLs are defined as nonaccrual loans, accruing loans 90 days or more past due and performing TDRs.
(3)	Net loan chargeoffs are shown on a last twelve month basis.

Source:

S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obrained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Bank. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Bank’s conversion transaction.

Appraisal Guidelines

The federal regulatory appraisal guidelines required by the FRB, the FDIC and the Department specify the pro forma market value methodology for estimating the pro forma market value of a converting thrift. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

The pro forma market value determined herein is a preliminary value for the Bank’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in the operations and financial conditions of the Bank and Regal Bancorp; (2) monitor the operations and financial conditions of the combined institutions relative to the Peer Group to

RP® Financial, LC.	VALUATION ANALYSIS IV.2

identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Bank and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Somerset Savings’ value, or Somerset Savings’ value alone. To the extent a change in factors impacting the Bank’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group, incorporating the Regal Bancorp acquisition, and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Bank coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS IV.3

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Bank’s interest-earning asset composition showed a lower concentration of loans and a higher concentration of cash and investments. The Peer Group’s loan portfolio composition as a percent of assets reflected a greater degree of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Bank’s interest-earning asset composition provided for a lower yield earned on interest-earning assets. Somerset Savings’ funding composition reflected a higher level of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Overall, as a percent of assets, the Bank maintained fairly similar levels of interest-earning assets and interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in similar IEA/IBL ratios for the Bank and the Peer Group. After factoring in the impact of the net stock proceeds, the Bank’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a neutral factor in our adjustment for financial condition.

•

Credit Quality. The Bank’s ratios for non-performing assets and non-performing loans were lower than the comparable Peer Group ratios. The Bank maintained a higher level of loss reserves as a percent of non-performing loans, while the Peer Group maintained a higher level of loss reserves as a percent of loans. The Bank’s lower reserve ratio as a percent of loans was in part related to the fair value accounting adjustments applied for the acquisition of Regal Bancorp. Net loan charge-offs were a slightly larger factor for the Peer Group. Overall, RP Financial concluded that credit quality was a slightly positive factor in our adjustment for financial condition.

•

Balance Sheet Liquidity. The Bank operates with a higher level of cash and investment securities relative to the Peer Group (37.15% of assets versus 22.93% for the Peer Group). The Bank’s cash and investments ratio reflects the reduction in cash and investments to fund the acquisition of Regal Bancorp. Accordingly after taking into account the pro forma impact of the stock offering, the Bank’s cash and investments ratio is expected to increase as the net proceeds will initially be largely deployed into cash and investments. The Bank’s future borrowing capacity was considered to be slightly greater than the Peer Group’s borrowing capacity, based on the lower level of borrowings that were maintained by the Bank. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Bank’s interest-bearing funding composition reflected a higher concentration of deposits and a lower level of borrowings relative to the comparable Peer Group ratios, which translated into a slightly lower cost of funds for the Bank. Total interest-bearing liabilities as a percent of assets were similar for the Bank and the Peer Group. Following the stock offering, the increase in the Bank’s capital position will reduce the level of interest-bearing liabilities funding the Bank’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

RP® Financial, LC.	VALUATION ANALYSIS IV.4

•

Capital. The Bank currently maintains a slightly lower tangible equity-to-assets ratio than the Peer Group, which reflects the goodwill and intangibles resulting from the acquisition of Regal Bancorp. However, following the stock offering, Somerset Savings’ pro forma capital position will likely exceed the Peer Group’s equity-to-assets ratio. The increase in the Bank’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Bank’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Somerset Savings’ balance sheet strength was considered to be more favorable than the Peer Group’s balance sheet strength and, thus, a slight upward adjustment was applied for the Bank’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

•

Reported Earnings. The Bank’s reported earnings were lower than the Peer Group’s on a ROAA basis (0.65% versus 0.86% for the Peer Group). The Bank maintained more favorable ratios for operating expenses and loan loss provisions, while the Peer Group’s maintained more favorable ratios for net interest income and non-interest operating income. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Bank’s pro forma reported earnings were viewed as not as strong as the Peer Group’s earnings and, thus, RP Financial concluded that reported earnings were a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Bank’s and the Peer Group’s core earnings. In these measures, the Bank operated with a lower net interest income ratio, a lower operating expense ratio, a lower level of non-interest operating income and a lower level of loan loss provisions. The Bank’s ratios for net interest income and operating expenses translated into a slightly higher expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.34x versus 1.23X for the Peer Group). Comparatively, the Bank’s efficiency ratio of 69.15% was slightly less favorable than the Peer Group’s efficiency ratio of 68.04%. Loan loss provisions had a slightly larger impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Bank should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital,

RP® Financial, LC.	VALUATION ANALYSIS IV.5

which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Bank’s pro forma core earnings will be somewhat less favorable than the Peer Group’s core earnings on a ROAA basis. Therefore, RP Financial concluded that this was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Bank’s and the Peer Group’s net interest income to average assets ratios indicated a similar degree of volatility was associated with the Bank’s and the Peer Group’s respective net interest margins. Other measures of interest rate risk, such as tangible equity/assets, IEA/IBL and non-interest earning assets/assets ratios were similar for the Bank and the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Bank with tangible equity-to-assets and IEA/ILB ratios that will exceed the Peer Group’s ratios, as well as enhance the stability of the Bank’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group’s earnings (0.09% of average assets versus 0.00% of average assets for the Bank). In terms of future exposure to credit quality related losses, the Peer Group maintained a higher concentration of assets in loans and exhibited a greater degree of lending diversification into higher risk types of loans. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans were more favorable for the Bank, while loss reserves as a percent of loans were more favorable for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Peer Group maintained a higher interest rate spread than the Bank, which would tend to facilitate the Peer Group continuing to maintain a stronger net interest margin going forward. Second, the infusion of stock proceeds will provide the Bank with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and the Bank’s lower operating expense ratio were viewed as respective advantages for the Peer Group and the Bank to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Lastly, potential earnings growth that may be facilitated by the acquisition of Regal Bancorp was considered a positive for the Bank. Overall, earnings growth potential was considered to be a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Bank’s core ROE is lower than the Peer Group’s core ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Bank’s equity, the Bank’s pro forma return on equity on a core earnings basis will continue to be less than the Peer Group’s return on equity ratio. Accordingly, this was a moderately negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Somerset Savings’ pro forma earnings strength was considered to be less favorable than the Peer Group’s earnings and, thus, a slight downward adjustment was applied for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS IV.6

3.	Asset Growth

As the result of acquisition related growth, Somerset Savings’ asset growth was significantly stronger than the Peer Group’s asset growth. The Bank’s organic asset growth was less than the Peer Group’s asset growth, as the Bank’s stronger organic loan growth was somewhat offset by a more significant decline in cash and investments. On a pro forma basis, the Bank’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Bank. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The combined branch networks of Somerset Savings and Regal Bancorp serve central and northern New Jersey through 17 full service branch locations. Operating in a mix of suburban and urban markets with accompanying population densities provides the Bank with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Bank competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than will be maintained by Somerset Savings following the acquisition of Regal Bancorp.

On average, the Peer Group companies generally operate in markets with larger populations compared to Somerset County. Population growth for the primary market area counties served by the Peer Group companies reflect a range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were similar to the population growth that was experienced by Somerset County during the past five years. However, Somerset County’s population growth over the next five years is projected to exceed the Peer Group’s projected population growth rate. Somerset County has a higher per capita income compared to the Peer Group’s average per capita income and, on average, the Peer Group’s primary market area counties were less affluent markets within their respective states compared to Somerset County’s per capita income as a percent of New Jersey’s per capita

RP® Financial, LC.	VALUATION ANALYSIS IV.7

income (104.3% for the Peer Group versus 129.5% for Somerset County). The average and median deposit market shares maintained by the Peer Group companies were above Somerset Savings’ and Regal Bancorp’s combined market share of deposits in Somerset County. Overall, the degree of competition faced by the Peer Group companies was viewed as less than faced by the Bank, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar to the Bank’s primary market area growth potential. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was above the unemployment rate reflected for Somerset County. On balance, we concluded that no adjustment was appropriate for the Bank’s market area.

Table 4.1

Market Area Unemployment Rates

Somerset Savings Bank and the Peer Group Companies(1)

	County	July 2022 Unemployment
Somerset Savings Bank - NJ	Somerset	3.0%

Peer Group Average		3.9%

Affinity Bancshares, Inc. – GA	Newton	3.5%
ESSA Bancorp, Inc. – PA	Monroe	6.1
HMN Financial, Inc. – MN	Olmstead	1.7
Home Federal Bancorp, Inc. – LA	Caddo	5.3
IF Bancorp, Inc. - IL	Iroquois	4.0
HV Bancorp, Inc. – PA	Bucks	3.9
Magyar Bancorp, Inc. – NJ	Middlesex	3.3
Northeast Community Bancorp, Inc. – NY	Westchester	3.5
Provident Bancorp, Inc. - MA	Essex	3.7
William Penn Bancorporation – PA	Bucks	3.9

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Bank has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS IV.8

Eight out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 0.94% to 2.90%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.31% as of September 19, 2022. Comparatively, as of September 19, 2022, the average dividend yield on the stocks of all fully-converted publicly-traded thrifts equaled 2.37%.

While the Bank has not established a definitive dividend policy prior to converting, the Bank will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on its pro forma capitalization and pro forma earnings. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. All ten of the Peer Group members trade on the NASDAQ. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $47.1 million to $249.1 million as of September 19, 2022, with average and median market values of $126.8 million and $100.1 million, respectively. The shares issued and outstanding of the Peer Group companies ranged from 2.2 million to 17.4 million, with average and median shares outstanding of 8.3 million and 6.9 million, respectively. The Bank’s pro forma market value is expected to be similar to the Peer Group’s average market value, while the Bank’s pro forma shares outstanding will be in the upper end of the Peer Group’s range of shares outstanding. Like all of the Peer Group companies, the Bank’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Bank’s stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Somerset Savings: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting

RP® Financial, LC.	VALUATION ANALYSIS IV.9

thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for bank and thrift franchises in New Jersey. All three of these markets were considered in the valuation of the Bank’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays various stock price indices as of September 19, 2022.

In terms of assessing general stock market conditions, the broader stock market has generally trended lower in recent quarters. The broader stock market traded unevenly through the first half of October 2021, with lawmakers reaching a deal on a short-term debt limit and strong earnings posted by bank and healthcare companies contributing to stock market gains that were somewhat negated by stocks trading lower on worries about slowing growth and mounting inflation. Propelled by strong third quarter earnings reports, all three major U.S. stocks closed at multiple record highs during the second half of October. For the month of October, the Dow Jones Industrial Average (“DJIA”) was up 5.8%, the S&P 500 was up 6.9% and the NASDAQ was up 7.3%. The broader stock market rally continued through the first week of November, with all three major U.S. stock indexes rising to fresh highs after the Federal Reserve approved plans to start scaling back its bond-buying stimulus program and the October employment report showed job growth rebounded. Data showing that inflation hit a three-decade high contributed to snapping the five-week winning streak in the broader stock market, as all three of the major U.S. stock indexes finished the second week of November with slim losses. Fresh Covid-19 restrictions in Europe contributed to stocks trading lower going into the second half of November, as a rise in Covid-19 cases dimmed prospects for a global economic recovery. Concerns that the fast-spreading Omicron Covid-19 variant would derail the global economy’s recovery triggered a selloff in the broader stock market, with the DJIA suffering its worst day of 2021 on the Friday following Thanksgiving. Fueled by the uncertain impact of the Omicron variant and rising inflation, the retreat in the broader stock market continued through

RP® Financial, LC.	VALUATION ANALYSIS IV.10

the end of November and the start of December. Notwithstanding weaker-than-expected job growth reported for November, stocks rallied to close out the first week of December and into the second week of December on hopes that the Omicron variant would be less damaging to the economy than initially feared. Stocks retreated ahead of the Federal Reserve’s mid-December meeting and then traded higher at the conclusion of the Federal Reserve meeting, as the Federal Reserve mapped out plans to more quickly wind down pandemic stimulus efforts and to raise its target interest rate at least three time in 2022. Fears that the fast-spreading Omicron variant of Covid-19 could derail the sputtering global economic recovery spurred a stock market selloff heading into the second half of December, which was led by a decline in technology shares. Favorable economic data regarding consumer confidence and existing home sales contributed to stocks rallying in last week of December, with the DJIA and S&P 500 closing at record highs in late-December.

The DJIA and S&P 500 started 2022 closing at record highs, which was followed by stocks declining to finish the first week of trading of 2022 with their worst weekly performance for the start of a new year since 2016. Worries about higher interest rates and slowing economic growth sustained the downward trend in the broader stock market going into the second half of January, with the NASDAQ moving into correction territory. A strong fourth quarter earnings report posted by Apple Inc. helped to snap a three-week slump in the broader stock market at the end of January; although, all three major U.S. stock indexes recorded losses for the month of January, with the S&P 500 recording its worst month since March 2020. A mix of favorable and disappointing fourth quarter earnings reports provided for an up and down market through the first week of February, which was followed by a selloff in the broader stock market through late-February as investors grappled with the growing threat of Russia invading Ukraine and the possibility that the Federal Reserve would step-up the pace of interest rate increases. Despite a late-February rally, all three of the major U.S. stock indexes finished February with a second straight monthly loss. Volatility prevailed in the stock market during the first half of March, as investors reacted to rising and falling oil prices, inflation hitting a 40-year high and Russia’s intensifying military campaign in Ukraine. Lower oil prices and the first rate increase by Federal Reserve since 2018 helped stocks to rally going into the second half of March, with all three of the major U.S. stock indexes notching their best week since November 2020. The positive trend in the broader stock market was generally sustained through late-March, which was followed by stocks closing sharply lower on the last day of March. Overall, the major U.S. stock indexes suffered their worst quarter in two years, with the DJIA, NASDAQ and S&P 500 recording first quarter declines of 4.6%, 9.1% and 4.9%, respectively.

RP® Financial, LC.	VALUATION ANALYSIS IV.11

After a favorable employment report for March supported stock market gains at the beginning of April 2022, stocks turned lower going into mid-April as rate fears mounted in light of data showing that inflation hit another 40-year high in March and the Federal Reserve signaling a more hawkish tone for future interest rate hikes in order to tame inflation. Stock indexes traded unevenly with the onset of first quarter earnings season in mid-April, amid uncertainty the impact that higher inflation and higher interest rates would have on corporate earnings. April concluded with a deepening rout in technology shares, which translated into the worst monthly performance for NASDAQ since 2008. The NASDAQ was down 13.3% for the month of April, versus an 8.8% decline in the S&P 500 and a 4.9% decline in the DJIA. Stocks initially rallied after the Federal Reserve concluded its early-May meeting by raising its target rate by 0.5%, which was followed by the DJIA posting its largest one-day decline in 2022 and the NASDAQ closing down 5.0%. Major U.S. stock indexes fell to new lows for 2022 heading into mid-May, as a higher-than-expected increase in the April CPI heighted concerns that the Federal Reserve would move to raise rates more aggressively and, in turn, slow economic growth. Following a mid-May rebound, stocks fell sharply heading into the second half of May as disappointing earnings from some larger retailers raised fears of a recession. Comparatively, some favorable earnings reports and economic data supported a broad-based rally during the last full week of trading in May, with all three major U.S. stock indexes recording their best week since November 2020. Stocks reversed course and traded sharply lower during the first half of June, in which the S&P 500 entered bear territory and the DJIA closed below 30000. High inflation, rising interest rates and growing concerns about the outlook for corporate profits and economic growth were noted factors that curtailed investors’ appetite for investing in stocks. Stocks rallied in the second half of June on signs that economic activity was cooling off, which tempered expectations that the Federal Reserve would implement a series of steep rate hikes. The second quarter ended with stocks closing lower and, overall, posting their worst first half of a year in decades.

Stocks opened the third quarter of 2022 trading unevenly ahead of the release of the June employment report. Fears about a recession on the horizon and the June CPI showing inflation reached a four-decade high weighed on stocks going into mid-July, which was followed by a one-day rally to closeout the second full week of trading in July. The one-day rally was fueled by a larger than expected in June retail sales. Second quarter earnings reports

RP® Financial, LC.	VALUATION ANALYSIS IV.12

drove day-to-day fluctuations in the broader stock market going into the second half of July, which was followed by stocks rallying at the end of July after the Federal Reserve increased its target rate by 0.75% and signaled more tightening was likely this year. Geopolitical tensions in China weighed on stocks at the start of August, which was followed a broader stock market rally through mid-August. Factors contributing to the upswing in stocks included some strong earnings reports and a slowdown in inflation as indicated by the CPI. Stocks snapped a four week winning to close out the third week of August, as fears of additional sharp interest rate increases by the Federal Reserve prompted a multi-day selloff heading into last two weeks of August. After rallying in advance of the Federal Reserve Chairman’s late-August speech on the economy, stocks plummeted to close out August as investors reacted to the Federal Reserve Chairman’s pledge to keep raising interest rates until it was confident that inflation was under control. Expectations that the Federal Reserve remained on track to raise interest rates following the release of the August jobs report provided for an up-and-down market for stocks during the first few days of trading in September. Stocks suffered their worst day in more than two years on September 13th, as a stronger than expected increase in the August CPI raised expectations that the Federal Reserve would move aggressively to combat inflation and, in turn, increase the possibility of a recession. In advance of the Federal Reserve meeting, stocks edged higher. On September 19, 2022, the DJIA closed at 31019.68, a decrease of 8.7% from one year ago and a decrease of 14.6% year-to-date, and the NASDAQ closed at 11535.02, a decrease of 21.6% from one year ago and a decrease of 26.3% year-to-date. The S&P 500 Index closed at 3899.89 on September 19, 2022, a decrease of 10.5% from one year ago and a decrease of 18.2% year-to-date.

The market for financial shares has also generally traded lower in recent quarters. Congress agreeing to avert a government default standoff for a couple of months and favorable third quarter earnings posted by the large banks supported a positive trend in financial stocks through the first half of October 2021. Financial shares edge up slightly during the second half of October, as investors reacted to weekly initial jobless claims hitting a new pandemic-era low and an increase in consumer confidence. News that Federal Reserve officials agreed to wind down their asset-purchase program by $15 billion each in November and December boosted financial shares at the start of November, which was followed by a slight pullback in the second week of November as inflation data added to investors’ concerns about price pressures in the economy. Financial shares retreated further heading into the second half of November and then rebounded after Federal Reserve Chairman Jerome Powell was

RP® Financial, LC.	VALUATION ANALYSIS IV.13

renominated for a second term. News of a fresh coronavirus threat following identification of the Omicron variant, along with concerns about rising inflation, pressured financial shares lower through the end of November and the beginning of December. Indications that the Omicron variant was causing milder illness than previously feared contributed to bank stocks edging higher in the second week of December. Bank shares edged lower in mid-December, as investors reacted to the Federal Reserve’s decision to accelerate ending its asset purchase program and to begin raising rates in 2022. For the second half of December, bank shares closed out 2021 trading in a narrow range.

Comments by the Federal Reserve Chairman that the Federal Reserve was prepared to raise interest rates to combat inflation spurred a rally in bank stocks at the start of 2022, as investors wagered that looming interest rate increases would fuel higher earnings for the banking sector. Concerns that higher interest rates would lead to a slowdown in the economy weighed on bank shares in the second half of January, which was followed by an uptick in bank shares during the first half of February. As investors grappled with high inflation and the onset of Russia’s military campaign in Ukraine, bank shares retreated in the second half of February. Financial shares led the broader stock market lower in early-March, amid surging oil prices and the mounting intensity of Russia’s invasion of Ukraine. Growing confidence in the Federal Reserve’s plans to lift rates would serve to control inflation and that the U.S. economy could withstand the escalating war in Ukraine translated into a stable market for banks shares in the closing weeks of the first quarter.

Signs that soaring inflation and a slowing economy were starting to impact businesses pressured bank stocks lower at the start of the second quarter of 2022. Lackluster first quarter earnings reports posted by the nation’s largest banks and warnings of future headwinds that could negatively impact bank earnings extended the downturn in bank stocks through the end of April. The selloff in bank stocks continued through the first half of May, which was driven by investor fears that the economy could slide into a recession as the Federal Reserve pursued a more aggressive path of rate increases to combat inflation. Bank stocks participated in a broadly-based stock market rally in the second half of May, with positive earnings reports posted by some large retailers and favorable economic data lifting sentiment across the market. After bank shares stabilized through early-June, inflation fears triggered a selloff in bank stocks going into mid-June as the May CPI increased to its highest level in more than four decades. For the balance of the second quarter, bank shares settled into a narrow trading range.

RP® Financial, LC.	VALUATION ANALYSIS IV.14

At the start of the third quarter of 2022, bank stocks showed little movement ahead of the June employment report. Bank stocks traded lower at the start of the second quarter earnings season, as J.P. Morgan’s second quarter earnings report spotlighted concerns about the outlook for the U.S. economy. The one-day rally in the broader stock market in mid-July lifted bank stocks as well, which was in part supported by favorable second quarter earnings reports posted by some large banks. A favorable earnings outlook reported by some banks in their second quarter earnings reports and the rally in the broader stock market following the Federal Reserve’s rate hike helped to sustain a positive trend for financial shares through the second half of July. After edging lower at the start of August, a stronger-than-expected jobs report for July and a slightly slower pace of inflation indicated by the July CPI contributed to financial shares trending higher through mid-August. Bank stocks reversed course and followed the broader stock market lower during the second half of August, as investors assessed the likelihood that the Federal Reserve would continue to move aggressively to tame inflation and the potential that higher interest rates could push the U.S. economy into a protracted economic downturn. After edging lower at the start of September, financial shares traded higher along with the broader stock market heading into mid-September. Financial shares participated in the broader market selloff with the release of the August CPI in mid-September, which indicated that inflation remained elevated and raised expectations that the Federal Reserve would continue to raise rates aggressively in an effort to combat inflation. On September 19, the S&P U.S. BMI Banks Index closed at 152.0, a decrease of 13.5% from one year ago and a decrease of 17.4% year-to-date.

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the

RP® Financial, LC.	VALUATION ANALYSIS IV.15

P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

As shown in Table 4.2, three standard conversion offerings have been completed during 2022, two of which were completed during the past three months. The average closing pro forma price/tangible book ratio of the three standard conversion offerings completed during 2022 equaled 56.9%. On average, the three standard conversion offerings reflected price appreciation of 36.4% after the first week of trading. As of September 19, 2022, the three standard conversion offerings reflected a 33.8% increase in price on average from their IPO prices. Of the two standard conversion offerings completed during the past three months, the offering completed by ECB Bancorp, Inc. of Massachusetts (“ECB Bancorp”) on July 28, 2022 was considered to be most comparable to Somerset Savings’ offering. ECB Bancorp raised gross proceeds of $89.2 million, which was slightly below the midpoint of its offering range. ECB Bancorp’s closing pro forma price/tangible book ratio equaled 59.3%. ECB Bancorp’s stock price was up 41.3% after the first week of trading. As of September 19, 2022, ECB Bancorp’s stock price was up 45.3% from its IPO price.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Somerset Savings’ pro forma market value of recently completed and pending acquisitions of thrifts and banks operating in New Jersey. As shown in Exhibit IV-4, there were 21 New Jersey bank and thrift acquisitions completed from the beginning of 2018 through September 19, 2022 and there was one acquisition pending for a New Jersey financial institution, which is Somerset Savings’ pending acquisition of Regal Bancorp. The recent acquisition activity involving New Jersey bank and thrift institutions may imply a certain degree of acquisition speculation for the Bank’s stock. To the extent that acquisition speculation may impact the Bank’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Bank’s market and, thus, are subject to the same type of acquisition speculation that may influence Somerset Savings’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Somerset Savings’ stock would tend to be less compared to the stocks of the Peer Group companies.

RP® Financial, LC.	Valuation Analysis IV.16

Table 4.2

Pricing Characteristics and After-Market Trends

Conversions Completed in Trailing 12 Months

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Char. Found.		Insider Purchases					Pro Forma Data							Post-IPO Pricing Trends
			Financial Info.		Asset Quality						Form	% of Public Off. Inc. Fdn.	% Off Incl. Fdn.+Merger Shares					Pricing Ratios(2)(5)			Financial Charac.				Closing Price:
Institution	Conversion Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Excluding Foundation						Benefit Plans			Mgmt.& Dirs.	Initial Div. Yield	P/TB	Core P/ E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Chg	After First Week(3)	% Chg	After First Month(4)	% Chg	Thru 9/19/22	% Chg
							Gross Proc.	% Offer	% of Mid.	Exp./ Proc.			ESOP	Recog. Plans	Stk Option
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(1)	(%)	(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)

Standard Conversions
ECB Bancorp, Inc., MA*	7/28/22 ECBK-NASDAQ		$689	11.42%	0.11%	589%	$89.2	100%	96%	2.7%	C/S	$600/2.83%	8.0%	4.0%	10.0%	3.8%	0.00%	59.3%	19.1x	12.9%	0.6%	20.2%	3.1%	$10.00	$14.09	40.9%	$14.13	41.3%	$14.06	40.6%	$14.53	45.3%
VWF Bancorp, Inc., OH	7/14/22 VWFB-OTCQB		$137	17.62%	0.17%	96%	$19.2	100%	87%	7.8%	N.A.	N.A.	8.0%	4.0%	10.0%	25.1%	0.00%	51.8%	NM	12.8%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.50	45.0%	$14.90	49.0%	$14.50	45.0%
NSTS Bancorp, Inc., IL	1/19/22 NSTS-NASDAQ		$260	17.68%	0.70%	529%	$52.9	100%	132%	3.7%	C/S	$150/2.00%	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	NM	17.7%	-0.2%	29.8%	-0.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$11.12	11.2%

	Averages -Standard Conversions:		$362	15.57%	0.33%	405%	$53.8	100%	105%	4.7%	N.A.	N.A.	8.0%	4.0%	10.0%	11.3%	0.00%	56.9%	19.1x	14.5%	0.2%	24.9%	0.9%	$10.00	$13.19	31.9%	$13.64	36.4%	$13.82	38.2%	$13.38	33.8%
	Medians -Standard Conversions:		$260	17.62%	0.17%	529%	$52.9	100%	96%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.3%	19.1x	12.9%	0.1%	24.8%	0.3%	$10.00	$12.90	29.0%	$14.13	41.3%	$14.06	40.6%	$14.50	45.0%

Second Step Conversions
Ponce Financial Group, Inc., NY*	1/28/22 PDLB-NASDAQ		$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	C/S	$1.0M/2.91%	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$9.43	-5.7%

	Averages -Second Step Conversions:		$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	N.A.	N.A.	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$9.43	-5.7%
	Medians -Second Step Conversions:		$1,561	11.14%	1.05%	157%	$133.2	54%	127%	3.0%	N.A.	N.A.	8.0%	4.0%	10.0%	0.9%	0.00%	85.9%	34.6x	14.8%	0.4%	17.2%	2.5%	$10.00	$10.79	7.9%	$10.65	6.5%	$10.65	6.5%	$9.43	-5.7%

Mutual Holding Companies
CFSB Bancorp, Inc., MA*	1/13/22 CFSB-NASDAQ		$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	C/S	$250/4.44%	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.80%	$10.65	6.5%	$10.63	6.3%	$9.04	-9.6%

	Averages - MHC Conversions:		$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$9.00	-9.6%
	Medians - MHC Conversions:		$337	14.56%	0.00%	NM	$28.0	43%	130%	5.4%	N.A.	N.A.	8.7%	4.4%	10.9%	5.2%	0.00%	63.2%	75.4x	16.7%	0.3%	20.0%	1.6%	$10.00	$10.18	1.8%	$10.65	6.5%	$10.63	6.3%	$9.04	-9.6%

	Averages - All Conversions:		$597	14.48%	0.41%	343%	$64.5	79%	115%	4.5%	N.A.	N.A.	8.1%	4.1%	10.2%	8.0%	0.00%	63.9%	43.0x	15.0%	0.3%	22.4%	1.4%	$10.00	$12.11	21.1%	$12.45	24.5%	$12.55	25.5%	$11.72	17.2%
	Medians - All Conversions:		$337	14.56%	0.17%	343%	$52.9	100%	127%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	5.0%	0.00%	59.5%	34.6x	14.8%	0.3%	20.2%	1.6%	$10.00	$12.59	25.9%	$12.30	23.0%	$12.50	25.0%	$11.12	11.2%

Note: * - Appraisal performed by RP Financial; BOLD = RP Financial assisted in the business plan preparation, “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1) As a percent of MHC offering for MHC transactions.					(5) Mutual holding company pro forma data on full conversion basis.
(2) Does not take into account the adoption of SOP 93-6.					(6) Simultaneously completed acquisition of another financial institution.
(3) Latest price if offering is less than one week old.					(7) Simultaneously converted to a commercial bank charter.
(4) Latest price if offering is more than one week but less than one month old.					(8) Former credit union.																								September 19, 2022

RP® Financial, LC.	VALUATION ANALYSIS IV.17

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for bank and thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Bank’s management team appears to have experience and expertise in all of the key areas of the Bank’s operations. The directors and staff that will be added through the acquisition of Regal Bancorp is expected to strengthen personnel depth and expertise. Exhibit IV-5 provides summary resumes of the Bank’s Board of Directors and senior management following the conversion and acquisition of Regal Bancorp. The financial characteristics of the Bank suggest that the Board and senior management have been effective in the implementation of the Bank’s operating strategy and there appears to be a well-defined organizational structure for the merged entity.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted, FDIC insured institution, Somerset Savings will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects Somerset Savings’ pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

RP® Financial, LC.	VALUATION ANALYSIS IV.18

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Bank’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Slight Downward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the FDIC and the Department i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Bank’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches – all performed on a pro forma basis including the effects of the stock proceeds and the acquisition of Regal Bancorp. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Bank’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Bank and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Bank and the Peer Group and resulting price/core earnings ratios.

•	P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the

RP® Financial, LC.	VALUATION ANALYSIS IV.19

earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Bank will adopt “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”), which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of ASC 718-40 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of September 19, 2022, the estimated pro forma market value of the shares to be issued immediately pursuant to the conversion offering, including shares to be issued to the Foundation, equaled $86,625,000 at the midpoint. The aggregate pro forma market value of Somerset Savings’ conversion stock, including the 4,668,082 shares of stock to-be-issued for the acquisition of Regal Bancorp, was $133,305,820 at the midpoint, equal to 13,330,582 shares at $10.00 per share.

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank’s reported earnings, including the estimated pro forma earnings impact of Regal Bancorp,

RP® Financial, LC.	VALUATION ANALYSIS IV.20

equaled $7.795 million. In deriving Somerset Savings’ core earnings, the only adjustment made to reported earnings was to eliminate a loss on equity securities of $8,00. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 25.0% for the earnings adjustments, the Bank’s core earnings were determined to equal $7.801 million for the twelve months ended June 30, 2022.

Amount
($000)
Net income (loss)	$7,795
Add: Loss on securities(1)	6

Core earnings estimate	$7,801

(1)	Tax effected at 25.0%.

Based on the Bank’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank’s pro forma reported and core P/E multiples at the $133.3 million midpoint value equaled 17.97 times and 17.95 times, respectively, which provided for premiums of 38.55% and 40.23% relative to the Peer Group’s average reported and core P/E multiples of 12.97 times and 12.80 times, respectively (see Table 4.3). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 12.33 times and 12.29 times, respectively, the Bank’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 45.74% and 46.05%, respectively. The Bank’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum equaled 16.23x and 22.08x, respectively, and based on core earnings at the minimum and the super maximum equaled 16.22x and 22.06x, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Bank’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Bank’s pro forma book value taking into account the estimated pro forma impact of the Regal Bancorp acquisition. In applying the P/B approach we considered both reported book value and tangible book value. Based on the $133.3 million midpoint valuation, the Bank’s pro forma P/B and P/TB ratios equaled 57.11% and 62.42%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 99.51% and 102.24%, respectively, the Bank’s ratios reflected a discount of 42.61% on a P/B basis and a discount of 38.95% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 95.69% and 103.32%, respectively, the Bank’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 40.32% and 39.59%, respectively. At the top of the super maximum, the Bank’s P/B and P/TB ratios equaled 63.69% and 68.92%, respectively. In comparison to the Peer Group’s average P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 36.00% and 32.59%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Bank’s P/B and P/TB ratios at the top of the super maximum reflected discounts of 33.44% and 33.29%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the significant premiums reflected in the Bank’s reported and core P/E multiples.

RP® Financial, LC.	VALUATION ANALYSIS IV.21

Table 4.3

Market Pricing Versus Peer Group

Somerset Savings Bank, SLA

As of September 19, 2022

			Market Capitalization		Per Share Data							Dividends(3)			Financial Characteristics(5)								Offering Size ($Mil)
					Core 12 Month EPS(1)	Book Value/ Share
			Price/ Share	Market Value			Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Somerset Savings Bank, SLA		NJ
Super Maximum			$10.00	$167.08	$0.45	$15.70	22.08x	63.69%	13.13%	68.92%	22.06x	$0.00	0.00%	0.00%	$1,272	20.62%	19.36%	0.02%	0.59%	2.88%	0.60%	2.89%	$109.11
Maximum			$10.00	$152.13	$0.50	$16.43	20.13x	60.86%	12.08%	66.14%	20.11x	$0.00	0.00%	0.00%	$1,260	19.84%	18.56%	0.02%	0.60%	3.02%	0.60%	3.03%	$94.88
Midpoint			$10.00	$133.31	$0.56	$17.51	17.97x	57.11%	10.72%	62.42%	17.95x	$0.00	0.00%	0.00%	$1,243	18.77%	17.45%	0.02%	0.60%	3.18%	0.60%	3.18%	$82.50
Minimum			$10.00	$120.31	$0.62	$18.50	16.23x	54.05%	9.76%	59.35%	16.22x	$0.00	0.00%	0.00%	$1,232	18.06%	16.72%	0.02%	0.60%	3.33%	0.60%	3.33%	$70.13

All Non-MHC Public Thrifts(6)
Averages			$22.78	$484.19	$2.06	$20.30	14.17x	98.19%	13.04%	108.28%	14.33x	$0.48	2.37%	49%	$4,282	14.18%	13.28%	0.56%	0.76%	6.23%	0.85%	6.87%
Median			$14.30	$161.14	$1.09	$15.85	12.29x	91.89%	12.79%	101.02%	12.14x	$0.34	1.97%	30%	$1,698	11.74%	11.14%	0.40%	0.80%	6.86%	0.89%	7.06%

All Non-MHC State of NJ(6)
Averages			$14.92	$724.42	$0.96	$15.50	11.79x	94.63%	12.91%	110.68%	11.66x	$0.51	3.07%	38%	$5,968	13.91%	12.66%	0.68%	0.48%	4.87%	0.67%	5.77%
Medians			$12.78	$727.59	$1.04	$14.46	11.77x	89.83%	12.96%	108.58%	11.60x	$0.48	3.65%	43%	$5,647	12.67%	12.02%	0.49%	0.93%	7.58%	0.97%	7.58%

Comparable Group
Averages			$17.04	$126.84	$1.31	$17.13	12.97x	99.51%	12.37%	102.24%	12.80x	$0.23	1.31%	18.76%	$1,039	12.89%	12.55%	0.63%	0.86%	6.93%	0.88%	7.04%
Medians			$16.54	$100.08	$1.19	$16.58	12.33x	95.69%	11.87%	103.32%	12.29x	$0.20	1.08%	16.99%	$869	12.16%	11.82%	0.58%	0.88%	7.32%	0.90%	7.46%

Comparable Group
AFBI	Affinity Bancshares, Inc.	GA	$14.83	$98.96	$1.09	$17.51	14.97x	84.69%	12.74%	101.02%	13.65x	$0.00	0.00%	0.00%	$767	15.05%	12.93%	0.71%	0.87%	5.60%	0.96%	6.16%
ESSA	ESSA Bancorp, Inc.	PA	$20.68	$202.32	$1.87	$20.37	11.18x	101.53%	11.73%	108.74%	11.06x	$0.60	2.90%	29.19%	$1,846	11.55%	10.87%	0.46%	0.98%	8.73%	0.99%	8.82%
HMNF	HMN Financial, Inc.	MN	$23.25	$101.20	$2.12	$21.25	10.97x	109.42%	9.69%	110.35%	10.94x	$0.24	1.03%	8.49%	$1,082	8.86%	8.79%	0.42%	0.91%	8.41%	0.92%	8.43%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$20.92	$70.87	$1.41	$15.45	14.84x	135.39%	12.00%	135.39%	14.84x	$0.48	2.29%	29.79%	$590	8.87%	8.87%	0.68%	0.85%	9.25%	0.85%	9.25%
IROQ	IF Bancorp, Inc.	IL	$18.25	$56.29	$1.91	$22.00	9.92x	82.97%	6.93%	82.97%	9.56x	$0.35	1.92%	9.51%	$858	8.36%	8.36%	0.26%	0.74%	7.07%	0.77%	7.33%
HVBC	HV Bancorp, Inc.	PA	$21.03	$47.13	$1.19	$18.39	16.05x	114.38%	8.26%	114.38%	17.68x	$0.00	0.00%	0.00%	$571	7.22%	7.22%	0.49%	0.49%	6.55%	0.45%	5.94%
MGYR	Magyar Bancorp, Inc.	NJ	$12.78	$90.71	$1.04	$14.23	12.29x	89.83%	11.47%	89.83%	12.29x	$0.12	0.94%	20.19%	$791	12.77%	12.77%	1.02%	0.89%	7.58%	0.89%	7.58%
NECB	Northeast Community Bancorp, Inc.	NY	$12.74	$190.68	$0.97	$15.65	14.16x	81.41%	17.08%	81.61%	13.12x	$0.24	1.88%	46.67%	$1,222	20.98%	20.94%	0.30%	1.18%	5.69%	1.27%	6.13%
PVBC	Provident Bancorp, Inc.	MA	$14.30	$249.12	$1.19	$13.54	12.33x	105.61%	14.17%	105.61%	12.03x	$0.16	1.12%	13.79%	$1,788	13.42%	13.42%	1.18%	1.16%	8.41%	1.19%	8.62%
WMPN	William Penn Bancorporation	PA	$11.60	$161.14	$0.32	$12.91	NM	89.85%	19.64%	92.53%	NM	$0.12	1.03%	30.00%	$880	21.86%	21.36%	0.81%	0.51%	2.00%	0.53%	2.11%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS IV.22

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Bank’s pro forma asset base taking into account the estimated pro forma impact of the Regal Bancorp acquisition and conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $133.3 million midpoint of the valuation range, the Bank’s value equaled 10.72% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 12.37%, which implies a discount of 13.34% has been applied to the Bank’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 11.87%, the Bank’s pro forma P/A ratio at the midpoint value reflects a discount of 9.69%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings cannot be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). In comparison to the 56.90% average closing forma P/TB ratio of the three recent standard conversions completed in 2022, the Bank’s P/TB ratio of 62.42% at the midpoint value reflects an implied premium of 9.70%. At the top of the super maximum, the Bank’s P/TB ratio of 68.92% reflects an implied premium of 21.12% relative to the recent standard conversions average P/TB ratio at closing. In comparison to the 59.30% closing forma P/TB ratio of ECB Bancorp’s standard conversion

RP® Financial, LC.	VALUATION ANALYSIS IV.23

offering, the Bank’s P/TB ratio of 62.42% at the midpoint value reflects an implied premium of 5.26%. At the top of the super maximum, the Bank’s P/TB ratio of 68.92% reflects an implied premium of 16.22% relative to ECB Bancorp’s pro forma P/TB ratio at closing.

Valuation Conclusion

Based on the foregoing, It is our opinion that, as of September 19, 2022, the estimated pro forma market value of the shares to be issued immediately pursuant to the conversion offering, including shares to be issued to the Foundation, equaled $86,625,000 at the midpoint, equal to 8,662,500 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% valuation range indicates a minimum conversion value of $73,631,250 and a maximum conversion value of $99,618,750. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 7,363,125 at the minimum and 9,961,875 at the maximum. In the event the appraised value is subject to an increase, the conversion offering pro forma market value may be increased up to a super maximum value of $114,561,560 without a resolicitation. Based on the $10.00 per share offering price, the super maximum value would result in total shares outstanding of 11,456,156. Based on this valuation range, the offering range is as follows: $70,125,000 at the minimum, $82,500,000 at the midpoint, $94,875,000 at the maximum and $109,106,250 at the super maximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 7,012,500 at the minimum, 8,250,000 at the midpoint, 9,487,500 at the maximum and 10,910,625 at the super maximum.

Taking into account the Bank’s use of proceeds, as of September 19, 2022, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including the 4,668,082 merger shares issued to Regal Bancorp’s shareholders as part of the $58.4 million cash and stock acquisition of Regal Bancorp and the 412,500 shares of common stock contributed to the Foundation – was $133,305,820 at the midpoint, equal to 13,330,582 shares at a per share value of $10.00. Based on the foregoing valuation, the corresponding range of shares and market values based on a $10.00 per share price are as follows:

RP® Financial, LC.	VALUATION ANALYSIS IV.24

	Offering Valuation Range			Merger Shares Issued To Regal	Shares Issued To Foundation		Pro Forma Market Value After Merger
Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds			Total Shares Issued		Merger Shares Pct. Of Total
Supermaximum	10,910,625	10.00	$109,106,250	5,251,592	545,531	16,707,748	$167,077,480	31.43%
Maximum	9,487,500	10.00	94,875,000	5,251,592	474,375	15,213,467	152,134,670	34.52%
Midpoint	8,250,000	10.00	82,500,000	4,668,082	412,500	13,330,582	133,305,820	35.02%
Minimum	7,012,500	10.00	70,125,000	4,668,082	350,625	12,031,207	120,312,070	38.80%

RP® Financial, LC.	LIST OF EXHIBITS

EXHIBITS

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS

Exhibit Number	Description

I-1	Audited Financial Statements

I-2	Map of Office Locations

I-3	Key Operating Ratios

I-4	Yields and Costs

I-5	Loan Loss Allowance Activity

I-6	Interest Rate Risk Analysis

I-7	Fixed and Adjustable Rate Loans

I-8	Loan Portfolio Composition

I-8A	Loan Portfolio Composition – Regal Bancorp, Inc.

I-9	Contractual Maturity by Loan Type

I-10	Non-Performing Assets

I-10A	Non-Performing Assets – Regal Bancorp, Inc.

I-11	Deposit Composition

II-1	Description of Office Properties

II-2	Historical Interest Rates

III-1	General Characteristics of Publicly-Traded Institutions

III-2	Public Market Pricing of Mid-Atlantic and New England Thrift Institutions

III-3	Public Market Pricing of Midwest, Southeast and Southwest Thrift Institutions

III-4	Peer Group Market Area Comparative Analysis

RP® Financial, LC.	LIST OF EXHIBITS

LIST OF EXHIBITS (continued)

Exhibit Number	Description

IV-1	Stock Prices: As of September 19, 2022

IV-2	Historical Stock Price Indices

IV-3	Stock Indices as of September 19, 2022

IV-4	Market Area Acquisition Activity

IV-5	Director and Senior Management Summary Resumes

IV-6	Pro Forma Regulatory Capital Ratios

IV-7	Pro Forma Analysis Sheet

IV-8	Pro Forma Effect of Conversion Proceeds

V-1	Firm Qualifications Statement

EXHIBIT I-1

Somerset Savings Bank, SLA

Audited Financial Statements

[Incorporated by Reference]

EXHIBIT I-2

Somerset Savings Bank, SLA

Map of Office Locations

Exhibit I-2

Somerset Savings Bank, SLA

Map of Office Locations

EXHIBIT I-3

Somerset Savings Bank, SLA

Key Operating Ratios

Exhibit I-3

Somerset Savings Bank, SLA

Key Operating Ratios

	At or For the Years Ended June 30,
	2022	2021
Performance Ratios:
Return on average assets	0.29%	0.20%
Return on average equity	1.54%	1.04%
Interest rate spread(1)	1.89%	1.74%
Net interest margin(2)	1.96%	1.85%
Noninterest income to average assets	0.21%	0.20%
Noninterest expense to average assets	1.70%	1.70%
Efficiency ratio(3)	83.14%	88.35%
Average interest-earning assets to average interest-bearing liabilities	127.77%	128.03%

Capital Ratios:
Average equity to average assets	18.71%	19.40%
Tier 1 capital to average assets	19.36%	19.90%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	0.33%	0.36%
Allowance for loan losses as a percentage of non-performing loans	N/A	424.09%
Net (charge-offs) recoveries to average outstanding loans during the year	—%	—%
Non-performing loans as a percentage of total loans	—%	0.09%
Non-performing loans as a percentage of total assets	—%	0.04%
Total non-performing assets as a percentage of total assets	—%	0.04%

Other:
Number of offices	7	7
Number of full-time equivalent employees	64	65

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

Source:	Somerset Savings’ prospectus.

EXHIBIT I-4

Somerset Savings Bank, SLA

Yields and Costs

Exhibit I-4

Somerset Savings Bank, SLA

Yields and Costs

	For the Years Ended June 30,
	2022			2021
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

	(Dollars in thousands)
Interest-earning assets:
Loans	$305,130	$9,302	3.05%	$306,580	$9,527	3.11%
Securities	258,215	4,003	1.55%	211,426	3,583	1.69%
Other	43,708	127	0.29%	62,788	70	0.11%

Total interest-earning assets	607,053	13,432	2.21%	580,794	13,180	2.27%
Non-interest-earning assets	41,326			40,545

Total assets	$648,379			$621,339

Interest-bearing liabilities:
Savings and club accounts	$180,920	108	0.06%	$162,297	81	0.05%
Interest-bearing demand accounts	141,732	88	0.06%	127,767	78	0.06%
Certificates of deposit	152,476	1,339	0.88%	163,570	2,256	1.38%

Total interest-bearing deposits	475,128	1,535	0.32%	453,634	2,415	0.53%
Federal Home Loan Bank advances	—	—	—%	—	—	—%

Total interest-bearing liabilities	475,128	1,535	0.32%	453,634	2,415	0.53%
Non-interest-bearing deposits	42,384			38,087
Other non-interest-bearing liabilities	8,846			8,514

Total liabilities	526,358			500,235
Equity	122,021			121,104

Total liabilities and equity	$648,379			$621,339

Net interest income		$11,897			$10,765

Net interest rate spread (1)			1.89%			1.74%
Net interest-earning assets (2)	$131,925			$127,160

Net interest margin (3)			1.96%			1.85%
Average interest-earning assets to interest-bearing liabilities	127.77%			128.03%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Source:	Somerset Savings’ prospectus.

EXHIBIT I-5

Somerset Savings Bank, SLA

Loan Loss Allowance Activity

Exhibit I-5

Somerset Savings Bank, SLA

Loan Loss Allowance Activity

	At or For the Years Ended June 30,
	2022	2021

	(Dollars in thousands)
Allowance for loan losses at beginning of year	$1,116	$1,116
Provision for loan losses	—	—
Charge-offs
Total charge-offs	—	—

Recoveries:
Total recoveries	—	—

Net (charge-offs) recoveries	—	—

Allowance at end of year	$1,116	$1,116

Allowance to non-performing loans	N/A	424.09%
Allowance to total loans outstanding at the end of the year	0.33%	0.36%
Net (charge-offs) recoveries to average loans outstanding during the year	—%	—%
Source: Somerset Savings’ Prospectus.

EXHIBIT I-6

Somerset Savings Bank, SLA

Interest Rate Risk Analysis

Exhibit I-6

Somerset Savings Bank, SLA

Interest Rate Risk Analysis

At June 30, 2022
Change in Interest Rates (basis points)(1)	Estimated EVE(2)	Estimated Increase (Decrease) in EVE
		Amount	Percent
(Dollars in thousands)
+400	$67,475	$(69,019)	(50.6)%
+300	82,753	(53,741)	(39.4)%
+200	102,803	(33,691)	(24.7)%
+100	123,280	(13,214)	(9.7)%
—	136,494	—	—%
-100	146,526	10,032	7.4%
-200	152,579	16,085	11.8%

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

Source:	Somerset Savings’ prospectus.

EXHIBIT I-7

Somerset Savings Bank, SLA

Fixed and Adjustable Rate Loans

Exhibit I-7

Somerset Savings Bank, SLA

Fixed and Adjustable Rate Loans

	Due After June 30, 2023
	Fixed	Adjustable	Total

	(In thousands)
Real estate mortgage loans:
Residential real estate	$302,542	$23,099	$325,640
Non-residential real estate	459	—	459
Consumer	1,875	5,654	7,529

Total	$304,876	$28,753	$333,628

Source:	Somerset Savings’ prospectus.

EXHIBIT I-8

Somerset Savings Bank, SLA

Loan Portfolio Composition

Exhibit I-8

Somerset Savings Bank, SLA

Loan Portfolio Composition

	At June 30,
	2022		2021
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Mortgage loans:
Residential real estate	$325,722	97.6%	$297,558	97.1%
Non-residential real estate	459	0.1%	476	0.2%
Consumer	7,543	2.3%	8,285	2.7%

	333,724	100.0%	306,319	100.0%

Less (add):
Allowance for losses	1,116		1,116
Net deferred loan origination (fees) costs	(1,950)		(1,595)

Loans, net	$334,558		$306,798

Source:	Somerset Savings’ prospectus.

Exhibit I-8A

Regal Bancorp, Inc.

Loan Portfolio Composition

		December 31,
	June 30, 2022	2021	2020

	(Dollars in thousands)
Owner occupied commercial real estate	$57,065	$57,294	$53,943
Other commercial real estate	96,283	101,744	110,548
Multi-family	171,808	172,831	185,091
Commercial and industrial	13,216	22,805	34,510
Consumer	5,664	6,919	9,190

Total gross loans	344,036	361,593	393,282

Deferred loan fees and costs, net	282	27	(13)
Allowance for loan losses	(5,611)	(5,611)	(5,578)

Loans, net	$338,707	$356,009	$387,691

Source:	Somerset Savings’ prospectus.

EXHIBIT I-9

Somerset Savings Bank, SLA

Contractual Maturity by Loan Type

Exhibit I-9

Somerset Savings Bank, SLA

Contractual Maturity by Loan Type

	Residential Real Estate	Non-Residential Real Estate	Consumer	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$82	$—	$5,668	$5,750
After one through five years	5,247	—	443	5,690
After five through 15 years	112,759	152	1,232	114,143
More than 15 years	207,634	307	200	208,141

Total	$325,722	$459	$7,543	$333,724

Source:	Somerset Savings’ prospectus.

EXHIBIT I-10

Somerset Savings Bank, SLA

Non-Performing Assets

Exhibit I-10

Somerset Savings Bank, SLA

Non-Performing Assets

	At June 30,
	2022	2021
	(Dollars in thousands)
Non-accrual loans:
Real estate mortgage loans:
Residential real estate	$—	$—
Non-residential real estate	—	—
Consumer	—	—

Total non-accrual loans	—	—

Accruing loans past due 90 days or more:
Real estate mortgage loans:
Residential real estate	—	340
Non-residential real estate	—	—
Consumer	—	—

Total accruing loans past due 90 days or more	—	340
Total non-performing loans	—	340
Real estate owned	—	—

Total non-performing assets	$—	$340

Total non-performing loans to total loans	—%	0.10%
Total non-accrual loans to total loans	—%	—%
Total non-performing assets to total assets	—%	0.05%

Source:	Somerset Savings’ prospectus.

Exhibit I-10A

Regal Bancorp, Inc.

Non-Performing Assets

	June 30, 2022	December 31, 2021
	(Dollars in thousands)
Loans accounted for on a non-accrual basis:
Real estate loans:
Consumer	$204	$216
Total real estate loans	204	216
Total non-accrual loans	204	216

Total non-performing assets	$204	$216

Non-accrual loans to total loans	0.06%	0.06%
Non-accrual loans to total assets	0.04%	0.04%
Non-performing assets to total assets	0.04%	0.04%

Source:	Somerset Savings’ prospectus.

EXHIBIT I-11

Somerset Savings Bank, SLA

Deposit Composition

Exhibit I-11

Somerset Savings Bank, SLA

Deposit Composition

	At June 30,
	2022			2021
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Noninterest-bearing demand deposits	$43,722	8.38%	—%	$39,645	7.78%	—%
Interest-bearing demand deposits	146,408	28.04	0.06	138,732	27.20	0.06
Savings and club accounts	188,115	36.03	0.05	172,588	33.84	0.05
Time deposits	143,827	27.55	0.60	159,028	31.18	1.13

Total	$522,072	100.00%		$509,993	100.00%

Source: Somerset Savings’ prospectus.

EXHIBIT II-1

Somerset Savings Bank, SLA

Description of Office Properties

Exhibit II-1

Somerset Savings Bank, SLA

Description of Office Properties

Properties

The following table sets forth certain information relating to our properties as of June 30, 2022. We own our main office and all of our branches.

Description and Address	Date Opened	Square Footage		Net Book Value at June 30, 2022 (In thousands)
Main Office
220 West Union Avenue Bound Brook, New Jersey 08805	July 1, 1981	15,000	(1)	$703

Branch Offices

Somerville Branch 64 West End Avenue Somerville, New Jersey 08876	December 1, 1965	3,100		193

Raritan Branch 802 Somerset Street Raritan, New Jersey 08869	May 1, 1968	1,800		202

Middlesex Branch 1305 Bound Brook Road Middlesex, New Jersey 08848	October 1, 1968	1,800		273

Whitehouse Branch 410 US Highway 22 Whitehouse Station, New Jersey 08888	November 1, 1971	1,800		513

Flemington Branch 141 Broad Street Flemington, New Jersey 08822	December 1, 1974	3,400		405

Manville Branch 41 South Main Street Manville, New Jersey 08835	July 31, 2006	4,900		652

(1)	Includes additional administrative office space at main office complex.

Source: Somerset Savings’ prospectus.

EXHIBIT II-2

Historical Interest Rates

Exhibit II-2

Historical Interest Rates(1)

Year/Qtr. Ended		Prime Rate	90 Day T-Note	One Year T-Note	10 Year T-Note

2010:	Quarter 1	3.25%	0.16%	0.41%	3.84%
	Quarter 2	3.25%	0.18%	0.32%	2.97%
	Quarter 3	3.25%	0.18%	0.32%	2.97%
	Quarter 4	3.25%	0.12%	0.29%	3.30%

2011:	Quarter 1	3.25%	0.09%	0.30%	3.47%
	Quarter 2	3.25%	0.03%	0.19%	3.18%
	Quarter 3	3.25%	0.02%	0.13%	1.92%
	Quarter 4	3.25%	0.02%	0.12%	1.89%

2012:	Quarter 1	3.25%	0.07%	0.19%	2.23%
	Quarter 2	3.25%	0.09%	0.21%	1.67%
	Quarter 3	3.25%	0.10%	0.17%	1.65%
	Quarter 4	3.25%	0.05%	0.16%	1.78%

2013:	Quarter 1	3.25%	0.07%	0.14%	1.87%
	Quarter 2	3.25%	0.04%	0.15%	2.52%
	Quarter 3	3.25%	0.02%	0.10%	2.64%
	Quarter 4	3.25%	0.07%	0.13%	3.04%

2014:	Quarter 1	3.25%	0.05%	0.13%	2.73%
	Quarter 2	3.25%	0.04%	0.11%	2.53%
	Quarter 3	3.25%	0.02%	0.13%	2.52%
	Quarter 4	3.25%	0.04%	0.25%	2.17%

2015:	Quarter 1	3.25%	0.03%	0.26%	1.94%
	Quarter 2	3.25%	0.01%	0.28%	2.35%
	Quarter 3	3.25%	0.00%	0.33%	2.06%
	Quarter 4	3.50%	0.16%	0.65%	2.27%

2016:	Quarter 1	3.50%	0.21%	0.59%	1.78%
	Quarter 2	3.50%	0.26%	0.45%	1.49%
	Quarter 3	3.50%	0.29%	0.59%	1.60%
	Quarter 4	3.75%	0.51%	0.85%	2.45%

2017:	Quarter 1	4.00%	0.76%	1.03%	2.40%
	Quarter 2	4.25%	1.03%	1.24%	2.31%
	Quarter 3	4.25%	1.06%	1.31%	2.33%
	Quarter 4	4.50%	1.39%	1.76%	2.40%

2018:	Quarter 1	4.75%	1.73%	2.09%	2.74%
	Quarter 2	5.00%	1.93%	2.33%	2.85%
	Quarter 3	5.25%	2.19%	2.59%	3.05%
	Quarter 4	5.50%	2.45%	2.63%	2.69%

2019:	Quarter 1	5.50%	2.40%	2.40%	2.41%
	Quarter 2	5.00%	2.12%	1.92%	2.00%
	Quarter 3	4.75%	1.88%	1.75%	1.68%
	Quarter 4	4.75%	1.55%	1.59%	1.92%

2020:	Quarter 1	3.25%	0.11%	0.17%	0.70%
	Quarter 2	3.25%	0.16%	0.16%	0.66%
	Quarter 3	3.25%	0.10%	0.12%	0.69%
	Quarter 4	3.25%	0.09%	0.10%	0.93%

2021:	Quarter 1	3.25%	0.03%	0.07%	1.74%
	Quarter 2	3.25%	0.05%	0.08%	1.44%
	Quarter 3	3.25%	0.04%	0.09%	1.52%
	Quarter 4	3.25%	0.06%	0.39%	1.52%

2022:	Quarter 1	3.50%	0.52%	1.63%	2.32%
	Quarter 2	4.75%	1.72%	2.80%	2.98%
As of Sept. 19, 2022		5.50%	3.37%	4.05%	3.49%

(1)	End of period data.

Sources: Federal Reserve and The Wall Street Journal.

EXHIBIT III-1

General Characteristics of Publicly-Traded Institutions

Exhibit III-1

Characteristics of Publicly-Traded Thrifts

September 19, 2022

										As of September 19, 2022
Ticker	Financial Institution	Exchange	Region	City	State	Total Assets	Offices	Fiscal Mth End	Conv. Date	Stock Price	Market Value
						($Mil)				($)	($Mil)
BCOW	1895 Bancorp of Wisconsin, Inc.	NASDAQCM	MW	Greenfield	WI	$536	6	Dec	1/8/19	$10.40	$70
AFBI	Affinity Bancshares, Inc.	NASDAQCM	SE	Covington	GA	$767	3	Dec	4/27/17	$14.71	$99
AX	Axos Financial, Inc.	NYSE	WE	Las Vegas	NV	$17,401	1	Jun	3/14/05	$39.18	$2,440
BLFY	Blue Foundry Bancorp	NASDAQGS	MA	Rutherford	NJ	$1,964	19	Dec	7/15/21	$11.21	$308
BYFC	Broadway Financial Corporation	NASDAQCM	WE	Los Angeles	CA	$1,224	3	Dec	1/8/96	$1.13	$52
CFFN	Capitol Federal Financial, Inc.	NASDAQGS	MW	Topeka	KS	$9,476	54	Sep	3/31/99	$8.99	$1,229
CARV	Carver Bancorp, Inc.	NASDAQCM	MA	New York	NY	$691	7	Mar	10/24/94	$4.46	$23
CLST	Catalyst Bancorp, Inc.	NASDAQCM	SW	Opelousas	LA	$281	6	Dec	10/12/21	$13.31	$64
CNNB	Cincinnati Bancorp, Inc.	NASDAQCM	MW	Cincinnati	OH	$282	5	Dec	10/14/15	$15.20	$43
CULL	Cullman Bancorp, Inc.	NASDAQCM	SE	Cullman	AL	$384	4	Dec	10/8/09	$11.16	$82
ECBK	ECB Bancorp, Inc.	NASDAQCM	NE	Everett	MA	$782	2	Dec	7/27/22	$14.24	$133
ESSA	ESSA Bancorp, Inc.	NASDAQGS	MA	Stroudsburg	PA	$1,846	22	Sep	4/3/07	$20.00	$202
FFBW	FFBW, Inc.	NASDAQCM	MW	Brookfield	WI	$330	7	Dec	10/10/17	$12.05	$71
FNWB	First Northwest Bancorp	NASDAQGM	WE	Port Angeles	WA	$2,032	14	Dec	1/29/15	$16.20	$146
FSBW	FS Bancorp, Inc.	NASDAQCM	WE	Mountlake Terrace	WA	$2,399	23	Dec	7/9/12	$29.01	$217
GBNY	Generations Bancorp NY, Inc.	NASDAQCM	MA	Seneca Falls	NY	$370	10	Dec	7/10/06	$11.02	$27
HONE	HarborOne Bancorp, Inc.	NASDAQGS	NE	Brockton	MA	$4,704	34	Dec	6/29/16	$13.73	$666
HIFS	Hingham Institution for Savings	NASDAQGM	NE	Hingham	MA	$3,996	8	Dec	12/13/88	$286.86	$607
HMNF	HMN Financial, Inc.	NASDAQGM	MW	Rochester	MN	$1,082	14	Dec	6/30/94	$22.64	$101
HFBL	Home Federal Bancorp, Inc. of Louisiana	NASDAQCM	SW	Shreveport	LA	$590	10	Jun	1/18/05	$19.32	$71
HVBC	HV Bancorp, Inc.	NASDAQCM	MA	Doylestown	PA	$571	9	Dec	1/11/17	$22.06	$47
IROQ	IF Bancorp, Inc.	NASDAQCM	MW	Watseka	IL	$858	8	Jun	7/7/11	$19.41	$56
KRNY	Kearny Financial Corp.	NASDAQGS	MA	Fairfield	NJ	$7,720	45	Jun	2/23/05	$11.23	$737
MGYR	Magyar Bancorp, Inc.	NASDAQGM	MA	New Brunswick	NJ	$791	7	Sep	1/23/06	$12.99	$91
MSVB	Mid-Southern Bancorp, Inc.	NASDAQCM	MW	Salem	IN	$266	3	Dec	4/8/98	$13.70	$40
NYCB	New York Community Bancorp, Inc.	NYSE	MA	Hicksville	NY	$63,093	237	Dec	11/23/93	$9.66	$4,447
NECB	Northeast Community Bancorp, Inc.	NASDAQCM	MA	White Plains	NY	$1,222	12	Dec	7/5/06	$12.50	$191
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NASDAQGS	MA	Woodbridge	NJ	$5,647	38	Dec	11/7/07	$14.59	$728
NSTS	NSTS Bancorp, Inc.	NASDAQCM	MW	Waukegan	IL	$274	3	Dec	1/18/22	$11.02	$60
PBBK	PB Bankshares, Inc.	NASDAQCM	MA	Coatesville	PA	$396	4	Dec	7/14/21	$13.15	$34
PDLB	Ponce Financial Group, Inc.	NASDAQGM	MA	Bronx	NY	$2,042	14	Dec	9/29/17	$9.34	$218
PVBC	Provident Bancorp, Inc.	NASDAQCM	NE	Amesbury	MA	$1,788	7	Dec	7/15/15	$14.50	$249
PROV	Provident Financial Holdings, Inc.	NASDAQGS	WE	Riverside	CA	$1,187	14	Jun	6/27/96	$14.27	$106
PFS	Provident Financial Services, Inc.	NYSE	MA	Jersey City	NJ	$13,716	97	Dec	1/15/03	$22.74	$1,759
RVSB	Riverview Bancorp, Inc.	NASDAQGS	WE	Vancouver	WA	$1,698	18	Mar	10/26/93	$6.80	$154
SBT	Sterling Bancorp, Inc. (Southfield, MI)	NASDAQCM	MW	Southfield	MI	$2,504	28	Dec	11/16/17	$5.85	$315
TCBC	TC Bancshares, Inc.	NASDAQCM	SE	Thomasville	GA	$431	2	Dec	7/20/21	$14.19	$65
TBNK	Territorial Bancorp Inc.	NASDAQGS	WE	Honolulu	HI	$2,180	30	Dec	7/10/09	$20.40	$177
TCBS	Texas Community Bancshares, Inc.	NASDAQCM	SW	Mineola	TX	$374	6	Dec	7/14/21	$15.97	$48
TCBX	Third Coast Bancshares, Inc.	NASDAQGS	SW	Humble	TX	$3,358	13	Dec	11/8/21	$19.05	$247
TSBK	Timberland Bancorp, Inc.	NASDAQGM	WE	Hoquiam	WA	$1,888	23	Sep	1/12/98	$26.70	$225
TBK	Triumph Bancorp, Inc.	NASDAQGS	SW	Dallas	TX	$5,956	64	Dec	11/6/14	$59.09	$1,477
TRST	TrustCo Bank Corp NY	NASDAQGS	MA	Glenville	NY	$6,227	144	Dec		$33.17	$654
WSBF	Waterstone Financial, Inc.	NASDAQGS	MW	Wauwatosa	WI	$1,941	16	Dec	10/4/05	$16.90	$388
WNEB	Western New England Bancorp, Inc.	NASDAQGS	NE	Westfield	MA	$2,577	27	Dec	12/27/01	$8.24	$186
WMPN	William Penn Bancorporation	NASDAQCM	MA	Bristol	PA	$880	14	Jun	4/15/08	$11.48	$161
WSFS	WSFS Financial Corporation	NASDAQGS	MA	Wilmington	DE	$20,550	98	Dec	11/26/86	$47.57	$3,220
BSBK	Bogota Financial Corp.	NASDAQCM	MA	Teaneck	NJ	$875	8	Dec	1/15/20	$11.02	$152
CFSB	CFSB Bancorp, Inc.	NASDAQCM	NE	Quincy	MA	$366	4	Jun	1/12/22	$9.04	$56
CLBK	Columbia Financial, Inc.	NASDAQGS	MA	Fair Lawn	NJ	$9,751	67	Dec	4/19/18	$21.21	$2,425
FSEA	First Seacoast Bancorp, Inc.	NASDAQCM	NE	Dover	NH	$510	5	Dec	7/16/19	$10.89	$62
GCBC	Greene County Bancorp, Inc.	NASDAQCM	MA	Catskill	NY	$2,572	19	Jun	12/30/98	$54.95	$503
KFFB	Kentucky First Federal Bancorp	NASDAQGM	MW	Hazard	KY	$328	7	Jun	3/2/05	$7.40	$61
LSBK	Lake Shore Bancorp, Inc.	NASDAQGM	MA	Dunkirk	NY	$694	12	Dec	4/3/06	$13.05	$74
OFED	Oconee Federal Financial Corp.	NASDAQCM	SE	Seneca	SC	$545	8	Jun	1/13/11	$24.56	$148
PBFS	Pioneer Bancorp, Inc.	NASDAQCM	MA	Albany	NY	$1,974	23	Jun	7/17/19	$9.38	$238
RBKB	Rhinebeck Bancorp, Inc.	NASDAQCM	MA	Poughkeepsie	NY	$1,293	18	Dec	1/16/19	$9.29	$105
TFSL	TFS Financial Corporation	NASDAQGS	MW	Cleveland	OH	$15,405	37	Sep	4/20/07	$13.95	$3,880

Source: S&P Global Market Intelligence.

EXHIBIT III-2

Public Market Pricing of Mid-Atlantic and New England Thrift Institutions

Exhibit III-2

Public Market Pricing of Mid-Atlantic and New England Institutions

As of September 19, 2022

			Market Capitalization		Per Share Data							Dividends(3)			Financial Characteristics(5)
					Core 12 Month EPS(1)	Book Value/ Share
			Price/ Share	Market Value			Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$22.78	$484.19	$2.06	$20.30	14.17	98.2%	13.0%	108.3%	14.33	$0.48	2.37%	49%	$4,282	14.18%	13.28%	0.56%	0.76%	6.23%	0.85%	6.87%
Median			$14.30	$161.14	$1.09	$15.85	12.29	91.9%	12.8%	101.0%	12.14	$0.34	1.97%	30%	$1,698	11.74%	11.14%	0.40%	0.80%	6.86%	0.89%	7.06%

Comparable Group
Averages			$28.97	$699.36	$2.61	$24.14	14.17x	98.60%	11.95%	111.94%	12.98x	$0.58	2.49%	31.70%	$6,742	12.95%	12.10%	0.67%	0.73%	6.29%	0.84%	7.04%
Medians			$13.23	$217.79	$1.04	$14.57	12.33x	90.34%	12.28%	107.10%	11.82x	$0.44	1.97%	29.59%	$1,964	11.55%	10.24%	0.47%	0.95%	7.03%	0.99%	7.42%

Comparable Group
BLFY	Blue Foundry Bancorp	NJ	$11.68	$307.56	($0.62)	$14.46	NM	80.80%	16.96%	80.93%	NM	NA	NA	NA	$1,964	20.99%	20.97%	NA	-1.70%	-8.01%	-0.82%	-3.85%
CARV	Carver Bancorp, Inc.	NY	$5.35	$22.60	$0.09	$5.89	NM	90.83%	3.45%	90.83%	NM	$0.00	0.00%	NA	$691	7.33%	7.33%	2.66%	0.15%	1.92%	0.15%	1.92%
ECBK	ECB Bancorp, Inc.	MA	$14.53	$133.32	NA	NA	NM	NA	NA	NA	NM	NA	NA	NA	$782	10.24%	10.24%	NA	NA	5.30%	NA	6.46%
ESSA	ESSA Bancorp, Inc.	PA	$20.68	$202.32	$1.87	$20.37	11.18x	101.53%	11.73%	108.74%	11.06x	$0.60	2.90%	29.19%	$1,846	11.55%	10.87%	0.46%	0.98%	8.73%	0.99%	8.82%
GBNY	Generations Bancorp NY, Inc.	NY	$11.06	$26.86	$0.73	$16.05	18.13x	68.89%	7.27%	71.73%	15.09x	NA	NA	NA	$370	10.56%	10.18%	1.59%	0.38%	3.37%	0.46%	4.08%
HONE	HarborOne Bancorp, Inc.	MA	$14.19	$665.73	$0.98	$12.49	14.94x	113.59%	15.08%	128.51%	14.49x	$0.28	1.97%	25.26%	$4,704	13.28%	11.92%	0.71%	1.03%	7.03%	1.06%	7.26%
HIFS	Hingham Institution for Savings	MA	$282.96	$607.06	$27.04	$171.23	13.64x	165.25%	15.19%	165.25%	10.46x	$2.36	0.83%	14.41%	$3,996	9.19%	9.19%	0.05%	1.36%	12.88%	1.77%	16.78%
HVBC	HV Bancorp, Inc.	PA	$21.03	$47.13	$1.19	$18.39	16.05x	114.38%	8.26%	114.38%	17.68x	NA	NA	NA	$571	7.22%	7.22%	0.49%	0.49%	6.55%	0.45%	5.94%
KRNY	Kearny Financial Corp.	NJ	$11.47	$737.18	$0.99	$13.02	12.07x	88.10%	10.20%	115.84%	11.59x	$0.44	3.84%	46.32%	$7,720	11.58%	9.06%	1.31%	0.93%	6.86%	0.97%	7.15%
MGYR	Magyar Bancorp, Inc.	NJ	$12.78	$90.71	$1.04	$14.23	12.29x	89.83%	11.47%	89.83%	12.29x	$0.12	0.94%	20.19%	$791	12.77%	12.77%	NA	0.89%	7.58%	0.89%	7.58%
NYCB	New York Community Bancorp, Inc.	NY	$9.54	$4,447.06	$1.29	$13.56	7.63x	70.37%	7.11%	114.20%	7.40x	$0.68	7.13%	54.40%	$63,093	10.82%	7.25%	0.11%	1.05%	8.95%	1.08%	9.21%
NECB	Northeast Community Bancorp, Inc.	NY	$12.74	$190.68	$0.97	$15.65	14.16x	81.41%	17.08%	81.61%	13.12x	$0.24	1.88%	46.67%	$1,222	20.98%	20.94%	0.30%	1.18%	5.69%	1.27%	6.13%
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	NJ	$15.03	$727.59	$1.29	$14.69	11.47x	102.30%	12.96%	108.58%	11.61x	$0.52	3.46%	39.69%	$5,647	12.67%	12.02%	0.25%	1.14%	8.47%	1.12%	8.36%
PBBK	PB Bankshares, Inc.	PA	$13.23	$33.95	$0.45	$16.26	31.50x	81.36%	9.28%	81.36%	29.71x	NA	NA	NA	$396	11.40%	11.40%	0.55%	0.31%	2.45%	0.33%	2.60%
PDLB	Ponce Financial Group, Inc.	NY	$9.43	$217.79	NA	$11.85	21.24x	79.55%	12.83%	79.55%	NM	NA	NA	NA	$2,042	25.37%	25.37%	NA	0.66%	4.64%	NA	NA
PVBC	Provident Bancorp, Inc.	MA	$14.30	$249.12	$1.19	$13.54	12.33x	105.61%	14.17%	105.61%	12.03x	$0.16	1.12%	13.79%	$1,788	13.42%	13.42%	NA	1.16%	8.41%	1.19%	8.62%
PFS	Provident Financial Services, Inc.	NJ	$23.65	$1,759.06	$2.12	$21.09	11.32x	112.13%	12.96%	158.23%	11.14x	$0.96	4.06%	45.93%	$13,716	11.56%	8.48%	0.49%	1.16%	9.45%	1.18%	9.61%
TRST	TrustCo Bank Corp NY	NY	$34.17	$653.57	$3.53	$31.09	9.66x	109.91%	10.50%	110.01%	9.69x	$1.40	4.10%	39.56%	$6,227	9.55%	9.54%	0.46%	1.10%	11.50%	1.10%	11.46%
WNEB	Western New England Bancorp, Inc.	MA	$8.34	$186.05	$1.04	$9.58	8.02x	87.01%	7.27%	93.46%	8.04x	$0.24	2.88%	22.12%	$2,577	8.35%	7.82%	0.29%	0.91%	10.49%	0.91%	10.46%
WMPN	William Penn Bancorporation	PA	$11.60	$161.14	$0.32	$12.91	NM	89.85%	19.64%	92.53%	NM	$0.12	1.03%	30.00%	$880	21.86%	21.36%	0.81%	0.51%	2.00%	0.53%	2.11%
WSFS	WSFS Financial Corporation	DE	$50.70	$3,220.09	$4.14	$36.41	15.27x	139.24%	15.69%	247.63%	12.26x	$0.60	1.18%	16.27%	$20,550	11.25%	6.65%	0.16%	0.97%	7.86%	1.26%	10.18%

MHCs
BSBK	Bogota Financial Corp.	NJ	$11.09	$151.85	$0.38	$9.89	25.79x	112.18%	18.01%	112.42%	28.81x	NA	NA	NA	$875	16.05%	16.02%	NA	0.73%	4.19%	0.65%	3.74%
CFSB	CFSB Bancorp, Inc.	MA	$9.00	$56.44	$0.07	$11.39	NM	79.05%	16.03%	79.05%	NM	NA	NA	NA	$366	20.28%	20.28%	NA	0.13%	0.73%	0.11%	0.65%
CLBK	Columbia Financial, Inc.	NJ	$21.95	$2,425.47	$0.87	$9.68	25.82x	226.80%	24.99%	257.49%	25.13x	NA	NA	NA	$9,751	11.02%	9.83%	NA	0.94%	8.27%	0.96%	8.50%
FSEA	First Seacoast Bancorp, Inc.	NH	$10.65	$62.50	$0.24	$8.55	NM	124.52%	12.66%	124.52%	NM	NA	NA	NA	$510	10.17%	10.17%	NA	0.29%	2.48%	0.29%	2.41%
GCBC	Greene County Bancorp, Inc.	NY	$59.14	$503.48	$3.29	$18.53	17.98x	319.24%	19.58%	319.24%	17.96x	$0.56	0.95%	16.11%	$2,572	6.13%	6.13%	0.34%	1.18%	17.93%	1.18%	17.95%
LSBK	Lake Shore Bancorp, Inc.	NY	$13.30	$74.43	$1.10	$14.12	12.43x	94.22%	10.94%	94.22%	12.12x	$0.72	5.41%	59.81%	$694	11.61%	11.61%	0.45%	0.88%	7.27%	0.91%	7.46%
PBFS	Pioneer Bancorp, Inc.	NY	$9.47	$237.93	$0.18	$9.13	NM	103.76%	12.46%	109.00%	NM	NA	NA	NA	$1,974	12.01%	11.50%	0.73%	0.24%	1.83%	0.25%	1.94%
RBKB	Rhinebeck Bancorp, Inc.	NY	$9.63	$104.59	$0.91	$10.03	10.82x	95.98%	8.41%	98.25%	10.59x	NA	NA	NA	$1,293	8.77%	8.58%	0.36%	0.77%	7.98%	0.78%	8.15%

Under Merger/Acquisition
PCSB	PCSB Financial Corporation	NY	$18.90	$272.42	$1.08	$18.07	18.17x	104.57%	14.57%	106.96%	17.46x	$0.28	1.48%	25.00%	$1,989	13.93%	13.66%	0.52%	0.78%	5.39%	0.81%	5.61%
RNDB	Randolph Bancorp, Inc.	MA	$26.69	$138.86	$0.92	$17.18	34.22x	155.39%	17.91%	155.42%	29.07x	$0.60	0.00%	294.87%	$775	11.52%	11.52%	0.51%	0.51%	4.01%	0.60%	4.70%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

EXHIBIT III-3

Public Market Pricing of Midwest, Southeast and Southwest Thrift Institutions

Exhibit III-3

Public Market Pricing of Midwest, Southeast and Southwest Institutions

As of September 19, 2022

			Market Capitalization		Per Share Data
					Core 12 Month EPS(1)	Book Value/ Share						Dividends(3)			Financial Characteristics(5)
			Price/ Share	Market Value			Pricing Ratios(2)					Amount/ Share	Yield	Payout Ratio(4)	Total Assets	Equity/ Assets	Tang. Eq./ T. Assets	NPAs/ Assets	Reported		Core
							P/E	P/B	P/A	P/TB	P/Core								ROAA	ROAE	ROAA	ROAE
			($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
All Non-MHC Public Companies(6)
Averages			$22.78	$484.19	$2.06	$20.30	14.17	98.2%	13.0%	108.3%	14.33	$0.48	2.37%	49%	$4,282	14.18%	13.28%	0.56%	0.76%	6.23%	0.85%	6.87%
Median			$14.30	$161.14	$1.09	$15.85	12.29	91.9%	12.8%	101.0%	12.14	$0.34	1.97%	30%	$1,698	11.74%	11.14%	0.40%	0.80%	6.86%	0.89%	7.06%

Comparable Group
Averages			$17.05	$251.44	$1.26	$16.52	16.98x	99.25%	15.78%	106.54%	18.28x	$0.29	1.83%	91.64%	$1,649	16.75%	15.83%	0.58%	0.71%	4.84%	0.78%	5.34%
Medians			$14.40	$70.91	$0.65	$16.23	14.84x	90.38%	14.51%	93.96%	14.64x	$0.24	1.15%	32.54%	$563	14.86%	13.39%	0.39%	0.69%	3.81%	0.74%	3.95%

Comparable Group
BCOW	1895 Bancorp of Wisconsin, Inc.	WI	$10.99	$70.04	NA	$12.71	NM	86.50%	13.08%	86.50%	NM	NA	NA	NA	$536	15.12%	15.12%	NA	-0.13%	-0.86%	0.00%	0.02%
AFBI	Affinity Bancshares, Inc.	GA	$14.83	$98.96	$1.09	$17.51	14.97x	84.69%	12.74%	101.02%	13.65x	NA	NA	NA	$767	15.05%	12.93%	NA	0.87%	5.60%	0.96%	6.16%
CFFN	Capitol Federal Financial, Inc.	KS	$9.07	$1,228.76	$0.63	$8.15	14.63x	111.28%	13.29%	112.50%	14.44x	$0.34	3.75%	122.58%	$9,476	11.94%	11.83%	NA	0.79%	6.88%	0.80%	6.97%
CLST	Catalyst Bancorp, Inc.	LA	$13.05	$63.58	NA	$17.47	NM	74.70%	24.57%	74.70%	NM	NA	NA	NA	$281	32.89%	32.89%	0.96%	0.50%	1.68%	NA	NA
CNNB	Cincinnati Bancorp, Inc.	OH	$14.50	$42.99	$0.43	$13.45	NM	107.78%	15.24%	108.15%	33.40x	NA	NA	434.78%	$282	14.14%	14.10%	0.29%	0.26%	1.74%	0.50%	3.38%
CULL	Cullman Bancorp, Inc.	AL	$11.05	$81.84	$0.52	$13.33	32.50x	82.92%	21.31%	82.92%	21.14x	$0.12	1.09%	35.29%	$384	25.70%	25.70%	0.78%	0.67%	2.47%	1.01%	3.73%
FFBW	FFBW, Inc.	WI	$12.26	$70.96	$0.34	$13.96	NM	87.81%	22.28%	NA	NM	NA	NA	NA	$330	25.38%	NA	0.09%	0.59%	2.41%	0.59%	2.41%
HMNF	HMN Financial, Inc.	MN	$23.25	$101.20	$2.12	$21.25	10.97x	109.42%	9.69%	110.35%	10.94x	$0.24	1.03%	8.49%	$1,082	8.86%	8.79%	0.42%	0.91%	8.41%	0.92%	8.43%
HFBL	Home Federal Bancorp, Inc. of Louisiana	LA	$20.92	$70.87	$1.41	$15.45	14.84x	135.39%	12.00%	135.39%	14.84x	$0.48	2.29%	29.79%	$590	8.87%	8.87%	NA	0.85%	9.25%	0.85%	9.25%
IROQ	IF Bancorp, Inc.	IL	$18.25	$56.29	$1.91	$22.00	9.92x	82.97%	6.93%	82.97%	9.56x	$0.35	1.92%	9.51%	$858	8.36%	8.36%	0.26%	0.74%	7.07%	0.77%	7.33%
MSVB	Mid-Southern Bancorp, Inc.	IN	$13.95	$40.05	$0.65	$11.97	21.46x	116.50%	15.03%	116.50%	21.46x	$0.16	1.15%	24.62%	$266	12.90%	12.90%	0.63%	0.71%	4.16%	0.71%	4.16%
NSTS	NSTS Bancorp, Inc.	IL	$11.12	$60.03	NA	$15.47	NM	71.88%	21.89%	71.88%	NM	NA	NA	NA	$274	30.45%	30.45%	0.35%	-0.06%	-0.26%	-0.24%	-1.05%
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MI	$6.20	$315.06	$0.25	$6.60	15.12x	93.96%	12.58%	93.96%	25.08x	$0.00	0.00%	NA	$2,504	13.39%	13.39%	2.20%	0.70%	6.08%	0.42%	3.68%
TCBC	TC Bancshares, Inc.	GA	$14.29	$64.68	NA	$17.46	NM	81.84%	16.23%	81.84%	NM	$0.10	0.70%	NA	$431	19.83%	19.83%	NA	0.67%	3.46%	0.67%	3.46%
TCBS	Texas Community Bancshares, Inc.	TX	$16.05	$48.42	$0.49	$17.27	NM	92.96%	13.99%	93.73%	32.55x	NA	NA	NA	$374	15.05%	14.94%	0.58%	0.25%	1.83%	0.41%	3.02%
TCBX	Third Coast Bancshares, Inc.	TX	$18.62	$247.41	NA	$22.43	30.03x	83.02%	7.47%	88.67%	NM	NA	NA	NA	$3,358	8.99%	8.47%	0.32%	0.28%	2.74%	NA	NA
TBK	Triumph Bancorp, Inc.	TX	$60.98	$1,476.81	$4.66	$33.91	13.17x	179.85%	25.23%	266.99%	13.10x	NA	NA	NA	$5,956	14.68%	10.62%	0.23%	2.02%	13.93%	2.03%	14.02%
WSBF	Waterstone Financial, Inc.	WI	$17.51	$387.95	$1.90	$17.00	9.17x	103.03%	20.51%	103.19%	9.22x	$0.80	4.57%	68.06%	$1,941	19.91%	19.88%	0.39%	2.08%	10.44%	2.07%	10.38%

MHCs
KFFB	Kentucky First Federal Bancorp	KY	$7.48	$60.96	NA	$6.38	NM	117.17%	18.58%	119.34%	NM	$0.40	5.35%	210.53%	$328	15.86%	15.61%	NA	0.47%	3.03%	NA	NA
OFED	Oconee Federal Financial Corp.	SC	$26.50	$148.44	NA	NA	NM	185.80%	NA	192.24%	NM	$0.40	1.51%	55.56%	$545	NA	NA	NA	0.76%	NA	NA	NA
TFSL	TFS Financial Corporation	OH	$13.99	$3,879.88	$0.24	$6.46	NM	216.52%	25.48%	217.69%	NM	$1.13	8.08%	470.83%	$15,405	11.77%	11.71%	0.80%	0.46%	3.73%	0.46%	3.73%

Under Merger/Acquisition
FBC	Flagstar Bancorp, Inc.	MI	$37.08	$1,977.48	$6.95	$50.49	5.67x	73.44%	7.94%	77.52%	5.33x	$0.24	0.65%	3.67%	$24,899	10.82%	10.30%	0.59%	1.36%	13.05%	1.45%	13.92%

(1)

Core income, on a diluted per-share basis. Core income is net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of securities, amortization of intangibles, goodwill and nonrecurring items. Assumed tax rate is 35%.

(2)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings. P/E and P/Core =NM if the ratio is negative or above 35x.
(3)	Indicated 12 month dividend, based on last quarterly dividend declared.
(4)	Indicated 12 month dividend as a percent of trailing 12 month earnings.
(5)

Equity and tangible equity equal common equity and tangible common equity, respectively. ROAA (return on average assets) and ROAE (return on average equity) are indicated ratios based on trailing 12 month earnings and average equity and assets balances.

(6)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: S&P Global Market Intelligence and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

EXHIBIT III-4

Peer Group Market Area Comparative Analysis

Exhibit III-4

Peer Group Market Area Comparative Analysis

	County	Population		Proj. Pop.	2017-2022 % Change	2022-2027 % Change	Per Capita Income		Deposit Market Share(1)
Institution		2017	2022	2027			2022 Amount	% State Average
Affinity Bancshares, Inc.	Newton, GA	107,577	115,789	122,438	1.5%	1.1%	27,567	74.6%	22.17%
ESSA Bancorp, Inc.	Monroe, PA	165,353	173,883	178,631	1.0%	0.5%	34,794	86.0%	20.71%
HMN Financial, Inc.	Olmsted, MN	153,563	163,326	171,077	1.2%	0.9%	50,194	112.1%	7.18%
Home Federal Bancorp, Inc. of LA	Caddo, LA	249,365	234,494	227,702	-1.2%	-0.6%	30,573	95.8%	6.47%
IF Bancorp, Inc.	Iroquois, IL	28,409	26,700	26,105	-1.2%	-0.4%	31,303	74.7%	19.95%
HV Bancorp, Inc.	Bucks, PA	628,165	639,897	655,104	0.4%	0.5%	53,743	132.8%	0.46%
Magyar Bancorp, Inc.	Middlesex, NJ	848,721	860,791	906,421	0.3%	1.0%	48,580	96.6%	1.11%
Northeast Community Bancorp, Inc.	Westchester, NY	983,338	1,012,888	1,068,778	0.6%	1.1%	65,953	140.4%	0.06%
Provident Bancorp, Inc.	Essex, MA	785,239	813,883	851,330	0.7%	0.9%	52,528	96.7%	2.11%
William Penn Bancorporation	Bucks, PA	628,165	639,897	655,104	0.4%	0.5%	53,743	132.8%	1.23%
	Averages:	457,790	468,155	486,269	0.4%	0.6%	44,898	104.3%	8.15%
	Medians:	438,765	437,196	441,403	0.5%	0.7%	49,387	96.6%	4.29%
Somerset Savings Bank	Somerset, NJ	335,954	344,634	363,046	0.5%	1.0%	65,148	129.5%	1.69%

(1)	Total institution deposits in headquarters county as percent of total county deposits as of June 30, 2022.

Sources: S&P Global Market Intelligence and FDIC.

EXHIBIT IV-1

Stock Prices:

As of September 19, 2022

RP® Financial, LC.

Exhibit IV-1A

Weekly Thrift Market Line - Part One

Prices As of September 19, 2022

			Market Capitalization			Price Change Data						Current Per Share Financials
			Price/	Shares	Market	52 Week (1)			% Change From			LTM	LTM Core	BV/	TBV/	Assets/
			Share(1)	Outstanding	Capitalization	High	Low	Last Wk	Last Wk	52 Wks (2)	MRY (2)	EPS (3)	EPS (3)	Share	Share (4)	Share
			($)	(000)	($Mil)	($)	($)	($)	(%)	(%)	(%)	($)	($)	($)	($)	($)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	10.99	6,373	70.0	11.75	9.71	10.20	7.75	1.76	0.00	NA	NA	12.71	12.71	84.05
AFBI	Affinity Bancshares, Inc.	SE	14.83	6,675	99.0	18.00	13.71	14.71	0.78	8.21	-3.73	0.99	1.09	17.51	14.68	114.86
AX	Axos Financial, Inc.	WE	40.68	59,971	2,439.6	62.44	34.11	42.49	-4.26	-11.06	-27.24	3.97	4.41	27.48	24.87	290.16
BLFY	Blue Foundry Bancorp	MA	11.68	26,332	307.6	15.47	11.01	11.46	1.92	-13.48	-20.16	-1.41	-0.62	14.46	14.43	74.59
BYFC	Broadway Financial Corporation	WE	1.10	73,437	80.8	3.79	0.88	1.16	-5.17	-71.35	-52.38	0.02	0.06	1.83	1.44	16.67
CFFN	Capitol Federal Financial, Inc.	MW	9.07	135,640	1,228.8	12.79	8.72	9.17	-1.09	-17.17	-19.95	0.62	0.63	8.15	8.06	69.86
CARV	Carver Bancorp, Inc.	MA	5.35	4,225	22.6	21.00	4.30	5.40	-0.93	-64.96	-37.35	0.09	0.09	5.89	5.89	163.54
CLST	Catalyst Bancorp, Inc.	SW	13.05	4,872	63.6	14.09	12.03	13.10	-0.38	-3.76	-4.54	NA	NA	17.47	17.47	57.67
CNNB	Cincinnati Bancorp, Inc.	MW	14.50	2,965	43.0	16.26	13.75	15.46	-6.21	-3.33	-0.82	0.23	0.43	13.45	13.41	95.14
CULL	Cullman Bancorp, Inc.	SE	11.05	7,406	81.8	13.29	10.54	11.23	-1.60	-9.65	-10.02	0.34	0.52	13.33	13.33	51.85
ECBK	ECB Bancorp, Inc.	NE	14.53	9,175	133.3	14.57	13.82	14.20	2.32	3.12	3.12	NA	NA	NA	NA	85.22
ESSA	ESSA Bancorp, Inc.	MA	20.68	9,800	202.3	21.61	14.79	20.47	1.03	19.68	19.33	1.85	1.87	20.37	19.02	188.40
FFBW	FFBW, Inc.	MW	12.26	5,788	71.0	13.40	11.50	12.01	2.08	4.43	3.90	0.34	0.34	13.96	NA	57.09
FNWB	First Northwest Bancorp	WE	16.25	9,025	145.8	23.77	14.50	16.11	0.87	—11.11	—19.55	1.57	1.59	16.77	16.65	225.12
FSBW	FS Bancorp, Inc.	WE	28.52	7,605	216.9	36.75	27.06	29.15	-2.16	-16.31	-15.19	3.64	3.66	28.82	28.04	315.50
GBNY	Generations Bancorp NY, Inc.	MA	11.06	2,429	26.9	13.50	10.90	11.06	0.00	-1.69	-7.18	0.61	0.73	16.05	15.42	152.20
HONE	HarborOne Bancorp, Inc.	NE	14.19	46,916	665.7	15.45	12.99	13.85	2.45	6.61	-4.38	0.95	0.98	12.49	11.04	100.27
HIFS	Hingham Institution for Savings	NE	282.96	2,145	607.1	432.19	270.00	296.99	-4.72	-16.09	-32.61	20.75	27.04	171.23	171.23	1862.40
HMNF	HMN Financial, Inc.	MW	23.25	4,353	101.2	25.98	21.87	22.73	2.29	-0.47	-5.76	2.12	2.12	21.25	21.07	248.57
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	20.92	3,388	70.9	23.55	18.50	19.33	8.23	10.40	2.64	1.41	1.41	15.45	15.45	174.29
HVBC	HV Bancorp, Inc.	MA	21.03	2,241	47.1	23.54	18.52	21.81	-3.58	-0.38	-3.53	1.31	1.19	18.39	18.39	254.64
IROQ	IF Bancorp, Inc.	MW	18.25	3,084	56.3	28.36	17.10	18.85	-3.18	-22.01	-29.78	1.84	1.91	22.00	22.00	278.03
KRNY	Kearny Financial Corp.	MA	11.47	65,621	737.2	13.89	10.59	11.33	1.24	-5.13	-13.43	0.95	0.99	13.02	9.90	117.64
MGYR	Magyar Bancorp, Inc.	MA	12.78	7,098	90.7	13.23	10.81	12.92	-1.08	17.79	4.11	1.04	1.04	14.23	14.23	111.39
MSVB	Mid-Southern Bancorp, Inc.	MW	13.95	2,871	40.0	15.50	13.06	13.70	1.82	-8.82	-7.00	0.65	0.65	11.97	11.97	92.82
NYCB	New York Community Bancorp, Inc.	MA	9.54	466,149	4,447.1	14.33	8.50	10.03	-4.89	-25.00	-21.87	1.25	1.29	13.56	8.35	135.35
NECB	Northeast Community Bancorp, Inc.	MA	12.74	14,967	190.7	13.15	10.39	12.54	1.59	22.38	14.47	0.90	0.97	15.65	15.61	81.62
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	15.03	48,409	727.6	18.41	11.87	14.81	1.49	-10.27	-6.99	1.31	1.29	14.69	13.84	116.66
NSTS	NSTS Bancorp, Inc.	MW	11.12	5,398	60.0	12.90	10.58	11.00	1.09	-11.68	-11.68	NA	NA	15.47	15.47	50.81
PBBK	PB Bankshares, Inc.	MA	13.23	2,566	34.0	14.60	12.50	13.15	0.61	-0.53	-2.65	0.42	0.45	16.26	16.26	154.34
PDLB	Ponce Financial Group, Inc.	MA	9.43	23,095	217.8	11.29	9.05	9.50	-0.74	-8.25	-9.26	0.44	NA	11.85	11.85	88.43
PVBC	Provident Bancorp, Inc.	NE	14.30	17,421	249.1	20.14	14.02	14.65	-2.39	-8.45	-23.12	1.16	1.19	13.54	13.54	102.64
PROV	Provident Financial Holdings, Inc.	WE	14.53	7,266	105.9	17.37	13.76	14.15	2.69	-16.25	-12.10	1.22	1.09	17.66	17.66	163.38
PFS	Provident Financial Services, Inc.	MA	23.65	74,379	1,759.1	26.20	21.26	23.44	0.90	6.39	-2.35	2.09	2.12	21.09	14.95	184.41
RVSB	Riverview Bancorp, Inc.	WE	6.71	22,943	153.9	8.22	6.08	6.84	-1.90	-10.65	-12.74	0.94	0.91	7.04	5.78	74.00
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	6.20	50,816	315.1	7.26	5.01	5.95	4.20	19.00	7.83	0.41	0.25	6.60	6.60	49.27
TCBC	TC Bancshares, Inc.	SE	14.29	4,526	64.7	14.77	12.00	14.05	1.71	12.61	7.04	NA	NA	17.46	17.46	95.30
TBNK	Territorial Bancorp Inc.	WE	20.08	8,796	176.6	26.81	19.67	20.14	-0.30	-20.10	-20.48	1.90	1.77	28.06	28.06	247.86
TCBS	Texas Community Bancshares, Inc.	SW	16.05	3,017	48.4	19.61	15.00	15.89	1.04	7.57	3.55	0.29	0.49	17.27	17.12	123.89
TCBX	Third Coast Bancshares, Inc.	SW	18.62	13,288	247.4	30.50	17.80	19.19	-2.97	-25.55	-28.33	0.62	NA	22.43	21.00	252.72
TSBK	Timberland Bancorp, Inc.	WE	27.30	8,250	225.2	29.90	24.05	27.02	1.04	-4.58	-1.44	2.68	2.71	25.98	24.02	228.83
TBK	Triumph Bancorp, Inc.	SW	60.98	24,218	1,476.8	136.02	57.15	63.96	-4.66	-27.57	-48.79	4.63	4.66	33.91	22.84	245.91
TRST	TrustCo Bank Corp NY	MA	34.17	19,127	653.6	37.10	29.50	33.68	1.45	10.83	2.58	3.54	3.53	31.09	31.06	325.55
WSBF	Waterstone Financial, Inc.	MW	17.51	22,720	388.0	22.74	15.70	17.15	2.10	-10.89	-19.90	1.91	1.90	17.00	16.97	85.43
WNEB	Western New England Bancorp, Inc.	NE	8.34	22,308	186.0	9.98	7.13	8.58	-2.80	-2.23	-4.79	1.04	1.04	9.58	8.92	115.54
WMPN	William Penn Bancorporation	MA	11.60	13,891	161.1	12.88	11.21	11.68	-0.68	-5.31	-3.97	0.30	0.32	12.91	12.54	63.35
WSFS	WSFS Financial Corporation	MA	50.70	63,513	3,220.1	56.30	37.03	49.75	1.91	14.04	1.16	3.32	4.14	36.41	20.47	323.56

MHCs
BSBK	Bogota Financial Corp.	MA	11.09	13,693	151.9	11.29	9.95	11.02	0.64	1.93	8.94	0.43	0.38	9.89	9.86	63.90
CFSB	CFSB Bancorp, Inc.	NE	9.00	6,271	56.4	11.54	8.77	9.00	0.00	-11.59	-11.59	0.08	0.07	11.39	11.39	58.39
CLBK	Columbia Financial, Inc.	MA	21.95	110,500	2,425.5	22.86	17.47	21.56	1.81	22.63	5.23	0.85	0.87	9.68	8.52	88.25
FSEA	First Seacoast Bancorp, Inc.	NE	10.65	5,868	62.5	11.20	9.51	10.93	-2.56	9.68	-0.19	0.25	0.24	8.55	8.55	86.95
GCBC	Greene County Bancorp, Inc.	MA	59.14	8,513	503.5	60.55	33.01	60.00	-1.43	66.64	60.93	3.29	3.29	18.53	18.53	302.08
KFFB	Kentucky First Federal Bancorp	MW	7.48	8,155	61.0	8.69	6.95	7.61	-1.77	3.68	-0.67	0.19	NA	6.38	6.26	40.23
LSBK	Lake Shore Bancorp, Inc.	MA	13.30	5,596	74.4	15.25	12.98	13.05	1.92	-10.74	-10.74	1.07	1.10	14.12	14.12	124.09
OFED	Oconee Federal Financial Corp.	SE	26.50	5,601	148.4	27.00	20.24	23.78	11.44	7.42	19.26	0.72	NA	NA	NA	97.26
PBFS	Pioneer Bancorp, Inc.	MA	9.47	25,125	237.9	13.00	9.13	9.61	-1.46	-27.15	-16.34	0.17	0.18	9.13	8.69	78.57
RBKB	Rhinebeck Bancorp, Inc.	MA	9.63	10,861	104.6	11.52	9.06	9.30	3.50	-14.02	-9.66	0.89	0.91	10.03	9.80	119.03
TFSL	TFS Financial Corporation	MW	13.99	277,333	3,879.9	20.50	12.81	14.27	-1.96	-25.23	-21.71	0.24	0.24	6.46	6.43	55.55

Under Merger/Acquisition
FBC	Flagstar Bancorp, Inc.	MW	37.08	53,330	1,977.5	56.77	32.71	39.29	-5.62	-26.43	-22.65	6.54	6.95	50.49	47.83	466.88
PCSB	PCSB Financial Corporation	MA	18.90	14,414	272.4	19.95	17.47	18.86	0.21	3.39	-0.74	1.04	1.08	18.07	17.67	138.00
RNDB	Randolph Bancorp, Inc.	NE	26.69	5,203	138.9	27.40	18.18	26.60	0.34	25.19	11.21	0.78	0.92	17.18	17.17	148.91

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Excludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

RP® Financial, LC.

Exhibit IV-1B

Weekly Thrift Market Line - Part Two

Prices As of September 19, 2022

			Key Financial Ratios						Asset Quality Ratios		Pricing Ratios					Dividend Data (6)
			Equity/	Tang Equity/	Reported Earnings		Core Earnings		NPAs/	Rsvs/	Price/	Price/	Price/	Price/	Price/	Div/	Dividend	Payout
			Assets(1)	Assets(1)	ROA(5)	ROE(5)	ROA(5)	ROE(5)	Assets	NPLs	Earnings	Book	Assets	Tang Book	Core Earnings	Share	Yield	Ratio (7)
			(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Companies
BCOW	1895 Bancorp of Wisconsin, Inc.	MW	15.12	15.12	-0.13	-0.86	0.00	0.02	NA	255.26	NA	86.50	13.08	86.50	NA	NA	NA	NA
AFBI	Affinity Bancshares, Inc.	SE	15.05	12.93	0.87	5.60	0.96	6.16	NA	NA	14.97	84.69	12.74	101.02	13.65	NA	NA	NM
AX	Axos Financial, Inc.	WE	9.44	8.62	1.57	15.61	1.74	17.32	0.68	125.74	10.25	148.01	13.97	163.58	9.23	NA	NA	NM
BLFY	Blue Foundry Bancorp	MA	20.99	20.97	-1.70	-8.01	-0.82	-3.85	NA	NA	NM	80.80	16.96	80.93	NM	NA	NA	NM
BYFC	Broadway Financial Corporation	WE	23.26	21.43	0.15	1.03	0.41	2.84	0.21	117.21	55.00	60.04	7.53	76.22	19.39	0.00	0.00	NM
CFFN	Capitol Federal Financial, Inc.	MW	11.94	11.83	0.79	6.88	0.80	6.97	NA	NA	14.63	111.28	13.29	112.50	14.44	0.34	3.75	122.58
CARV	Carver Bancorp, Inc.	MA	7.33	7.33	0.15	1.92	0.15	1.92	2.66	30.60	59.44	90.83	3.45	90.83	59.44	0.00	0.00	NM
CLST	Catalyst Bancorp, Inc.	SW	32.89	32.89	0.50	1.68	NA	NA	0.96	83.47	NA	74.70	24.57	74.70	NA	NA	NA	NA
CNNB	Cincinnati Bancorp, Inc.	MW	14.14	14.10	0.26	1.74	0.50	3.38	0.29	221.45	63.04	107.78	15.24	108.15	33.40	NA	NA	434.78
CULL	Cullman Bancorp, Inc.	SE	25.70	25.70	0.67	2.47	1.01	3.73	0.78	88.68	32.50	82.92	21.31	82.92	21.14	0.12	1.09	35.29
ECBK	ECB Bancorp, Inc.	NE	10.24	10.24	NA	5.30	NA	6.46	NA	706.92	NA	NA	NA	NA	NA	NA	NA	NA
ESSA	ESSA Bancorp, Inc.	MA	11.55	10.87	0.98	8.73	0.99	8.82	0.46	217.56	11.18	101.53	11.73	108.74	11.06	0.60	2.90	29.19
FFBW	FFBW, Inc.	MW	25.38	NA	0.59	2.41	0.59	2.41	0.09	795.10	36.06	87.81	22.28	NA	36.06	NA	NA	NM
FNWB	First Northwest Bancorp	WE	8.13	8.08	0.69	7.02	0.72	7.34	NA	524.90	10.35	96.88	7.95	97.57	10.23	0.28	1.72	17.83
FSBW	FS Bancorp, Inc.	WE	9.28	9.05	1.35	12.41	1.35	12.47	0.28	374.99	7.84	98.97	9.18	101.73	7.80	0.80	2.81	23.35
GBNY	Generations Bancorp NY, Inc.	MA	10.56	10.18	0.38	3.37	0.46	4.08	1.59	37.77	18.13	68.89	7.27	71.73	15.09	NA	NA	NM
HONE	HarborOne Bancorp, Inc.	NE	13.28	11.92	1.03	7.03	1.06	7.26	0.71	130.61	14.94	113.59	15.08	128.51	14.49	0.28	1.97	25.26
HIFS	Hingham Institution for Savings	NE	9.19	9.19	1.36	12.88	1.77	16.78	0.05	NM	13.64	165.25	15.19	165.25	10.46	2.36	0.83	14.41
HMNF	HMN Financial, Inc.	MW	8.86	8.79	0.91	8.41	0.92	8.43	0.42	214.50	10.97	109.42	9.69	110.35	10.94	0.24	1.03	8.49
HFBL	Home Federal Bancorp, Inc. of Louisiana	SW	8.87	8.87	0.85	9.25	0.85	9.25	NA	NA	14.84	135.39	12.00	135.39	14.84	0.48	2.29	29.79
HVBC	HV Bancorp, Inc.	MA	7.22	7.22	0.49	6.55	0.45	5.94	0.49	107.75	16.05	114.38	8.26	114.38	17.68	NA	NA	NM
IROQ	IF Bancorp, Inc.	MW	8.36	8.36	0.74	7.07	0.77	7.33	0.26	331.86	9.92	82.97	6.93	82.97	9.56	0.35	1.92	9.51
KRNY	Kearny Financial Corp.	MA	11.58	9.06	0.93	6.86	0.97	7.15	1.31	46.71	12.07	88.10	10.20	115.84	11.59	0.44	3.84	46.32
MGYR	Magyar Bancorp, Inc.	MA	12.77	12.77	0.89	7.58	0.89	7.58	NA	NA	12.29	89.83	11.47	89.83	12.29	0.12	0.94	20.19
MSVB	Mid-Southern Bancorp, Inc.	MW	12.90	12.90	0.71	4.16	0.71	4.16	0.63	99.94	21.46	116.50	15.03	116.50	21.46	0.16	1.15	24.62
NYCB	New York Community Bancorp, Inc.	MA	10.82	7.25	1.05	8.95	1.08	9.21	0.11	327.27	7.63	70.37	7.11	114.20	7.40	0.68	7.13	54.40
NECB	Northeast Community Bancorp, Inc.	MA	20.98	20.94	1.18	5.69	1.27	6.13	0.30	334.58	14.16	81.41	17.08	81.61	13.12	0.24	1.88	46.67
NFBK	Northfield Bancorp, Inc. (Staten Island, NY)	MA	12.67	12.02	1.14	8.47	1.12	8.36	0.25	271.46	11.47	102.30	12.96	108.58	11.61	0.52	3.46	39.69
NSTS	NSTS Bancorp, Inc.	MW	30.45	30.45	-0.06	-0.26	-0.24	-1.05	0.35	80.10	NA	71.88	21.89	71.88	NA	NA	NA	NA
PBBK	PB Bankshares, Inc.	MA	11.40	11.40	0.31	2.45	0.33	2.60	0.55	157.68	31.50	81.36	9.28	81.36	29.71	NA	NA	NM
PDLB	Ponce Financial Group, Inc.	MA	25.37	25.37	0.66	4.64	NA	NA	NA	74.19	21.24	79.55	12.83	79.55	NA	NA	NA	NM
PVBC	Provident Bancorp, Inc.	NE	13.42	13.42	1.16	8.41	1.19	8.62	NA	NA	12.33	105.61	14.17	105.61	12.03	0.16	1.12	13.79
PROV	Provident Financial Holdings, Inc.	WE	10.84	10.84	0.76	7.14	0.68	6.39	0.44	107.60	11.91	82.28	8.92	82.28	13.30	0.56	3.85	45.90
PFS	Provident Financial Services, Inc.	MA	11.56	8.48	1.16	9.45	1.18	9.61	0.49	135.74	11.32	112.13	12.96	158.23	11.14	0.96	4.06	45.93
RVSB	Riverview Bancorp, Inc.	WE	9.10	7.60	1.21	12.90	1.17	12.46	0.04	NM	7.14	95.34	8.67	116.04	7.39	0.24	3.58	23.94
SBT	Sterling Bancorp, Inc. (Southfield, MI)	MW	13.39	13.39	0.70	6.08	0.42	3.68	2.20	94.13	15.12	93.96	12.58	93.96	25.08	0.00	0.00	NM
TCBC	TC Bancshares, Inc.	SE	19.83	19.83	0.67	3.46	0.67	3.46	NA	NA	NA	81.84	16.23	81.84	NA	0.10	0.70	NA
TBNK	Territorial Bancorp Inc.	WE	11.74	11.74	0.81	6.72	0.75	6.27	0.20	48.04	10.57	71.57	8.40	71.57	11.32	0.92	4.58	53.68
TCBS	Texas Community Bancshares, Inc.	SW	15.05	14.94	0.25	1.83	0.41	3.02	0.58	83.79	55.34	92.96	13.99	93.73	32.55	NA	NA	NM
TCBX	Third Coast Bancshares, Inc.	SW	8.99	8.47	0.28	2.74	NA	NA	0.32	251.78	30.03	83.02	7.47	88.67	NA	NA	NA	NM
TSBK	Timberland Bancorp, Inc.	WE	11.35	10.59	1.24	10.80	1.25	10.91	0.26	281.32	10.19	105.08	11.93	113.65	10.08	0.88	3.22	32.46
TBK	Triumph Bancorp, Inc.	SW	14.68	10.62	2.02	13.93	2.03	14.02	0.23	378.31	13.17	179.85	25.23	266.99	13.10	NA	NA	NM
TRST	TrustCo Bank Corp NY	MA	9.55	9.54	1.10	11.50	1.10	11.46	0.46	160.51	9.66	109.91	10.50	110.01	9.69	1.40	4.10	39.56
WSBF	Waterstone Financial, Inc.	MW	19.91	19.88	2.08	10.44	2.07	10.38	0.39	230.50	9.17	103.03	20.51	103.19	9.22	0.80	4.57	68.06
WNEB	Western New England Bancorp, Inc.	NE	8.35	7.82	0.91	10.49	0.91	10.46	0.29	260.04	8.02	87.01	7.27	93.46	8.04	0.24	2.88	22.12
WMPN	William Penn Bancorporation	MA	21.86	21.36	0.51	2.00	0.53	2.11	0.81	47.99	38.67	89.85	19.64	92.53	36.65	0.12	1.03	30.00
WSFS	WSFS Financial Corporation	MA	11.25	6.65	0.97	7.86	1.26	10.18	0.16	423.85	15.27	139.24	15.69	247.63	12.26	0.60	1.18	16.27

MHCs
BSBK	Bogota Financial Corp.	MA	16.05	16.02	0.73	4.19	0.65	3.74	NA	NA	25.79	112.18	18.01	112.42	28.81	NA	NA	NM
CFSB	CFSB Bancorp, Inc.	NE	20.28	20.28	0.13	0.73	0.11	0.65	NA	NA	112.50	79.05	16.03	79.05	124.94	NA	NA	NM
CLBK	Columbia Financial, Inc.	MA	11.02	9.83	0.94	8.27	0.96	8.50	NA	NA	25.82	226.80	24.99	257.49	25.13	NA	NA	NM
FSEA	First Seacoast Bancorp, Inc.	NE	10.17	10.17	0.29	2.48	0.29	2.41	NA	NA	42.60	124.52	12.66	124.52	43.89	NA	NA	NM
GCBC	Greene County Bancorp, Inc.	MA	6.13	6.13	1.18	17.93	1.18	17.95	0.34	263.04	17.98	319.24	19.58	319.24	17.96	0.56	0.95	16.11
KFFB	Kentucky First Federal Bancorp	MW	15.86	15.61	0.47	3.03	NA	NA	NA	NA	39.34	117.17	18.58	119.34	NA	0.40	5.35	210.53
LSBK	Lake Shore Bancorp, Inc.	MA	11.61	11.61	0.88	7.27	0.91	7.46	0.45	235.33	12.43	94.22	10.94	94.22	12.12	0.72	5.41	59.81
OFED	Oconee Federal Financial Corp.	SE	NA	NA	0.76	NA	NA	NA	NA	NA	36.81	185.80	NA	192.24	NA	0.40	1.51	55.56
PBFS	Pioneer Bancorp, Inc.	MA	12.01	11.50	0.24	1.83	0.25	1.94	0.73	156.89	55.71	103.76	12.46	109.00	53.53	NA	NA	NM
RBKB	Rhinebeck Bancorp, Inc.	MA	8.77	8.58	0.77	7.98	0.78	8.15	0.36	177.97	10.82	95.98	8.41	98.25	10.59	NA	NA	NM
TFSL	TFS Financial Corporation	MW	11.77	11.71	0.46	3.73	0.46	3.73	0.80	56.47	58.29	216.52	25.48	217.69	58.29	1.13	8.08	470.83

Under Merger/Acquisition
FBC	Flagstar Bancorp, Inc.	MW	10.82	10.30	1.36	13.05	1.45	13.92	0.59	86.52	5.67	73.44	7.94	77.52	5.33	0.24	0.65	3.67
PCSB	PCSB Financial Corporation	MA	13.93	13.66	0.78	5.39	0.81	5.61	0.52	85.87	18.17	104.57	14.57	106.96	17.46	0.28	1.48	25.00
RNDB	Randolph Bancorp, Inc.	NE	11.52	11.52	0.51	4.01	0.60	4.70	0.51	165.55	34.22	155.39	17.91	155.42	29.07	0.60	0.00	294.87

(1)	Average of High/Low or Bid/Ask price per share.
(2)	Or since offering price if converted of first listed in the past 52 weeks. Percent change figures are actual year-to-date and are not annualized.
(3)	EPS (earnings per share) is based on actual trailing 12 month data and is not shown on a pro forma basis.
(4)	Exludes intangibles (such as goodwill, value of core deposits, etc.).
(5)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(6)	Annualized based on last regular quarterly cash dividend announcement.
(7)	Indicated dividend as a percent of trailing 12 month earnings.
(8)	Excluded from averages due to actual or rumored acquisition activities or unusual operating characteristics.
(9)	For MHC institutions, market value reflects share price multiplied by public (non-MHC) shares.

Source: S&P Global Market Intelligence and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2022 by RP® Financial, LC.

EXHIBIT IV-2

Historical Stock Price Indices

Exhibit IV-2

Historical Stock Price Indices(1)

Year/Qtr. Ended		DJIA	S&P 500	NASDAQ Composite	S&P U.S. BMI Banks Index	KBW NASDAQ Regional Bank Index

2010:	Quarter 1	10856.6	1169.4	2398.0	68.4	53.2
	Quarter 2	9744.0	1030.7	2109.2	59.3	46.9
	Quarter 3	9744.0	1030.7	2109.2	58.7	46.7
	Quarter 4	11577.5	1257.6	2652.9	68.5	53.7

2011:	Quarter 1	12319.7	1325.8	2781.1	68.5	54.2
	Quarter 2	12414.3	1320.6	2773.5	63.6	51.8
	Quarter 3	10913.4	1131.4	2415.4	51.4	39.3
	Quarter 4	12217.6	1257.6	2605.2	59.8	49.8

2012:	Quarter 1	13212.0	1408.5	3091.6	71.0	56.9
	Quarter 2	12880.1	1362.2	2935.1	69.0	55.1
	Quarter 3	13437.1	1440.7	3116.2	72.9	56.7
	Quarter 4	13104.1	1426.2	3019.5	71.1	55.0

2013:	Quarter 1	14578.5	1569.2	3267.5	78.1	62.0
	Quarter 2	14909.6	1606.3	3404.3	84.9	65.0
	Quarter 3	15129.7	1681.6	3771.5	87.0	69.6
	Quarter 4	16576.7	1848.4	4176.6	96.3	79.1

2014:	Quarter 1	16457.7	1872.3	4199.0	101.0	79.8
	Quarter 2	16826.6	1960.2	4408.2	99.0	77.4
	Quarter 3	17042.9	1972.3	4493.4	100.1	72.6
	Quarter 4	17823.1	2058.9	4736.1	105.5	79.2

2015:	Quarter 1	17776.1	2067.9	4900.9	102.0	79.9
	Quarter 2	17619.5	2063.1	4986.9	109.1	87.5
	Quarter 3	16284.7	1920.0	4620.2	100.1	81.2
	Quarter 4	17425.0	2043.9	5007.4	105.4	82.0

2016:	Quarter 1	17685.1	2059.7	4869.9	92.8	77.6
	Quarter 2	17930.0	2098.9	4842.7	93.9	80.0
	Quarter 3	18308.2	2168.3	5312.0	100.7	86.5
	Quarter 4	19762.6	2238.8	5383.1	130.4	111.2

2017:	Quarter 1	20663.2	2362.7	5911.7	131.2	106.7
	Quarter 2	21349.6	2423.4	6140.4	134.9	106.6
	Quarter 3	22405.1	2519.4	6496.0	140.4	109.0
	Quarter 4	24719.2	2673.6	6903.4	151.0	110.9

2018:	Quarter 1	24103.1	2640.9	7063.5	148.9	111.9
	Quarter 2	24271.4	2718.4	7510.3	146.2	113.9
	Quarter 3	26458.3	2914.0	8046.4	149.1	110.7
	Quarter 4	23327.5	2506.9	6635.3	123.4	89.4

2019:	Quarter 1	25928.7	2834.4	7729.3	133.9	97.1
	Quarter 2	26600.0	2941.8	8006.2	142.2	100.2
	Quarter 3	26916.8	2976.7	7999.3	145.3	98.8
	Quarter 4	28538.4	3230.8	8972.6	164.6	107.6

2020:	Quarter 1	21917.2	2584.6	7700.1	97.1	63.6
	Quarter 2	25812.9	3100.3	10058.8	106.3	72.2
	Quarter 3	27781.7	3363.0	11167.5	103.1	64.1
	Quarter 4	30606.5	3756.1	12888.3	138.9	94.6

2021:	Quarter 1	32981.6	3972.9	13246.9	171.3	121.9
	Quarter 2	34502.5	4297.5	14504.0	176.0	119.4
	Quarter 3	33843.9	4307.5	14448.6	182.7	122.5
	Quarter 4	36338.3	4766.2	15645.0	184.0	126.0

2022:	Quarter 1	34678.4	4530.4	14220.5	171.0	122.5
	Quarter 2	30775.4	3785.4	11028.7	141.2	107.1
As of Sept. 19, 2022		31019.7	3899.9	11535.0	152.0	119.0

(1)	End of period data.

Sources: S&P Global Market Intelligence and The Wall Street Journal.

EXHIBIT IV-3

Stock Indices as of September 19, 2022

Index Summary (Current Data)

Industry Banking

Geography All

Index Name	Current Value	As Of	Day’s Change	Day’s Change (%)
Banking Indexes
S&P U.S. BMI Banks	152.00	9/19/2022	1.87	1.25
KBW Nasdaq Bank Index	105.81	12:38 PM	(1.47)	(1.37)
KBW Nasdaq Regional Bank Index	118.73	12:38 PM	(0.23)	(0.19)
S&P 500 Bank	329.14	12:42 PM	(4.85)	(1.45)
NASDAQ Bank	4,288.69	12:38 PM	(13.21)	(0.31)
S&P 500 Commercial Banks	470.23	12:42 PM	(6.94)	(1.45)
S&P 500 Diversified Banks	546.17	12:42 PM	(9.32)	(1.68)
S&P 500 Regional Banks	125.64	12:42 PM	(1.09)	(0.86)
Market Cap Indexes
Dow Jones U.S. MicroCap Banks	29,211.12	9/19/2022	78.48	0.27
S&P U.S. SmallCap Banks	244.80	9/19/2022	4.14	1.72
S&P U.S. MidCap Banks	747.25	9/19/2022	11.45	1.56
S&P U.S. LargeCap Banks	367.44	9/19/2022	3.63	1.00
S&P United States Between USD1 Billion and USD5 Billion Banks	718.49	9/19/2022	12.29	1.74
S&P United States Over USD5 Billion Banks	431.19	9/19/2022	5.04	1.18
S&P United States Between USD250 Million and USD1 Billion Banks	1,549.42	9/19/2022	18.53	1.21
S&P United States Under USD250 Million Banks	1,207.45	9/19/2022	1.70	0.14
Geographic Indexes
S&P U.S. BMI Banks - Mid-Atlantic Region	574.44	9/19/2022	5.37	0.94
S&P U.S. BMI Banks - Midwest Region	645.71	9/19/2022	8.06	1.26
S&P U.S. BMI Banks - New England Region	542.90	9/19/2022	7.07	1.32
S&P U.S. BMI Banks - Southeast Region	446.52	9/19/2022	7.22	1.64
S&P U.S. BMI Banks - Southwest Region	1,387.93	9/19/2022	21.89	1.60
S&P U.S. BMI Banks - Western Region	1,334.48	9/19/2022	15.94	1.21
Broad Market Indexes
DJIA	30,678.41	12:42 PM	(341.27)	(1.10)
S&P 500	3,856.74	12:42 PM	(43.15)	(1.11)
S&P 400 Mid Cap	2,370.03	12:42 PM	(39.48)	(1.64)
S&P 600 Small Cap	1,139.85	12:42 PM	(16.79)	(1.45)
S&P 500 Financials	545.54	12:42 PM	(8.03)	(1.45)
MSCI US IMI Financials	1,987.16	9/19/2022	23.57	1.20
NASDAQ	11,451.14	12:38 PM	(83.88)	(0.73)
NASDAQ Finl	4,969.34	12:38 PM	(51.00)	(1.02)
NYSE	14,469.01	12:36 PM	(205.44)	(1.40)
Russell 1000	2,122.55	12:38 PM	(24.47)	(1.14)
Russell 2000	1,788.47	12:38 PM	(24.37)	(1.34)
Russell 3000	2,235.66	12:38 PM	(26.06)	(1.15)
S&P TSX Composite	19,317.94	12:38 PM	(244.44)	(1.25)

Intraday data is available for certain exchanges. In all cases, the data is at least 15 minutes delayed.

* - Intraday data is not currently available. Data is as of the previous close.

** - Non-publicly traded institutions and institutions outside of your current subscription are not included in custom indexes. Data is as of the previous close.

Source: MSCI. MSCI makes no express or implied warranties or representations and shall have no liability whatsoever with respect to any MSCI data contained herein. The MSCI data may not be further redistributed or used as a basis for other indices or any securities or financial products.

EXHIBIT IV-4

Market Area Acquisition Activity

Exhibit IV-4

New Jersey Bank and Thrift Acquisitions 2018-Present

						Target Financials at Announcement							Deal Terms and Pricing at Announcement
Announce Date	Complete Date	Buyer Name		Target Name		Total Assets ($000)	E/A (%)	TE/A (%)	ROAA (%)	ROAE (%)	NPAs/ Assets (%)	Rsrvs/ NPLs (%)	Deal Value ($M)	Value/ Share ($)	P/B (%)	P/TB (%)	P/E (x)	P/A (%)	Prem/ Cdeps (%)

07/25/2022	Pending	Somerset Savings Bank SLA	NJ	Regal Bancorp, Inc.	NJ	544,087	10.40	10.22	0.63	6.40	0.04	NM	58.4	19.300	125.06	128.07	20.17	10.73	3.38
11/23/2021	07/01/2022	Ion Financial MHC	CT	Lincoln Park Bancorp.	NJ	284,597	5.50	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
12/01/2021	05/01/2022	Columbia Financial Inc.	NJ	RSI Bancorp, MHC	NJ	619,687	14.51	14.51	0.49	3.40	1.78	48.62	NA	NA	NA	NA	NA	NA	NA
07/28/2021	04/06/2022	Citizens Financial Group Inc.	RI	Investors Bancorp, Inc.	NJ	26,802,111	10.50	10.17	1.10	10.72	0.35	310.77	3654.2	14.623	128.67	133.31	11.79	13.63	NA
04/19/2021	01/20/2022	HPS Investment Partners LLC	NY	Marlin Business Services Corp.	NJ	972,864	20.73	20.28	1.72	10.02	1.52	262.30	299.5	23.500	139.92	143.85	14.87	30.78	NA
07/12/2021	01/06/2022	Lakeland Bancorp	NJ	1st Constitution Bancorp	NJ	1,789,245	10.94	9.07	1.16	11.32	0.97	97.55	243.6	23.529	123.68	152.21	11.48	13.62	5.88
06/17/2021	12/01/2021	Columbia Financial Inc.	NJ	Freehold MHC	NJ	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA	NA
07/16/2021	11/18/2021	Spencer Savings Bank SLA	NJ	Mariner’s Bank	NJ	422,048	9.72	9.72	1.07	11.11	2.27	33.83	50.8	67.664	123.74	123.74	14.31	12.02	3.05
09/03/2020	02/28/2021	Bogota Financial Corp. (MHC)	NJ	Gibraltar Bank	NJ	107,314	11.92	11.92	0.27	2.27	0.08	750.00	NA	NA	NA	NA	NA	NA	NA
03/12/2020	07/31/2020	Provident Financial Services	NJ	SB One Bancorp	NJ	2,001,657	9.95	8.63	1.20	11.66	0.83	79.77	212.1	22.092	103.77	121.47	9.20	10.59	3.25
12/18/2019	07/10/2020	Kearny Financial Corp.	NJ	MSB Financial Corp.	NJ	591,253	10.86	10.86	0.71	6.08	2.24	42.78	95.7	18.291	150.82	150.82	22.86	16.21	8.29
12/03/2019	04/01/2020	Columbia Financial Inc. (MHC)	NJ	RSB Bancorp, MHC	NJ	442,128	13.68	13.68	-0.80	-5.52	0.47	60.74	NA	NA	NA	NA	NA	NA	NA
08/16/2019	01/02/2020	ConnectOne Bancorp Inc.	NJ	Bancorp of New Jersey, Inc.	NJ	924,718	10.01	10.01	0.65	6.56	1.42	72.25	113.4	15.480	122.04	122.04	19.60	12.27	4.62
08/09/2019	01/01/2020	OceanFirst Financial Corp.	NJ	Two River Bancorp	NJ	1,153,797	10.52	9.10	1.05	10.07	0.80	185.02	181.2	20.793	148.25	174.24	15.40	15.71	9.50
06/26/2019	12/01/2019	Valley National Bancorp	NJ	Oritani Financial Corp.	NJ	4,074,702	13.02	13.02	1.28	9.62	0.27	274.01	734.7	16.288	138.35	138.35	13.69	18.03	9.72
06/24/2019	11/08/2019	1st Constitution Bancorp	NJ	Shore Community Bank	NJ	273,938	11.62	11.62	1.45	13.20	0.62	343.90	51.7	16.544	162.28	162.28	13.23	18.86	9.98
06/07/2019	11/01/2019	Columbia Financial Inc. (MHC)	NJ	Stewardship Financial Corporation	NJ	961,130	8.56	8.56	0.83	10.08	0.77	108.70	137.2	15.750	166.74	166.74	17.31	14.28	8.19
03/19/2019	09/30/2019	First Bank	NJ	Grand Bank, National Association	NJ	196,935	11.27	11.04	0.49	4.56	4.15	42.19	22.1	42326.297	99.33	101.74	27.83	11.20	0.27
10/25/2018	01/31/2019	OceanFirst Financial Corp.	NJ	Capital Bank of New Jersey	NJ	495,306	9.31	9.31	1.20	13.23	0.06	NM	76.8	30.238	166.66	166.66	13.16	15.51	7.63
08/23/2018	01/04/2019	Lakeland Bancorp	NJ	Highlands Bancorp, Inc.	NJ	487,870	6.21	5.98	0.55	8.60	0.74	136.70	56.7	19.793	NA	NA	22.49	11.62	NA
06/20/2018	12/21/2018	SB One Bancorp	NJ	Enterprise Bank N.J.	NJ	243,703	12.45	12.45	0.81	6.26	1.07	201.41	49.8	13.773	148.25	148.25	24.36	20.42	16.77
05/24/2018	10/31/2018	MB MHC	NJ	Metuchen, MHC	NJ	259,000	10.26	10.26	0.13	1.26	0.19	447.02	NA	NA	NA	NA	NA	NA	NA

				Average:		2,078,480	11.04	11.02	0.80	7.55	1.03	194.31			136.50	142.25	16.98	15.34	6.96
				Median:		544,087	10.52	10.24	0.82	9.11	0.78	122.70			138.35	143.85	15.14	13.96	7.63

Source: S&P Global Market Intelligence.

EXHIBIT IV-5

Somerset Savings Bank, SLA

Director and Senior Management Summary Resumes

Exhibit IV-5

Somerset Savings Bank, SLA

Director and Senior Management Summary Resumes

MANAGEMENT OF SR BANCORP

Shared Management Structure

The directors of SR Bancorp are the same persons who are the directors of Somerset Savings Bank. In addition, each executive officer of SR Bancorp is also an executive officer of Somerset Savings Bank. We expect that SR Bancorp and Somerset Regal Bank will continue to have common executive officers unless and until there is a business reason to establish separate management structures. To date, executive officers and directors have been compensated for their services only by Somerset Savings Bank.

In connection with the Merger, the Executive Chairman of the Board of Directors of Regal Bancorp, David M. Orbach, and two other current Regal Bancorp board members, will join the Boards of Directors of SR Bancorp and Somerset Regal Bank upon completion of the Merger. Mr. Orbach will serve as Executive Chairman of the Board of Directors of SR Bancorp and as Executive Vice Chairman of the Board of Directors of Somerset Regal Bank. William P. Taylor will continue as Chief Executive Officer and Chairman of the Board of Directors of Somerset Regal Bank and will serve as Chief Executive Officer and a director of SR Bancorp. Christopher J. Pribula will continue as President, Chief Operating Officer and a director of Somerset Regal Bank and SR Bancorp. In addition, Messrs. Orbach, Taylor and Pribula entered into employment agreements with SR Bancorp and Somerset Savings Bank at the time of execution of the Merger Agreement, which will become effective as of the closing of the Merger.

Executive Officers of SR Bancorp and Somerset Savings Bank

The following table lists the individuals who are the current executive officers of SR Bancorp and Somerset Savings Bank, their ages as of June 30, 2022 and the positions they hold.

Name	Age	Position
William P. Taylor	64	Chief Executive Officer
Christopher J. Pribula	57	President and Chief Operating Officer
David W. Wigg	62	Senior Vice President – Mortgage Lending
Harris M. Faqueri	39	Vice President and Chief Financial Officer

The executive officers of Somerset Savings Bank (and the executive officers of Somerset Regal Bank will be) are elected annually.

Directors of Somerset Savings Bank and SR Bancorp

Composition of our Board. SR Bancorp has six directors. Directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Somerset Savings Bank are elected by SR Bancorp as its sole shareholder. Following completion of our acquisition of Regal Bancorp, we will increase the size of our board to nine members and will appoint David Orbach and two other directors, each of whom will be a current board member of Regal Bancorp, to our Board.

Exhibit IV-5 (continued)

Somerset Savings Bank, SLA

Director and Senior Management Summary Resumes

The following table states our current directors’ names, their ages as of June 30, 2022, and the years when they began serving as directors of Somerset Savings Bank and when their current term expires:

Name	Position(s) Held With Somerset Savings Bank	Age	Director Since	Current Term Expires
William P. Taylor	Chairman and Chief Executive Officer	64	2007	2025
Mary E. Davey	Director	72	1995	2024
John W. Mooney	Director	72	2011	2024
Christopher J. Pribula	Director, President and Chief Operating Officer	57	2018	2023
James R. Silkensen	Director	77	2011	2024
Douglas M. Sonier	Director	72	1986	2025

The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William P. Taylor has served as Chairman of the Board of Somerset Savings Bank since 2018. Mr. Taylor has been Chief Executive Officer of Somerset Savings Bank since 2013 and prior to that, served as President since 2009. Mr. Taylor holds a Bachelor’s of Science degree from Wake Forest University in accounting. Mr. Taylor joined Somerset Savings Bank in 1983 as assistant vice president and controller. Mr. Taylor serves on the Board of the New Jersey Bankers Association and the Somerset County Business Partnership. Mr. Taylor’s extensive executive leadership and banking experience and knowledge of our market area enhances the breadth of experience of the Board of Directors.

Mary E. Davey has over 45 years of experience in upper management of non-profit organizations with responsibility for projects such as special needs housing, budget development and management, state and federal government grants, programmatic oversight and work with external auditors and outside funding bodies. Her profession includes membership in the National Association of Social Workers, Children’s Interagency Coordinating Council of Bergen County Executive Board and Chair of the Mental Health – Education Partnership/Subcommittee and a member of the Suicide Prevention and Education Committee for Bergen County and the Ridgewood Stigma-free Committee. Ms. Davey holds a Bachelor’s Degree in Sociology from Anna Maria College and a Master’s Degree in Social Work from Rutgers University. Ms. Davey is a civic leader with deep management and budgeting experience.

John W. Mooney is a retired Specialty Chemical Executive with 35 years of experience, progressing through manufacturing, marketing, business development and general management. He received a BS in Chemical Engineering from Rutgers University and an MBA from Rider University. He spent 33 years with National Starch and Chemical Company including seven years in a general manager position with global P&L responsibility for an $80 million unit supplying specialty chemicals to the Personal Care industry in the U.S., Europe and Asia. He spent the last few years of his career as Vice President of Business Development. Mr. Mooney serves on two non-profit boards: (1) The Central Jersey Housing Resource Center, where he also spent eight years as President; and (2) the Samaritan Homeless Interim Program. Mr. Mooney’s business experience is of significant benefit to the Board of Directors.

Exhibit IV-5 (continued)

Somerset Savings Bank, SLA

Director and Senior Management Summary Resumes

Christopher J. Pribula has been President and Chief Operating Officer of Somerset Savings Bank since 2019, having previously served as Executive Vice President and Chief Operating Officer beginning in 2013. Mr. Pribula worked in several community banks, including The Chatham Trust Company, West Jersey Community Bank, Prestige State Bank and Somerset Hills Bank, prior to joining Somerset Savings Bank in 2006 as Vice President - Operations Division Manager. Mr. Pribula serves on the Board of Raritan Valley Habitat for Humanity as Treasurer. Mr. Pribula is a graduate of Kean University with a degree in accounting. Mr. Pribula’s extensive banking and accounting experience provides expertise to the Board of Directors.

James R. Silkensen is a graduate of Pacific University and received an MBA from Oregon State University. Mr. Silkensen worked at the Federal Home Loan Bank Board for 12 years and at the New Jersey League of Community Bankers for 25 years, serving the last few years as President. Mr. Silkensen served as Co-President and Chief Executive Officer of the New Jersey Bankers Association for the last two years of his career. He has served in various volunteer leadership positions at the Cranford United Methodist Church and currently serves on the Board of Trustees of the Charitable Foundation of the New Jersey Bankers Association. Mr. Silkensen brings significant banking and regulatory experience to the Board of Directors.

Douglas M. Sonier is a graduate from Rider University with a BS in Accounting. He began his career with the accounting and advisory firm of WithumSmith+Brown where he was a partner for over 40 years and is currently an Emeritus Partner. His experience is primarily with privately held and not-for-profit businesses in the manufacturing, professional service, retail, and wholesale/distribution sectors. Mr. Sonier’s accounting experience benefits our Board of Directors in its oversight of audit and financial reporting matters.

Additional SR Bancorp and Somerset Regal Bank Directors Following the Merger

David M. Orbach has served as Executive Chairman of the Board of Regal Bancorp since its formation and of Regal Bank since 2011. Mr. Orbach acted as the lead organizer in founding Regal Bank in 2007. Prior to joining Regal, from 2005 to 2011, Mr. Orbach was the Managing Partner and Founder of Gallant Funding, L.P., a private mezzanine and bridge lending company for commercial real estate in the New Jersey and New York regions. Before starting Gallant, he served as Vice President and General Counsel, as well as a Director and Corporate Secretary, of NorCrown Bank, a community bank based in Livingston, New Jersey. Prior to joining NorCrown, Mr. Orbach was an associate in the real estate department of the law firm of Pryor Cashman Sherman & Flynn LLP, located in New York, New York. Mr. Orbach is involved with numerous charitable and non-profit organizations and serves as a board member within several of these organizations. Mr. Orbach earned his B.A. in Economics from the City University of New York at Queens College and his J.D. from the Benjamin N. Cardozo School of Law. Mr. Orbach’s extensive banking experience and commercial real estate experience is of significant benefit to the Board of Directors.

Executive Officers of Somerset Savings Bank Who Are Not Also Directors

David W. Wigg has served as Senior Vice President, Mortgage Lending and CRA Officer since 2013. Mr. Wigg is primarily responsible for the Bank’s 1-4 family lending and loan servicing. Mr. Wigg received both a Bachelor of Arts and a Bachelor of Science degree in Business Administration from Slippery Rock State College. Mr. Wigg currently serves on the boards of Central Jersey Housing Resource Center, Bethel Ridge, and Avidd Community Services of New Jersey. He serves as the Treasurer on both the Central Jersey Housing Resource board and the Bethel Ridge board.

Harris Faqueri has served as Vice President/Chief Financial Officer since March 2021. Mr. Faqueri served as Vice President, Accounting at Investors Bank, Short Hills, New Jersey where he was responsible for the management and oversight of various accounting and reporting, including facets of financial reporting and compliance. Mr. Faqueri is a graduate of Rutgers University with a Bachelor’s degree in Economics and an MBA in Professional Accounting.

Source: Somerset Savings’ prospectus.

EXHIBIT IV-6

Somerset Savings Bank, SLA

Pro Forma Regulatory Capital Ratios

Exhibit IV-6

Somerset Savings Bank, SLA

Pro Forma Regulatory Capital Ratios

	Somerset Savings Bank Historical at June 30, 2022		Pro Forma at June 30, 2022, Based Upon the Sale in the Stock Offering of(1)
			7,012,500 shares(2)		8,250,000 shares(2)		9,487,500 shares(2)		10,910,625 shares(2)
	Amount	Percent of Assets(1)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)	Amount	Percent of Assets(2)
	(Dollars in thousands)
Capital under generally accepted accounting principals	$118,231	18.23%	$200,929	16.31%	$206,016	16.66%	$215,746	17.31%	$221,596	17.69%

Tier 1 leverage capital Actual(3)	$125,546	19.35%	$188,347	15.29%	$193,434	15.64%	$203,164	16.30%	$209,014	16.69%
Requirement	32,432	5.00%	61,590	5.00%	61,844	5.00%	62,331	5.00%	62,623	5.00%

Excess	$93,114	14.35%	$126,757	10.29%	$131,590	10.64%	$140,833	11.30%	$146,391	11.69%

(1)	Shown as a percent of assets under generally accepted accounting principles and total assets for leverage ratio.
(2)	Reflects the issuance of 4,668,082 merger shares at the minimum and midpoint of the offering range and 5,251,592 merger shares at the maximum and maximum, as adjusted.
(3)	Reconciliation of capital adjustment for Somerset Savings Bank:

	Minimum	Midpoint	Maximum	Maximum, as Adjusted
	(In thousands)
Gross offering proceeds	$70,125	$82,500	$94,875	$109,106
Less: offering expenses	(3,083)	(3,207)	(3,331)	(3,473)
Less: loan to ESOP	(5,891)	(6,930)	(7,970)	(9,165)
Less: cash contributed to the foundation	(701)	(825)	(949)	(1,091)
Less: cash to fund the acquisition of Regal Bancorp	(11,670)	(11,670)	(5,835)	(5,835)
Less: cash retained by the holding company	(15,259)	(20,221)	31,018	(36,725)

Net cash infused into the Bank	33,521	39,647	45,772	52,817
Less: ESOP adjustment at Bank	(5,891)	(6,930)	(7,970)	(9,165)

Net increase in capital resulting from the offering	27,630	32,717	37,802	43,652
Net increase in capital resulting from the Merger	55,068	55,068	59,713	59,713

Increase in GAAP capital	$82,698	$87,785	$97,515	$103,365

Less: increase in disallowed intangible assets	$(19,897)	$(19,897)	$(19,897)	$(19,897)
Less: increase in disallowed servicing assets	$—	$—	$—	$—

Increase in Tier 1 capital	$62,801	$67,888	$77,618	$83,468

Source: Somerset Savings’ prospectus.

EXHIBIT IV-7

Somerset Savings Bank, SLA

Pro Forma Analysis Sheet

Exhibit IV-7

PRO FORMA ANALYSIS SHEET

WITH SHARES ISSUED FOR ACQUISITION OF REGAL BANCORP

Somerset Savings Bank, SLA

Prices as of September 19, 2022

				Peer Group				New Jersey Companies				All Publicly-Traded
Price Multiple	Symbol	Subject (1)		Mean		Median		Mean		Median		Mean		Median
Price-earnings ratio (x)	P/E	17.97	x	12.97	x	12.33	x	11.79	x	11.77	x	14.17	x	12.29	x
Price-core earnings ratio (x)	P/Core	17.95	x	12.80	x	12.29	x	11.66	x	11.60	x	14.33	x	12.14	x
Price-book ratio (%) =	P/B	57.11%		99.51%		95.69%		94.63%		89.83%		98.19%		91.89%
Price-tangible book ratio (%) =	P/TB	62.42%		102.24%		103.32%		110.68%		108.58%		108.28%		101.02%
Price-assets ratio (%) =	P/A	10.72%		12.37%		11.87%		12.91%		12.96%		13.04%		12.79%

Valuation Parameters
Pre-Conversion Earnings (2)(Y)	$7,428,000	ESOP Stock Purchases (E)	8.00	% (6)
Pre-Conversion Earnings (2)(CY)	$7,434,000	Cost of ESOP Borrowings (S)	0.00	% (5)
Pre-Conversion Book Value (2)(B)	$164,042,000	ESOP Amortization (T)	20.00	years
Pre-Conv. Tang. Book Value (2)(TB)	$144,145,000	RRP Amount (M)	4.00%
Pre-Conversion Assets(2)(A)	$1,173,743,000	RRP Vesting (N)	5.00	years (6)
Reinvestment Rate (3)(R)	3.01%	Foundation (F)	3.71%
Est. Conversion Expenses (4)(X)	3.89%	Tax Benefit (Z)	1,237,500
Tax Rate (TAX)	25.00%	Merger Shares (PATD)	35.02%
		Percentage Sold (PCT)	100.00%
		Option (O1)	10.00	% (7)
		Estimated Option Value (O2)	47.10	% (7)
		Option vesting (O3)	5.00	(7)
		Option pct taxable (O4)	25.00	% (7)

Calculation of Pro Forma Value After Conversion

1. V=	P/E * (Y)	V=	$133,305,820
	1- P/E * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

2. V=	P/Core * (Y)	V=	$133,305,820
	1- P/core * PCT * ((1-X-E-M-F-PATD)*R*(1-TAX) - (1-TAX)*E/T - (1-TAX)*M/N) - (1-(TAX*O4))*(O1*O2)/O3)

3. V=	P/B * (B+Z)	V=	$133,305,820
	1 - P/B * PCT * (1-X-E-M-F-PATD)

4. V=	P/TB * (TB+Z)	V=	$133,305,820
	1 - P/TB * PCT * (1-X-E-M-F-PATD)

5. V=	P/A * (A+Z)	V=	$133,305,820
	1 - P/A * PCT * (1-X-E-M-F-PATD)

	Offering Valuation Range
Conclusion	Shares Issued To the Public	Price Per Share	Gross Offering Proceeds	Merger Shares Issued To Regal	Shares Issued To Foundation	Total Shares Issued	Pro Forma Market Value After Merger	Merger Shares Pct. Of Total
Supermaximum	10,910,625	10.00	$109,106,250	5,251,592	545,531	16,707,748	$167,077,480	31.43%
Maximum	9,487,500	10.00	94,875,000	5,251,592	474,375	15,213,467	152,134,670	34.52%
Midpoint	8,250,000	10.00	82,500,000	4,668,082	412,500	13,330,582	133,305,820	35.02%
Minimum	7,012,500	10.00	70,125,000	4,668,082	350,625	12,031,207	120,312,070	38.80%

(1)	Pricing ratios shown reflect the midpoint value.
(2)	Historical Somerset Savings and Regal Bancorp combined, including merger adjustments.
(3)	Net return eqyals a reinvestment rate of 3.01%, and a tax rate of 25.0%.
(4)	Offering expenses shown at estimated midpoint value as a percent of total offering proceeds.
(5)	No cost is applicable since holding company will fund the ESOP loan.
(6)	ESOP and RRP amortize over 20 years and 5 years, respectively; amortization expenses tax effected at 25.0%.
(7)	10% option plan with an estimated Black-Scholes valuation of 47.1% of the exercise price, including a 5 year vesting with 25% of the options (granted to directors) tax effected at 25.00%.

EXHIBIT IV-8

Somerset Savings Bank, SLA

Pro Forma Effect of Conversion Proceeds

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Minimum

1. Offering Proceeds				$70,125,000
Less: Estimated Offering Expenses				3,083,250

Net Conversion Proceeds				$67,041,750

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds				$67,041,750
Less: Cash Contribution to Foundation				701,250
Less: Non-Cash Stock Purchases (1)				8,835,750

Net Proceeds Reinvested				$57,504,750
Estimated net incremental rate of return				2.26%

Reinvestment Income				$1,298,170
Less: Estimated cost of ESOP borrowings (2)				0
Less: Amortization of ESOP borrowings (3)				220,894
Less: Amortization of Options (4)				650,256
Less: Restricted Stock Plan Vesting (5)				441,788

Net Earnings Impact				($14,767)

3. Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
12 Months ended June 30, 2022 (reported)		$7,428,000	($14,767)	$7,413,233
12 Months ended June 30, 2022 (core)		$7,434,000	($14,767)	$7,419,233

4. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$164,042,000	$57,504,750	$1,051,875	$222,598,625
June 30, 2022 (Tangible)	$144,145,000	$57,504,750	$1,051,875	$202,701,625

5. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$1,173,743,000	$57,504,750	$1,051,875	$1,232,299,625

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Midpoint

1. Offering Proceeds				$82,500,000
Less: Estimated Offering Expenses				3,207,000

Net Conversion Proceeds				$79,293,000

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds				$79,293,000
Less: Cash Contribution to Foundation				825,000
Less: Non-Cash Stock Purchases (1)				10,395,000

Net Proceeds Reinvested				$68,073,000
Estimated net incremental rate of return				2.26%

Reinvestment Income				$1,536,748
Less: Estimated cost of ESOP borrowings (2)				0
Less: Amortization of ESOP borrowings (3)				259,875
Less: Amortization of Options (4)				765,007
Less: Restricted Stock Plan Vesting (5)				519,750

Net Earnings Impact				($7,884)

3. Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
12 Months ended June 30, 2022 (reported)		$7,428,000	($7,884)	$7,420,116
12 Months ended June 30, 2022 (core)		$7,434,000	($7,884)	$7,426,116

4. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$164,042,000	$68,073,000	$1,237,500	$233,352,500
June 30, 2022 (Tangible)	$144,145,000	$68,073,000	$1,237,500	$213,455,500

5. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$1,173,743,000	$68,073,000	$1,237,500	$1,243,053,500

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Maximum

1. Offering Proceeds				$94,875,000
Less: Estimated Offering Expenses				3,330,750

Net Conversion Proceeds				$91,544,250

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds				$91,544,250
Less: Cash Contribution to Foundation				948,750
Less: Non-Cash Stock Purchases (1)				11,954,250

Net Proceeds Reinvested				$78,641,250
Estimated net incremental rate of return				2.26%

Reinvestment Income				$1,775,326
Less: Estimated cost of ESOP borrowings (2)				0
Less: Amortization of ESOP borrowings (3)				298,856
Less: Amortization of Options (4)				879,758
Less: Restricted Stock Plan Vesting (5)				597,713

Net Earnings Impact				($1,001)

3. Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
12 Months ended June 30, 2022 (reported)		$7,560,000	($1,001)	$7,558,999
12 Months ended June 30, 2022 (core)		$7,566,000	($1,001)	$7,564,999

4. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$169,877,000	$78,641,250	$1,423,125	$249,941,375
June 30, 2022 (Tangible)	$149,980,000	$78,641,250	$1,423,125	$230,044,375

5. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$1,179,578,000	$78,641,250	$1,423,125	$1,259,642,375

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

Exhibit IV-8

PRO FORMA EFFECT OF CONVERSION PROCEEDS

Somerset Savings Bank, SLA

At the Supermaximum Value

1. Offering Proceeds				$109,106,250
Less: Estimated Offering Expenses				3,473,063

Net Conversion Proceeds				$105,633,187

2. Estimated Additional Income from Conversion Proceeds

Net Conversion Proceeds				$105,633,187
Less: Cash Contribution to Foundation				1,091,063
Less: Non-Cash Stock Purchases (1)				13,747,387

Net Proceeds Reinvested				$90,794,737
Estimated net incremental rate of return				2.26%

Reinvestment Income				$2,049,691
Less: Estimated cost of ESOP borrowings (2)				0
Less: Amortization of ESOP borrowings (3)				343,685
Less: Amortization of Options (4)				1,011,722
Less: Restricted Stock Plan Vesting (5)				687,369

Net Earnings Impact				$6,915

3. Pro Forma Earnings		Before Conversion	Net Earnings Increase	After Conversion
12 Months ended June 30, 2022 (reported)		$7,560,000	$6,915	$7,566,915
12 Months ended June 30, 2022 (core)		$7,566,000	$6,915	$7,572,915

4. Pro Forma Net Worth	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$169,877,000	$90,794,737	$1,636,594	$262,308,331
June 30, 2022 (Tangible)	$149,980,000	$90,794,737	$1,636,594	$242,411,331

5. Pro Forma Assets	Before Conversion	Net Cash Proceeds	Tax Benefit (6) Of Contribution	After Conversion
June 30, 2022	$1,179,578,000	$90,794,737	$1,636,594	$1,272,009,331

(1)	Includes ESOP and RRP stock purchases equal to 8.0% and 4.0% of the offering and foundation shares issued, respectively.
(2)	ESOP stock purchases are internally financed by a loan from the holding company.
(3)	ESOP borrowings are amortized over 20 Years, amortization expense is tax-effected at a 25.0% rate.
(4)	Option valuation based on Black-Scholes model, 5 year vesting, and assuming 25% taxable.
(5)	RRP is amortized over 5 years, and amortization expense is tax effected at 25.0%.
(6)	Reflects tax benefit of contribution to Foundation.

EXHIBIT V-1

RP® Financial, LC.

Firm Qualifications Statement

FIRM QUALIFICATION STATEMENT

RP® Financial (“RP®) provides financial and management consulting, merger advisory and valuation services to the financial services industry nationwide. We offer a broad array of services, high quality and prompt service, hands-on involvement by principals and senior staff, careful structuring of strategic initiatives and sophisticated valuation and other analyses consistent with industry practices and regulatory requirements. Our staff maintains extensive background in financial and management consulting, valuation and investment banking. Our clients include commercial banks, thrifts, credit unions, mortgage companies, insurance companies and other financial services companies.

STRATEGIC PLANNING SERVICES

RP®’s strategic planning services are designed to provide effective feasible plans with quantifiable results. We analyze strategic options to enhance shareholder value, achieve regulatory approval or realize other objectives. Such services involve conducting situation analyses; establishing mission/vision statements, developing strategic goals and objectives; and identifying strategies to enhance franchise and/or market value, capital management, earnings enhancement, operational matters and organizational issues. Strategic recommendations typically focus on: capital formation and management, asset/liability targets, profitability, return on equity and stock pricing. Our proprietary financial simulation models provide the basis for evaluating the impact of various strategies and assessing their feasibility and compatibility with regulations.

MERGER ADVISORY SERVICES

RP®’s merger advisory services include targeting potential buyers and sellers, assessing acquisition merit, conducting due diligence, negotiating and structuring merger transactions, preparing merger business plans and financial simulations, rendering fairness opinions, preparing mark-to-market analyses, valuing intangible assets and supporting the implementation of post-acquisition strategies. Our merger advisory services involve transactions of financially healthy companies and failed bank deals. RP® is also expert in de novo charters and shelf charters. Through financial simulations, comprehensive data bases, valuation proficiency and regulatory familiarity, RP®’s merger advisory services center on enhancing shareholder returns.

VALUATION SERVICES

RP®’s extensive valuation practice includes bank and thrift mergers, thrift mutual-to-stock conversions, goodwill impairment, insurance company demutualizations, ESOPs, subsidiary companies, merger accounting and other purposes. We are highly experienced in performing appraisals which conform to regulatory guidelines and appraisal standards. RP® is the nation’s leading valuation firm for thrift mutual-to-stock conversions, with appraised values ranging up to $4 billion.

OTHER CONSULTING SERVICES

RP® offers other consulting services including evaluating the impact of regulatory changes (TARP, etc.), branching and diversification strategies, feasibility studies and special research. We assist banks/thrifts in preparing CRA plans and evaluating wealth management activities on a de novo or merger basis. Our other consulting services are facilitated by proprietary valuation and financial simulation models.

KEY PERSONNEL (Years of Relevant Experience & Contact Information)

Ronald S. Riggins, Managing Director (41)	(703) 647-6543	rriggins@rpfinancial.com
William E. Pommerening, Managing Director (37)	(703) 647-6546	wpommerening@rpfinancial.com
Gregory E. Dunn, Director (38)	(703) 647-6548	gdunn@rpfinancial.com
James P. Hennessey, Director (34)	(703) 647-6544	jhennessey@rpfinancial.com
James J. Oren, Director (34)	(703) 647-6549	joren@rpfinancial.com

Washington Headquarters
1311-A Dolley Madison Boulevard	Telephone: (703) 528-1700
Suite 2A	Fax No.: (703) 528-1788
McLean, VA 22101	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com